Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

Playtika Ltd.,

Playtika Holding Corp.,

SuperPlay Ltd.,

The Shareholders of SuperPlay Ltd. listed in Schedule I

and

Gigi Levy-Weiss,

as the Representative

Dated as of September 18, 2024

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11.10	Company Securityholders	105
11.11	Governing Law; Arbitration	105

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Founders and Certain Employees Amendment to Employment Agreement
Exhibit B	Optionee Undertaking
Exhibit C	Paying Agent Agreement
Exhibit D	Escrow Agreement
Exhibit E	Director Resignation and Release Letter
Exhibit F	Retention Plan

Schedules

Schedule I	Shareholders of the Company
Schedule 1.1(a)	Additional Escrow Amount
Schedule 1.1(b)	Example of the calculation of the Adjusted EBITDA
Schedule 1.1 (c)	Additional Closing Date Indebtedness Schedule
Schedule 1.1 (d)	Closing Date Working Capital Information.
Schedule 1.1(e)	Earnout Consideration Additional Parameters
Schedule 1.1(f)	List of Key Employees
Schedule 1.1(g)	Knowledge Persons
Schedule 1.1(h)	Permitted Liens
Schedule 2.2(b)(iv)	Services Companies
Schedule 2.5(b)	Transaction Expenses Schedule
Schedule 2.6(a)	Example of Estimated Closing Statement
Schedule 2.7(a)	Example of the calculation of the First Year Earnout Consideration
Schedule 2.7(b)	Example of the calculation of the Second Year Earnout Consideration
Schedule 2.7(c)	Example of the calculation of the Third Year Earnout Consideration
Schedule 2.7(e)(i)(a)	Maximum Marketing Expenses for the Interim Period
Schedule 2.7(e)(i)(b)	Examples for the Interim Period Adjustment Amount
Schedule 2.7(e)(ii)	Examples for the Interim Period Closing Adjustment Payment
Schedule 2.7(g)(ii)(a)	Minimum Quarterly Gap Requirements
Schedule 2.7(g)(ii)(b)	First Year Allowed Budget
Schedule 2.7(g)(iii)	Example of calculation of Gap and Marketing Expenses deviation
Schedule 2.7(g)(iv)	Examples for the adjustment of the Adjusted EBITDA pursuant to the provisions of Section 2.7(g)(iv)
Section 2.7(g)(v)	Examples for the adjustment of the Purchase Price pursuant to the provisions of Section 2.7(g)(v)
Schedule 2.7(h)	Recipients of Information Rights Disclosure Schedule
Schedule 5.4	Buyer Consents
Schedule 6.2(b)	Current Negotiations
Schedule 6.2(m)	Purchases or Licenses of Intellectual Property
Schedule 6.2(o)	Permitted Indebtedness
Schedule 6.5(c)	Antitrust Jurisdictions
Schedule 6.9(a)	Indemnification Agreements
Schedule 6.12	Restricted Parties
Schedule 6.13	RWI Policy
Schedule 6.14	Transition Matters
Schedule 8.2(d)(i)	Material Contracts
Schedule 8.2(d)(ii)	Terminated Agreements
Schedule 8.2(d)(iii)	Notices

Schedule 9.2(a)(x)	The Special Claim
Schedule 9.2(a)(xi)	The Additional Claim
Schedule 9.6	The Special Escrow Amount release conditions and the Additional Escrow Amount release conditions

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 18, 2024 by and among Playtika Ltd., a company organized under the laws of the State of Israel (“Buyer”), Playtika Holding Corp., a company organized under the laws of the State of Delaware (“Buyer Parent”), SuperPlay Ltd., a company organized under the laws of the State of Israel (the “Company”), the shareholders of the Company listed in Schedule I attached hereto (the “Sellers”), and Gigi Levy-Weiss, solely in his capacity as representative of the Company Securityholders (the “Representative”). Each capitalized term used in this Agreement and not otherwise defined shall have the meaning ascribed to such term in ARTICLE I hereof.

RECITALS

A. Buyer wishes to acquire all of the issued and outstanding Company Shares, which, immediately prior to the Closing, will constitute, together with the Company Options, 100% of the issued and outstanding share capital of the Company on a fully diluted basis, all on the terms and subject to the conditions of this Agreement and applicable law.

B. The Sellers, are the holders of 100% of the issued and outstanding Company Shares, desire to sell to Buyer all of the Company Shares held by them for the consideration and on the terms set forth in this Agreement.

C. The Board of Directors and shareholders of the Company have approved this Agreement and the transactions contemplated hereby.

D. Buyer Parent directly or indirectly owns all of the issued and outstanding equity interests of Buyer, and has agreed to guarantee the obligations of Buyer hereunder and assume certain obligations as set forth herein.

E. The Board of Directors of Buyer and Buyer Parent has approved this Agreement and the transactions contemplated hereby.

F. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Buyer to enter into this Agreement, each of the Founders and certain employees listed under Exhibit A is entering into or executing, as applicable, an amendment to their employment agreement in the forms attached hereto as Exhibit A (collectively, the “Founders and Certain Employees Amendment to Employment Agreements”), to be effective as of the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Certain Defined Terms.

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Action” shall mean any suit, action, claim, arbitration, proceeding or investigation by any Governmental Entity or any other Person, and any appeal therefrom.

“Additional Escrow Amount” shall have the meaning set forth under Schedule 1.1(a).

“Adjusted EBITDA” shall mean, with respect to a certain fiscal year, the Company’s EBITDA (i.e., the aggregate amount of earnings before interest, tax, depreciation, and amortization, in US$, as determined according to the annual audited consolidated financial statements of the Company for the applicable fiscal year complaint with GAAP standards), disregarding the following exceptional items: (i) non-operating income or expense (including, without limitation, investment income or forgiveness of loans); (ii) income or expense generated from any business and/or asset acquired by the Company and/or any of its Subsidiaries following the Closing unless otherwise agreed between Buyer and the Representative; (iii) capital gains and/or losses; (iv) the Retention Amount made or to be made pursuant to Section 6.11(d); (v) share based compensation expenses; (vi) any expenses directly related to Buyer and/or Buyer Parent’s (or any of their affiliates’) funding of the Company; (vii) any general corporate overhead expenses or allocations that are not directly attributable to the Company unless such services are approved or requested by any of the Founders; (viii) any one-time items expenses related to cleaning and fixing of fire and floods damages and (ix) any Transaction Expenses; and Schedule 1.1(b) sets forth an example of the calculation of the Adjusted EBITDA.

“Additional Escrow Fund” shall mean the Additional Escrow Amount, plus any interest paid or earned on the Additional Escrow Amount.

“Adjustment Amount” shall mean the net amount (which may be positive or negative) of all increases or decreases to the Closing Date Purchase Price pursuant to Section 2.6(d).

“Adjustment Escrow Account” shall mean the account established under the Escrow Agreement for purposes of funding Company Securityholders’ payment of the Adjustment Amount, if applicable, under Section 2.6.

“Adjustment Escrow Amount” shall mean Ten Million Dollars ($10,000,000).

“Adjustment Escrow Fund” shall mean the Adjustment Escrow Amount, plus any interest paid or earned on the Adjustment Escrow Amount.

“Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; it being understood that with respect to any Securityholder which is a venture capital fund, any of the portfolio companies of such Securityholder will not be deemed an Affiliate.

“Antitrust Laws” shall mean all applicable local and foreign antitrust Laws (including the HSR Act) and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approved VAT” shall mean, (i) any refund received following the Closing Date by the Company from the VAT authorities, of value added Tax in connection with the Closing Date Transaction Expenses; and (ii) any value added Tax in connection Closing Date Transaction Expenses, which were not refunded prior to the Closing or under sub-section (i) above and which the VAT authorities approved the Company to offset from future VAT payment.

“Base Amount” shall mean Seven Hundred Million Dollars ($700,000,000).

“Baseline” shall mean the First Year Baseline, Second Year Baseline and Third Year Baseline, as applicable.

“Business Day” shall mean each day that is not a Friday, Saturday, Sunday or other day on which banking institutions located in Tel Aviv, Israel or New York, NY are authorized or obligated by Law or Order to close.

“Cause” shall mean (i) the relevant Person engagement in fraud or willful misconduct or acting in intentional bad faith with regard to the business, assets or employees of the Company, the Buyer or any of their Affiliates thereof, monetarily or otherwise; (ii) the relevant Person (A) breach of any confidentiality, non-competition and/or non-solicitation obligations set forth in (a) relevant Person’s employment agreement (as amended) and/or (b) any other agreement signed by such relevant Person with the Company and/or the Buyer and/or their Affiliates (as amended) (if any); and (B) material breach of his employment agreement, with respect to each (A) or (B), if not cured (if curable) within 15 days following receipt of written notice of such breach); (iii) the relevant Person’s conviction of, or plea of no contest or nolo contendre to, any crime or offense that may discredit the Company or its Affiliate or is adversely effects to the reputation or goodwill of the Company or its Affiliates; or (iv) the commission of an illegal or unethical act by the relevant Person that may reflect negatively in a materially adverse manner on the Company or its Affiliates; or (v) circumstances which allow the Company, under any applicable law to terminate the employment of the relevant Person without payment of severance pay (in whole or in part).

“Closing Date Cash and Cash Equivalents” shall mean the sum of the fair market value of all cash, cash deposits and cash equivalents (other than any Restricted Cash) as defined by and determined in accordance with GAAP of the Company as of immediately prior to the Closing.

“Closing Date Indebtedness” shall mean the Indebtedness as of immediately prior to the Closing, on the Closing, including such triggered by the Closing (for the avoidance of doubt, (i) including any payment and/or obligation for payment set under Schedule 1.1(c) (the “Additional Closing Date Indebtedness Schedule”; and (without duplication) (ii) any Closing Indebtedness Payment, both of which shall not decrease the Closing Date Indebtedness).

“Closing Date Purchase Price” shall mean (a) the Base Amount, plus (b) the Estimated Cash and Cash Equivalents, plus (c) the amount, if any, by which the Estimated Closing Date Working Capital exceeds the Target Working Capital, minus, (d) the amount, if any, by which the Estimated Closing Date Working Capital is less than the Target Working Capital, minus (e) the Estimated Closing Date Indebtedness, minus (f) the amount of the Estimated Closing Date Transaction Expenses in each case calculated in Dollars based on (where applicable) the trailing average US$:NIS exchange rate for the 5 Business Days ending on the day prior to the Closing Date, as published by the Bank of Israel. In addition, as part of the determination of the Final Closing Date Purchase Price, the Interim Period Adjustment Amount, and the Interim Period Closing Adjustment Payment, shall be taken into account pursuant to the provisions of Sections 2.6(c)—2.6(e) below.

“Closing Date Transaction Expenses” shall mean, to the extent unpaid as of the Closing Date, the aggregate amount of all liabilities, fees and expenses, incurred or payable by the Company Securityholders or the Company, together with any value added Tax payable in connection therewith, including self-accounted VAT on payments to foreign vendors, which were not refunded by the VAT authorities prior to the Closing Date, for (a) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and consummation of the terms and conditions of this Agreement and the transactions contemplated hereby, including (i) for the avoidance of doubt, in connection with any consultation on antitrust matters and/or filings in connection with the transaction contemplated hereby (but for the avoidance of doubt, excluding any such anti-trust filings fees (all of which shall be paid by Buyer)); and (ii) for the avoidance of doubt, the preparation of any financial reports in connection with the transaction contemplated hereby; (iii) in connection with the attainment of specific tax withholding exemptions or applicable tax ruling for the 3(i) Options (if any); and (iv) the fees and expenses of the 102 Trustee and 50% of the fees and expenses of each of the Escrow Agent and the Paying Agent, in each case, together with any value added Tax payable in connection therewith, (b) severance, bonus, retention, change in control or other similar payments paid or required to be paid to employees of the Company or its Subsidiaries in connection with consummation of the Transactions (excluding, for the avoidance of doubt, any severance payments payable to employees terminated after the Closing Date) and, in each case, the amount of the employer’s portion of any employment, payroll or social security Taxes with respect thereto (collectively, “Change in Control Fees”), (c) the D&O Insurance, (d) 50% of the costs of the R&W Insurance Policy, (e) the amount of the employer’s portion of any employment, payroll or social security Taxes payable in respect of Company Options pursuant to the terms of this Agreement, (f) any payments incurred as of or prior to the Closing or will be incurred by the Company (pursuant to an agreement entered into effect prior to the Closing) as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the transactions contemplated by this Agreement together with any value added Tax payable, if any, in connection therewith which were not refunded by the VAT prior to the Closing Date, (g) any withholding, payroll, employment or similar Taxes, if any, required to be withheld or paid by Buyer (on behalf of the Company) or the Company in respect to the Purchase Price payable pursuant to this Agreement, and (h) any other amounts paid or to be paid by the Company (or the Subsidiaries) to third parties in connection with the transactions contemplated hereby.

“Closing Date Working Capital” shall mean an amount equal to the current assets of the Company minus the current liabilities of the Company, in each case, calculated as of immediately prior to the Closing in accordance with GAAP. For the avoidance of doubt, “Closing Date Working Capital” shall not include (a) any amounts reflected in the Closing Date Indebtedness, Closing Date Cash and Cash Equivalents or Closing Date Transaction Expenses, (b) any intercompany receivables, payables or loans of any kind or nature between or among the Company and Sellers, (c) any obligations of the Company under leases which have been or must be recorded as capital leases in accordance with GAAP, or (d) any Tax assets, except for ongoing VAT refunds. It is agreed that the provisions of Schedule 1.1(d) shall apply to the “Closing Date Working Capital”.

“Closing Indebtedness Payment” shall mean the Indebtedness amount set forth on the Indebtedness Schedule, to be paid at Closing pursuant to Schedule 8.3(c)(ii).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company Business” shall mean all activities conducted by the Company in the design, development, manufacture, production, testing, marketing, licensing, distribution, and sale of any Company Offerings.

“Company Intellectual Property” shall mean any and all Intellectual Property that are owned by, or purported to be owned by, the Company.

“Company Material Adverse Effect” shall mean any change, fact, circumstance, condition, event or effect (each, an “Effect”), individually or when taken together with all other Effects, that have occurred on or prior to the date of determination of the occurrence of a Company Material Adverse Effect (i) that has had, or could reasonably be expected to have, a material and adverse effect on the business, operations, results of operations, assets, liabilities or condition of the Company, taken as a whole (except for any Closing Date Transaction Expenses), or (ii) that could reasonably be expected to materially impede the authority or ability of the Company and/or the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Company Material Adverse Effect has occurred there shall be excluded any Effect resulting from, or arising out of, any of the following: (A) changes in economic conditions in the applicable capital markets, or financial credit in general or other changes affecting the Company’s industry (which for the avoidance of doubt, is the casual mobile games industry) generally, (B) changes in GAAP occurring after the date hereof, (C) acts of war or terrorism, armed hostilities, or any other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, or any government shutdown, (D) earthquake, fire, storm, flood or other acts of god that do not have a materially disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates, (E) epidemics, pandemics, or disease outbreaks (including the COVID-19 virus) or any other public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), (F) any action taken by the Company, as required under this Agreement or which the Buyer has specifically approved in writing or the failure to take any action prohibited by this Agreement and (G) the execution, pendency, announcement or consummation of the transactions contemplated by this Agreement (provided that in the case of clauses (A) through (G), such change, effect, event, circumstance, or condition does not disproportionately affect the Company in any material respect relative to similarly situated participants in the industry in which the Company operates).

“Company Option Plan(s)” shall mean the Company’s 2019 Option Plan and any other compensatory equity incentive or option plans or option or other equity award Contract of the Company, including equity incentive or option plans or option or other equity award Contracts assumed by the Company pursuant to a merger or acquisition.

“Company Options” shall mean any option to purchase or otherwise acquire Company Shares (whether or not vested) outstanding under the Company Option Plans or otherwise.

“Company Offerings” shall mean all products, technologies, software, games, and services (including products currently under development) owned, made, marketed, provided, distributed, sold or licensed by or on behalf of the Company and/or its Subsidiaries as of date hereof and as of the Closing, and all products and services which the Company currently intends to make commercially available, market, distribute, sell, or license out, since its inception.

“Company Ordinary Share” shall mean Ordinary share of the Company with a par value of NIS 0.01 each.

“Company Preferred Share” shall mean the Series Seed 1- Preferred Share with a par value of NIS 0.01 each, the Series Seed 2- Preferred Share with a par value of NIS 0.01 each and the Series A Preferred Share with a par value of NIS 0.01 each, collectively.

“Company Securities” shall mean, immediately prior to the Closing, the Company Shares, the Company Options and warrants, as set forth in the Allocation Statement.

“Company Securityholder” shall mean any holder, immediately prior to the Closing, of any Company Shares or Company Options or warrants.

“Company Shareholder” shall mean any holder of any Company Shares immediately prior to the Closing.

“Company Shares” shall mean the Company Ordinary Shares, the Company Preferred Shares and any other issued and outstanding shares of the Company.

“Confidentiality Agreement” shall mean the mutual confidentiality agreement effective as of May 3, 2024, by and between the Buyer Parent and the Company.

“Consents” shall mean consents, assignments, Permits, Orders, certifications, concessions, franchises, approvals, authorizations, registrations, filings, registrations, waivers, declarations or filings with, of or from any Governmental Entity, parties to Contracts or any third Person.

“Contract” shall mean any written or binding oral mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Copyleft License” shall mean any license that requires, as a condition of use, modification or distribution of software licensed thereunder, that such software, or other software or content incorporated into, derived from, used, or distributed with such software: (i) in the case of software, be made available to any third party recipient in a form other than binary (e.g., source code) form, (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of software, be made available to any third-party recipient under terms that allow software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law), or (iv) be made available to any third-party recipient at no license fee. Copyleft Licenses include, without limitation, the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Disability” shall mean, as it relates to a Founder’s termination—a termination of the Founder’s engagement with the Company if, for physical or mental reasons which are expected to last for a continuous period of not less than 120 days, the Founder is unable to perform the essential functions of his duties under the Founder’s engagement agreement with the Company.

“Dollars” or “$” shall mean United States dollars.

“Earnout Adjusted EBITDA” shall mean, with respect to a certain fiscal year, the Adjusted EBITDA (as defined above), following the adjustment pursuant to Section2.7(g)(iv).

“Earnout Adjusted EBITDA Margin” shall mean the percentage ratio obtained by dividing Earnout Adjusted EBITDA by the Gross Revenue, with respect to the applicable fiscal year.

“Earnout Consideration” shall mean the First Year Earnout Amount, the Second Year Earnout Amount and the Third Year Earnout Amount, and in addition the considerations and set offs set under Schedule 1.1(e).

“Earnout Period” shall mean the First Year Earnout Period, the Second Year Earnout Period or the Third Year Earnout Period.

“Employee” shall mean any current employee of the Company.

“Employee Agreement” shall mean each management, employment, severance, change of control, separation, sales, commission, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any non-standard agreement providing for acceleration of Company Options or similar equity awards, or any other agreement providing for compensation or benefits to an Employee or consultant) between the Company (or any Subsidiary thereof) and any Employee or consultant of the Company (or any Subsidiary thereof), whether written or unwritten, or with respect to which the Company has or may have any liability or obligation.

“Employee Plan” shall mean (a) all pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, equity-based compensation, phantom stock, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (b) all plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any current or former employee, director, officer or independent contractor or any dependent or beneficiary thereof, and (i) to which Company is a party or by which Company is bound, or (ii) with respect to which Company makes or is required to make any payments or contributions, or (iii) with respect to which Company may otherwise have any liability.

“Environmental Laws” shall mean any Law or Order relating to pollution, protection of public or worker health or safety or protection of the environment.

“Escrow Agent” shall mean IBI Trust Management Ltd., or such other escrow agent as may be agreed upon by the Buyer and the Representative.

“Escrow Amount” shall mean the sum of the Adjustment Escrow Amount, the Additional Escrow Amount, the General Indemnification Escrow Amount, and the Special Escrow Amount.

“Escrow Fund” shall mean the General Indemnification Escrow Fund, the Special Escrow Fund, the Adjustment Escrow Fund and the Additional Escrow Fund.

“Executive” shall mean any employee or consultant which directly reporting to the CEO, and/or any C-suite employee (e.g. chief financial officer, chief operating officer), GM, or VP level employee.

“Exercising Optionholder” shall mean an Optionholder who exercises his/her Company Options between the date hereof and the Closing Date.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any applicable Law or Order governing (a) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States, Israel or another country in which the Company operates; (b) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of Israel) located in Israel or abroad; (c) economic sanctions or embargoes; or (d) compliance with unsanctioned foreign boycotts.

“Final Closing Date Purchase Price” shall mean the Closing Date Purchase Price, as adjusted pursuant to Section 2.6 below.

“Foreign Investment Laws” shall mean all Laws that are designed to regulate transactions involving foreign investments with respect to any jurisdiction including any Laws that provide for review of national security matters.

“Founder” shall mean each of Gilad Almog and Eyal Netzer.

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

“General Indemnification Escrow Amount” shall mean Thirteen Million Dollars $13,000,000.

“General Indemnification Escrow Fund” shall mean the General Indemnification Escrow Amount, plus any interest paid or earned on the General Indemnification Escrow Amount.

“Good Reason” shall mean (i) a reduction of more than 20% in the Founder’s compensation terms (for avoidance of doubt as an employee or service provider of the Company or any of its Affiliates) not otherwise agreed in writing by the Founder unless such reduction shall be applied with similar decreases to all or substantially all similarly situated employees of the Buyer or any of its Affiliates; (ii) a material reduction in the role of any Founder under his employment agreement with the Company (“Founder’s Employment Agreement”), not otherwise agreed in writing by the Founder which materially diminish the Founder’s overall role or status within the Company; (iii) a material breach by the Company of the Founder’s Employment Agreement that is not cured within fourteen (14) days following receipt of written notice of such breach by the Company’s Board of Directors and Buyer. No termination by the Founder will be deemed for Good Reason unless, within twenty (20) Business Days of the Good Reason situation arising, the Founder has given written notice to the Company’s Board of Directors of the Good Reason, and the Company has failed to cure the situation within twenty (20) Business Days of such notice.

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Government Grant” shall mean any grant, incentive, qualification, subsidy, award, participation, exemption, status or other benefit from any Governmental Entity granted to, provided or made available to, or enjoyed by the Company or any of its Subsidiaries.

“Gross Revenue” shall mean revenue of the Company calculated in accordance with GAAP, generated during the applicable measurement period less (i) chargebacks, refunds, rebates, cancellations and deferred revenue, VAT, excise, sales tax use tax or similar tax and fraud; and (ii) any revenue generated from any business and/or asset acquired by the Company and/or any of its Subsidiaries following the Closing unless otherwise agreed between Buyer and the Representative. For the avoidance of doubt, to the extent that any revenue will be subject to payment of royalties or platform fees, the entire revenue (without deducting the foregoing) will be deemed as “Gross Revenue”.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incremental LTM Gross Revenues” shall mean the First Year Incremental LTM Gross Revenues, Second Year Incremental LTM Gross Revenues or the Third Year Incremental LTM Gross Revenues, as applicable.

“Indebtedness” shall mean, as of any time, without duplication, any liability, including the principal, accrued and unpaid interest, prepayment premiums or penalties, and other fees and expenses in respect thereof, (a) in respect of borrowed money of the Company (and/or any of its Subsidiaries) including credit lines, (b) for the deferred or unpaid purchase price of property or services (including any earnout or similar contingent obligation and purchase price holdbacks (including purchase price settlement) but excluding trade payables), (c) in respect of any other indebtedness of the Company (and/or any of its Subsidiaries) which is evidenced by a note, bond, debenture or similar instrument or commercial paper, (d) in respect of any deferred obligations of the Company (and/or any of its Subsidiaries) to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond, bankers acceptances, indemnities or similar obligations or other instrument, in each case, to the extent currently drawn, (e) in respect of any indebtedness for borrowed money of another Person guaranteed, directly or indirectly, by the Company (and/or any of its Subsidiaries), (f) in respect of any obligations of the Company under capital leases (but excluding obligations under operating leases recorded as liabilities according to ASC 842, (g) pursuant to any derivative instruments of the Company (and/or any of its Subsidiaries), including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, (h) in respect of accrued or deferred payroll, compensation, bonuses and benefits (including paid sick/leave/vacation/severance payment), and the employer’s portion of any employment, payroll or social security Taxes or other rights with respect thereto, (i) in respect of any declared but unpaid dividends or distributions, (j) in respect of payables to, and other liabilities of, any director, officer, manager, equityholder, employee or Affiliate of the Company (and/or any of its Subsidiaries), or any immediate family member of such Person, in each case, unrelated to the operation of the business, including any personal credit card expenses (non-business related) of employees, (k) in respect of any unpaid Taxes of the Company (and/or any of its Subsidiaries) for any Pre-Closing Tax Period and the portion of the Pre-Closing Tax Period that ends on the Closing Date, (l) in respect of any deferred and/or unpaid payroll, social security and similar Taxes of the Company (and/or any of its Subsidiaries), (m) in respect of all other debt-like obligations, (n) in respect of any other payment obligations and/or Liabilities of the Company (and/or any of its Subsidiaries) not included in the Closing Date Working Capital or Closing Date Transaction Expenses definitions. Notwithstanding the foregoing, “Indebtedness” shall not include any amounts reflected in the Closing Date Working Capital or Closing Date Transaction Expenses.

“Indebtedness Schedule” shall mean a schedule setting forth the Indebtedness to be paid out of the Closing Date Indebtedness (but for the avoidance of doubt, without decreasing the Closing Date Indebtedness) or caused to be paid, by Buyer pursuant to Section 2.5(a), which schedule shall be provided to the Buyer’s approval, by no later than 7 Business Days prior to Closing Date (which approval shall not be unreasonably delayed or withheld) and shall set forth (a) the names of all Persons entitled to receive such payments, (b) the amount of all such payments and (c) the wire account information with respect to each such payment.

“Indemnification Escrow Fund” shall mean (i) the General Indemnification Escrow Fund; (ii) with respect to a Special Claim, in addition to the General Indemnification Escrow Fund also the Special Escrow Fund; and (iii) and with respect to an Additional Claim, in addition to the General Indemnification Escrow Fund also the Additional Escrow Fund.

“Intellectual Property” shall mean all worldwide rights, title and interests together with all of the goodwill, associated with or arising out of any intellectual property, including: (a) patents and patent applications, including any continuations, divisionals, revisions continuations-in-part, provisionals and patents issuing on any of the foregoing, and any renewals, reexaminations, substitutions, extensions and reissues of any of the foregoing, including rights granted under the U.S. Patent Act or the Israeli Patents Law 1967 and any other Law (collectively, “Patents”), (b) trademarks, service marks, service names, trade dress, trade names, designs, design rights, logos, brand names, corporate names and other source or business identifiers and indicia of origin, and any registrations, applications for registration, renewals and extensions of any of the foregoing (collectively, “Marks”), (c) copyrights and copyrightable material, and all database and design rights, “moral” rights, mask works, works of authorship and any registrations, applications for registration, renewals, extensions and reversions of any of the foregoing, including rights granted under the Israeli Copyright Law 2007 (collectively, “Copyrights”), (d) trade secret rights and corresponding rights in confidential information and other non-public or proprietary information, including ideas, inventions, formulas, compositions, know-how, manufacturing and production processes and techniques, including rights granted under the Israeli Commercial Civil Wrongs Act 1999 and any other Law (collectively, “Trade Secrets”), (e) Internet domain names, (f) Social Media Accounts, and (g) all other intellectual property rights arising from Technology.

“ITA” shall mean the Israeli Tax Authority.

“ITO” shall mean the Israeli Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.

“Key Employees” shall mean the employees of the Company listed in Schedule 1.1(f) hereto.

“Knowledge” or “knowledge” with respect to the Company shall mean, the knowledge of a particular fact, circumstance, event or other matter in question of any of the Founders, the directors of the Company and the individuals listed on Schedule 1.1(g) hereto (collectively, the “Knowledge Persons”). Any such Knowledge Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such Knowledge Person has actual knowledge of the fact, circumstance, event or other matter, or (b) such Knowledge Person would reasonably be expected to have such knowledge as a result of the reasonable performance of their duties in the ordinary course and due inquiry of their direct reports.

“Law” shall mean any statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

“Liabilities” shall mean any debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any applicable Law, Action or Order and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest, restriction or other encumbrance of any sort.

“Losses” shall mean any loss, claim, demand, damage, deficiency, Liability, judgment, settlement, fine, penalty, diminution in value, cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses, and including reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing or any Third Party Claim) but excluding lost profits.

“LTM Gross Revenues Growth Percentage” shall mean the applicable Incremental LTM Gross Revenues for the applicable Earnout Period divided by the applicable Baseline of such Earnout Period.

“Marketing Expenses” shall mean all costs related to online and offline media buy costs as well as external offline media production costs incurred by the Company and/or any of its Subsidiaries during the applicable period.

“Net Revenue” shall mean Gross Revenues less platform fees, payment processing and currency system fees.

“NIS” shall mean New Israeli Shekels.

“Open Source Materials” shall mean any Technology subject to any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Materials include without limitation Copyleft Licenses.

“Optionee Undertaking” means the undertaking, executed by no later than five (5) Business Days prior to the Closing Date, by and between the Company and each Optionhholder, in the forms attached hereto as Exhibit B.

“Optionholder” shall mean a holder of Company Options as of immediately prior to the Closing.

“Order” shall mean any executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary and usual course of the Company Business.

“Paying Agent” shall mean IBI Trust Management Ltd.

“Paying Agent Agreement” shall mean the Paying Agent Agreement, substantially in the form attached hereto as Exhibit C, to be executed among the Paying Agent, Buyer and the Representative.

“Per Company Share Closing Cash Payment” shall mean the aggregate amount of cash payable by Buyer per each share of Company Share, at the Closing, pursuant to the provisions of Section 2.1(b), as set forth in the Allocation Statement.

“Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Permitted Liens” shall mean means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, for which adequate reserves have been established in the Financials (b) Liens on Leased Real Property arising from the provisions of the applicable leases (as made available to Buyer) which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of the business of the Company conducted thereon and (c) Liens set forth on Schedule 1.1(h).

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint share company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” shall mean information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person or household (including a natural person’s name, postal address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, state identification card, other identification numbers, including online IDs or customer or account number, insurance policy number, education, employment and professional-related records and history, bank account number, credit card number, debit card number, or any other financial information, medical information, or health insurance information, alias, location data, biometric information, signature, audio, electronic, visual, thermal, olfactory, or similar information, records of personal property, products or services purchased, obtained, or considered, or other purchasing or consuming histories or tendencies, Internet or other electronic network activity information, including browsing history, search history, and information regarding a natural person’s interaction with an internet website, application, or advertisement, factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of a natural person or any other piece of information that allows the identification of a natural person, and including inferences drawn from any of the above information to create a profile about a natural person, reflecting the natural person’s preferences, characteristics, psychological trends, predispositions, behavior, attitudes, intelligence, abilities, and aptitudes, and further includes any type of information governed by definitions of “Personal Data”, “Personal Information”, “Personally Identifiable Information”, or such other similar terms, under applicable privacy and data protection Laws, characteristics of protected classifications, and includes all Personal Data disclosed or conveyed to Buyer or any of its representatives or agents by or on behalf of the Company as a result of or in conjunction with the transactions contemplated herein, including all Personal Data disclosed to Buyer prior to the execution of this Agreement.

“Platform” shall mean Facebook and in addition the top two (2) platforms for in-app purchases with respect to Company Offerings, from which the Company and its Subsidiaries (taken together) derived the greatest amount of revenue for the 12-month period ending on December 31, 2023 and 7-month period ending on the date hereof.

“Platform Contracts” shall mean a Contract with the Platforms.

“Privacy Policies” shall mean, all published, posted and internal policies, procedures, agreements and notices relating to the Company’s collection, use, storage, safeguard, mapping, lawfulness of processing, disclosure, or cross-border transfer of Personal Data.

“Privacy Requirements” shall mean, all applicable Laws as well as laws relating data security, cybersecurity, cross-border data transfer, and general consumer protection laws as applied in the context of data privacy, data loss, theft and breach of security notice obligations, and all of the Company’ policies (including Privacy Policies), notices, procedures, inventories, records, assessments, technical measures and contractual obligations and/or codes of conduct by which the Company is bound, relating to the receipt, collection, compilation, lawfulness of processing, encryption, minimization, assessment, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Data.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Taxes” shall mean (i) all Taxes of the Company or a Subsidiary, relating or attributable to all Pre-Closing Tax Periods, including any taxes related to the consummation of the transactions contemplated hereby (allocated, with respect to a Straddle Period, in accordance with Section 7.3(b)), (ii) all Taxes resulting by reason of any liability of the Company pursuant or any analogous state, local or foreign Law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group, in each case, on or prior to the Closing Date, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (iv) any and all withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transaction under this Agreement; (iv) any and all Taxes and all withholdings in connection with the Closing Date Transaction Expenses, whether paid or incurred at the Closing or will be incurred following the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Pro Rata Share” shall mean with respect to each Company Securityholder, fully diluted holding percentage set forth opposite the name of such Company Securityholder in the Allocation Statement, it being understood that such percentage shall be updated from time to time to give effect to Unvested Company Options which have become Deemed Vested Options.

“Purchase Price” shall mean the Final Closing Date Purchase Price, plus the Earnout Consideration (if any), payable as provided in Article II.

“R&W Binder” shall mean the insurance binder issued by the R&W Insurer to Buyer, dated as of the date hereof, to bind the R&W Insurance Policy.

“R&W Insurance Policy” shall mean that certain representations and warranties insurance policy or policies to be issued by the R&W Insurer to Buyer with effect as of the date hereof pursuant to (and subject to the terms and conditions of) the R&W Binder for such policy or policies (as such policy may be amended, modified or supplemented from time to time).

“R&W Insurer” shall mean Beazley Furlonge Ltd.

“Registered Intellectual Property” shall mean all Intellectual Property that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with such Intellectual Property.

“Related Agreements” shall mean, the Confidentiality Agreement, the Founders and Certain Employees Amendment to Employment Agreements, the Paying Agent Agreement, the Escrow Agreement, and the Director Resignation and Release Letters.

“Restricted Cash” shall mean all cash and cash equivalents (a) not freely usable because it is subject to restrictions or limitations on use or distribution by the Company by any Laws or Contract (including any cash on deposit with Persons other than the Company) but excluding restrictions under applicable Law on dividends or distributions to shareholders or (b) consisting of cash collateral supporting performance, bonds issued and loans or credit lines provided, for the account of the Company or any of its Subsidiaries. For the avoidance of doubt, the deposit in an amount NIS 3,815,838 in Hapoalim bank for the benefit of Company’s lease’s bank guarantees (or any other amount if such actual deposit amount at the Closing Date, is higher or lower) shall be considered Restricted Cash hereunder.

“Retention Amount” shall mean an aggregate amount of Fifty Million Dollars ($50,000,000).

“Sanctions” shall mean the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted, or enforced by: (i) the State of Israel; (ii) the United Nations’ Security Council; (iii) the U.S. Department of the Treasury or the U.S. Department of State; (iv) the European Union; or (v) any other Governmental Entity that pertains to any of the Company and its business.

“Sanctions List” shall mean (i) the List of Specially Designated Nationals and Blocked Persons and the Consolidated Sanctions List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (ii) the Denied Persons List, Entity List and Unverified List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; (iii) the Debarred List maintained by the U.S. Department of State; (iv) the United Nations’ Security Council sanction lists; (v) the European Union consolidated list of sanctioned persons; (vi) any Persons or entities listed as “Enemy Countries” pursuant to the Israeli Trade with the Enemy Ordinance, 1939; or (vii) any similar list maintained by, or public announcement of sanctions designation made by, any Governmental Entity in a jurisdiction in which the Company operates.

“Section 102 Option” shall mean any Company Option that was granted pursuant to Section 102 of the ITO.

“Section 102 Shares” shall mean any Company Ordinary Share issued upon exercise of a Section 102 Option and held by the Section 102 Trustee pursuant to the ITO.

“Section 102 Trustee” shall mean IBI Trust Management, Registration No. 515020428 which was appointed by the Company and approved by the ITA to act as a trustee of the Company Option Plan for the purposes of Section 102 of the ITO.

“Section 3(i) Option” shall mean any Company Option that is subject to tax pursuant to Section 3(i) of the ITO.

“Shareholders’ Representative Expense Amount” shall mean the amount $1,000,000 deposited with the Paying Agent to be used by the Representative for expenses in accordance with Section 9.7.

“Shareholders’ Representative Fund” shall mean the Shareholders’ Representative Expense Amount (including accrued interest, if any), as adjusted from time to time.

“Social Media Accounts” shall mean any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any: (a) social media or social networking website or online service; (b) blog or microblog; (c) mobile application; (d) photo, video or other content-sharing website; (e) virtual game world or virtual social world; (f) rating and review website; (g) wiki or similar collaborative content website; or (h) message board, bulletin board, or similar forum.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of such Person’s assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business, and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Source Code” shall mean computer software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed or displayed in human readable form.

“Special Escrow Amount” shall mean Ten Million Dollars, $10,000,000.

“Specified Person” shall mean: (a) any Founder, (b) any Company Securityholder whose shares or other securities resulted from a convertible security (including without limitation SAFE or Company’s Options or any warrants) or (c) any Company Securityholder that is or was an employee or service provider or consultant, of the Company or any subsidiary.

“Special Escrow Fund” shall mean the Special Escrow Amount, plus any interest paid or earned on the Special Escrow Amount.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean any Person, whether or not existing on the date hereof, of or in which the Company or Buyer, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest, or voting power.

“Takeover Law” shall mean any “affiliate transactions,” “business combination statute or regulation,” “control share acquisition,” “fair price,” “moratorium,” “supermajority” or other similar state anti-takeover Laws.

“Target Working Capital” shall mean Seven Million Dollars ($7,000,000).

“Tax” or, collectively, “Taxes” shall mean (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, capital, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, value added, occupation, social security (including health, unemployment, workers’ compensation and pension insurance and including, for the avoidance of doubt, Bituach Leumi and Bituach Breiyut Mamlachti), premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, pension plan contributions, health plan contributions, employment insurance contributions, parental insurance premiums, worker’s compensation and deductions at source, together with any interest and/or any penalty, addition to tax, index linkage differentials, or additional amount imposed or required to be withheld by any governmental entity responsible for the imposition or withholding of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or all liability of the Company for Taxes for periods ending on or prior to the Closing Date of any other Person pursuant to any contractual agreement.

“Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Taxes, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” shall mean all technology, regardless of form, including without limitation: (a) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (b) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); and (c) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Trade Secrets”).

“UA Vendor” shall mean vendors for user acquisition.

“UA Vendor Contracts” shall mean a Contract with one of the top 10 UA Vendor that provide the Company or any Subsidiaries services, by dollar amount paid to such vendors by the Company and its Subsidiaries (taken together), for the 12-month period ending on December 31, 2023 and 7-month period ending on the date hereof.

“Unvested Company Options” shall mean all Company Options which are unvested as of immediately prior to the Closing.

“Unvested Company Option Closing Cash Value” shall mean, as of immediately prior to the Closing, an amount equal to the Per Company Share Closing Cash Payment for such Unvested Company Option, minus the per-share exercise price of such Unvested Company Option.

“Valid Certificate” shall mean valid approval or certification or tax ruling from the applicable tax authorities issued by the ITA in customary form and substance reasonably satisfactory to Buyer and the Paying Agent (which, for the avoidance of doubt, with respect to any Specified Persons, includes Buyer’s and Paying Agent’s opportunity to review , comment and approve the applications to the ITA prior to its submission to the ITA such approval not to be unreasonably withheld), that is applicable to the payments to be made to any Company Securityholder pursuant to this Agreement stating (i) not to withhold taxes with respect to such Company Securityholder, or (ii) setting forth the withholding rate or amount or other instructions applicable to such Company Securityholder, in which case the Payor shall withhold and transfer to the applicable tax authorities such portion of the payment due to such Company Securityholder as specified in the Valid Certificate. For the avoidance of doubt, except with respect to payments made to Specified Persons, any payment made directly to any Seller for its assets, a valid and applicable certificate issued by the ITA under Israeli Income Tax Regulations (Withholding from Payments for Services or Assets) 5737 1977 not specific to the transactions contemplated herein shall be deemed a Valid Certificate, subject to the limitations, conditions and wording provided under such approval.

“Vested Company Option Closing Cash Value” shall mean, as of immediately prior to the Closing, an amount equal to the Per Company Share Closing Cash Payment for such Vested Company Option, minus the per-share exercise price of such Vested Company Option.

1.2 Interpretations.

Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries. When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person. Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

ACQUISITION OF COMPANY SHARES

2.1 Purchase and Sale of Company Shares.

(a) Purchase and Sale. Subject to the terms and conditions of this Agreement, each Seller agrees to and shall sell and transfer to Buyer, and Buyer agrees to and shall purchase from the Sellers at the Closing (as defined below), all Company Shares, free and clear of any Liens on the terms and subject to the conditions herein. The aggregate consideration to be paid hereunder by Buyer for such Company Shares and the cancellation of the Company Options shall be the Purchase Price.

(b) Closing Cash Payment. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall deliver to the Paying Agent by wire transfer of immediately available funds, an amount in cash equal to the sum of (without duplication) (i) the Closing Date Purchase Price, minus (ii) the Escrow Amount, minus (iii) the Shareholders’ Representative Expense Amount (such sum, the “Closing Cash Payment”), for further distribution of such amounts less the Unvested Company Options Aggregate Closing Cash Consideration (which shall be retained by the Paying Agent for distribution in accordance with the provisions of Section 2.2(b) below) (A) to the Sellers; (B) the holders of Vested Company Options that are not Section 102 Options or Israeli Section 3(i) Options , and (C) to the Section 102 Trustee for the benefit of holders of Vested Company Options that are Section 102 Options, the holders of Section 102 Shares and holders of Section 3(i) Options; all in accordance with the Allocation Statement and the provisions of the Paying Agent Agreement. Payment by Buyer of the Closing Cash Payment to the Paying Agent in accordance with this Section 2.1(b) shall constitute payment in full of the applicable amounts to the applicable Sellers (whether as original parties to this Agreement or as Exercising Optionholders and the holders of Vested Company Options), and full compliance by Buyer with all its payment obligations of the Closing Cash Payment for all intents and purposes. The Company shall cause such Exercising Optionholder to execute and deliver to Buyer and the Representative a joinder agreement in form and substance acceptable to Buyer and the Representative, and thereafter all references to the Sellers hereunder shall be deemed to refer to and include such Exercising Optionholder for all purposes as of the date hereof and as of the Closing Date.

(c) Section 102 Options and Section 102 Shares and Section 3(i) Options. Notwithstanding anything to the contrary herein, all payments with respect to Section 102 Options, Section 102 Shares and Section 3(i) Options, if any, shall be paid through the Paying Agent to the Section 102 Trustee on behalf of the relevant Company Securityholder in accordance with the provisions of Section 102 of the ITO and the Employee Tax Ruling (as defined in Section 7.1 below), if obtained, and held in trust by the Section 102 Trustee pursuant to the applicable provisions of Section 102 of the ITO and the Employee Tax Ruling, if obtained. Such amounts shall be released by the Section 102 Trustee in accordance with the terms and conditions of Section 102 of the ITO, the Employee Tax Ruling, if obtained, and the trust documents governing the trust held by the Section 102 Trustee.

(d) Delivery of Documents. On the Closing Date, each holder of Company Shares shall deliver to Buyer (or its designee) certificate(s) and copies of share transfer deed(s), properly endorsed or otherwise in proper form for transfer, representing all Company Shares held by such holder of Company Shares for transfer to Buyer (or its designee) at the Closing. If any payments for the Company Shares are to be disbursed to a Person other than the Person whose name is reflected on the share certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid any transfer or other Taxes required by reason of the payment of any portion of the consideration to any Person other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Buyer that such Tax has been paid or is not applicable.

(e) Lost, Stolen or Destroyed Certificates. In the event any certificate(s) representing Company Shares shall have been lost, stolen or destroyed, then the relevant Company Securityholder shall be required to deliver an affidavit of that fact in form reasonably satisfactory to Buyer, prior to the Closing Date; provided, however, that Buyer may, in its sole discretion and as a condition precedent, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Buyer, against any claim that may be made against Buyer with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

2.2 Company Options.

(a) Vested Company Options. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, each vested, unexpired and unexercised Company Option held by Employees, consultants and any other Person immediately prior to the Closing (including, for the avoidance of doubt, any Company Options which vesting is accelerated by its terms as of the Closing) (“Vested Company Options”) shall be cancelled and, in exchange therefor, the holders of such Vested Company Options shall be entitled to receive (A) a payment in cash (without interest) for each share of Company Ordinary Share subject to the Vested Company Option equal to (i) the applicable Vested Company Option Closing Cash Value, such amount to be paid to Paying Agent out of the Closing Cash Payment (for further distribution to the holders of Vested Company Options or the 102 Trustee on their behalf), and (B) the right to receive such Optionholder’s Pro Rata Share of any cash disbursements that may become payable, with respect to such Vested Company Options, from the Escrow Amount and the Shareholders’ Representative Expense Amount, in accordance with the terms of this Agreement and the Escrow Agreement and the Paying Agent Agreement, and (C) the right to receive such Optionholder’s Pro Rata Share of any Earnout Consideration that may become payable under this Agreement in accordance with the provisions of Section 2.7. The amount of cash that each holder of Vested Company Options is entitled to receive for such Vested Company Options will be subject to any applicable payroll, income Tax or other withholding Taxes and the provisions of the Employee Tax Ruling and/or the interim Employee Tax Ruling if obtained. Each holder of Vested Company Options shall cease to have any rights with respect thereto, except the right to receive the consideration payable with respect thereto pursuant to this Section 2.2(a) and any other rights that may be granted to such holder of Vested Company Options under this Agreement. As a condition for payment each Vested Company Options holder shall execute and deliver to Buyer and the Optionee Undertaking.

(b) Unvested Company Options.

(i) Pursuant to the terms and subject to the conditions set forth herein, each Unvested Company Option held by Optionholder immediately prior to the Closing (excluding, for the avoidance of doubt, any Company Options the vesting of which is accelerated by its terms as of the Closing), shall by virtue of the Closing and without any further action on the part of the holder thereof, on the terms and subject to the conditions set forth in this Agreement, be automatically be terminated, extinguished and subject to each applicable Optionholder execution of the Optionee Undertaking, shall be exchanged at the Closing into the right to receive, subject to such Optionholder’s continued employment in accordance with the terms of the original documents governing such Options, under the terms as described in clauses (iii)-(iv) below and on the payment dates set forth in such clauses, an amount in cash, without interest, with respect to such Unvested Company Options, equal to the following (collectively, with respect to all Unvested Company Options at the Closing, the “Unvested Company Options Aggregate Consideration”), (A) Unvested Company Option Closing Cash Value, all as set forth in the Allocation Statement (representing the portion of such Unvested Company Options held by such Optionholder), (collectively, with respect to all Unvested Company Options at the Closing, the “Unvested Company Options Aggregate Closing Cash Consideration”), (B) the right to receive such Optionholder’s Pro Rata Share any cash disbursements that may become payable, with respect to such Unvested Company Option, from the Escrow Fund and the Shareholders’ Representative Expense Amount in accordance with the terms of this Agreement and the Escrow Agreement and the Paying Agent Agreement, (collectively, with respect to all Unvested Company Options at the Closing, the “Unvested Company Options Indemnification Escrow Consideration”), (C)) the right to receive such Optionholder’s Pro Rata Share of any Earnout Consideration that may become payable under this Agreement in accordance with the provisions of Section 2.7 (collectively, with respect to all Unvested Company Options at the Closing, the “Unvested Company Options Earnout Consideration”). For the avoidance of doubt, an Optionholder’s “Pro Rata Share” for purposes of this Section 2.2(b)(i) shall be calculated based on such Optionholder’s holding of Unvested

Company Options (disregarding any Company Shares or Vested Company Options held by such Optionholder).

(ii) Notwithstanding anything in the Agreement to the contrary, (A) concurrently with the payment of the Closing Date Purchase Price to holders of Company Shares and Vested Company Options, pursuant to the provisions of this Article II, the Paying Agent shall withhold and retain the Unvested Company Options Aggregate Closing Cash Consideration for future distribution to the applicable Company Securityholders in accordance with Sections 2.2(b)(iii) and 2.2(b)(iv) below, (B) concurrently with the payment of the Escrow Fund and the Shareholders’ Representative Expense Amount (or any remaining portion thereof) to the holders of Company Shares, Vested Company Options and Unvested Company Options which have become Deemed Vested Options, pursuant to the provisions of this Article II, the Paying Agent shall withhold and retain the Unvested Company Options Indemnification Escrow Consideration (less any amounts attributable to Unvested Company Options which have become Deemed Vested Options or Forfeited Amounts) for future distribution to the applicable Company Securityholders in accordance with Sections 2.2(b)(iii) and 2.2(b)(iv) below, (C) concurrently with the payment of any portion of the Earnout Consideration (if any), to holders of Company Shares, Vested Company Options and Unvested Company Options which have become Deemed Vested Options, pursuant to the provisions of this Article II prior to the applicable payment, the Paying Agent shall withhold and retain the Unvested Company Options Earnout Consideration (less any amounts attributable to Unvested Company Options which have become Deemed Vested Options or Forfeited Amounts), out of the Earnout Consideration (if any) for future distribution to the applicable Company Securityholders in accordance with Sections 2.2(b)(iii) and 2.2(b)(iv) below (collectively, “Retained Amounts”).

(iii) At the lapse of each six (6)-month period following the Closing (each, an “Unvested Options Payment Date”), the Paying Agent shall distribute to the applicable holders of Deemed Vested Options or the 102 Trustee on their behalf the amounts out of the Retained Amount which were not previously distributed, to be paid to the holders of the Unvested Company Options, with respect to Unvested Company Options that would have vested during the six (6)-month period ending on the applicable Unvested Options Payment Date (or to the extent the payment of the applicable Retained Amount occurred during such period, with respect to Unvested Company Options that would have vested during the period commencing on the payment of the applicable Retained Amount to the Paying Agent and ending on the applicable Unvested Options Payment Date), in accordance with the original documents governing such Options as follows as detailed under the Allocation Statement (“Deemed Vested Options”). Notwithstanding anything to the contrary herein, all payments with respect to the Deemed Vested Options which shall be classified by the Employee Tax Ruling as having the terms of Section 102 Options, if any, shall be paid through the Paying Agent to the Section 102 Trustee on behalf of the relevant holder of the Deemed Vested Options in accordance with the provisions of Section 102 of the ITO and the Employee Tax Ruling, if obtained, and held in trust by the Section 102 Trustee pursuant to the applicable provisions of Section 102 of the ITO and the Employee Tax Ruling, if obtained. Such amounts shall be released by the Section 102 Trustee in accordance with the terms and conditions of Section 102 of the ITO, the Employee Tax Ruling, if obtained, and the trust documents governing the trust held by the Section 102 Trustee.

(iv) To the extent a holder of Unvested Company Options shall cease being an employee or service provider of the Company or any of its Affiliates or the Buyer or of any services company which currently provides services to the Company set under Schedule 2.2(b)(iv) (for any reason) (a “Forfeiture Event”) prior to the date such Optionholder’s Unvested Company Options have all become Deemed Vested Options, such Optionholder shall not be entitled to the amounts that would have been payable had the Unvested Options that would not have vested prior to such termination date become Deemed Vested Options (the “Forfeited Amount”), and such portion of the Forfeited Amounts shall be transferred to the Paying Agent and distributed by it on the next Unvested Options Payment Date to all of the Company Securityholders (including all holders of Deemed Vested Options or the 102 Trustee on their behalf) (“Eligible Securityholders”), subject to the following sentence. On each Unvested Options Payment Date, the pro rata allocation of payments of the Forfeited Amount shall be calculated based on the assumption that all Unvested Company Options (other than the Unvested Company Options that would have become Deemed Vested Options following the occurrence of a Forfeiture Event that has occurred, but will not become Deemed Vested Options due to such Forfeiture Event) have become Deemed Vested Options, but the amount attributable to such Unvested Company Options which have not yet become Deemed Vested Options on such date shall be retained by the Paying Agent for payment to such holders of Unvested Company Options which have become Deemed Vested Options until the next Unvested Options Payment Date (as set under Section 2.2(b)(iii) above) or to the Eligible Securityholders as set under this Section 2.2(b)(iv), as applicable, at any next Unvested Options Payment Date.

(v) Termination of Company Option Plans. Without limiting the foregoing, the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.2, including without limitation as required in order to (i) terminate the Company Option Plans immediately prior to but contingent upon the Closing, (ii) effectuate the provisions of this Section 2.2, and (iii) ensure that the Company will not, at the Closing, be bound by any options, share appreciation rights, restricted share units, warrants or other rights or agreements which would entitle any Person (other than Buyer) to own any share capital of the Company, or to receive any payment in respect thereof other than as set forth in this Agreement.

2.3 Closing Date; Closing. The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Company Shares (the “Closing”), shall take place remotely at a time and date to be agreed between Buyer, Company and the Representative, which shall be no later than the tenth (10th) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Buyer and the Company agree in writing.

2.4 Escrow Arrangements.

(a) Escrow Amount. Concurrently with the Closing, Buyer, on behalf of the Indemnifying Parties, shall deliver or cause to be delivered an amount in cash equal to the Escrow Amount to the Escrow Agent, pursuant to the provisions of this Agreement and the escrow agreement, substantially in the form attached as Exhibit D hereto (the “Escrow Agreement”), such that each Indemnifying Party shall be deemed to have contributed its Pro Rata Share of the Escrow Amount to the aggregate Escrow Amount so deposited. The Escrow Agreement shall be entered into on the Closing Date, by and among Buyer, the Representative on behalf of the Indemnifying Parties (as defined in Section 9.2(a)), and the Escrow Agent. The Adjustment Escrow Fund shall provide Buyer recourse against the amounts held in escrow with respect to the post-Closing adjustments set forth in Section 2.6(e) until 7 Business Days following the final determination of the Adjustment Amount, pursuant to the provisions of Section2.6(e), all subject to the terms and conditions set forth in the Escrow Agreement and this Agreement. The Indemnification Escrow Fund shall provide Buyer recourse against the amounts held in escrow with respect to the Indemnifying Parties’ indemnification obligations under ARTICLE IX, provided however that if the Adjustment Escrow Fund is insufficient to provide the Buyer recourse with respect to the post-Closing adjustments set forth in Section 2.6(e), the Buyer shall be entitled (but not be obligated) to instruct the Escrow Agent, to pay any remaining difference to the Buyer out of the Indemnification Escrow Amount Fund, all subject to the terms and conditions set forth in the Escrow Agreement and this Agreement. The Escrow Fund (or any portion thereof) shall be distributed to the Paying Agent (as applicable) (on behalf of and for further distribution to the Indemnifying Parties or to the 102 Trustee on their behalf, other than the holders of Unvested Company Options as of the Closing which have not then become Deemed Vested Options which amount shall be retained by the Paying Agent as Retained Amounts (for future distribution to the holders of the Unvested Company Options which have become Deemed Vested Options or, with respect to Forfeited Amounts, to the Eligible Securityholders, all pursuant to the provisions of Section2.2(b)), or Buyer, as applicable, at the times, and upon the terms and conditions set forth in the Escrow Agreement.

(b) Shareholders’ Representative Expense Amount. Concurrently with the Closing, Buyer shall deliver to the Paying Agent by wire transfer of immediately available funds, for further distribution to Representative, the Shareholders’ Representative Expense Amount to be administered by the Representative in accordance with Section 9.8. Immediately following the release of the remainder of the entire Escrow Fund, unless otherwise indicated by the Representative, any amount remaining in the Shareholders’ Representative Expense Amount shall be released by the Paying Agent (as applicable) (for distribution to the Sellers and holders of Vested Company Options and Unvested Company Options which have become Deemed Vested Options or to the 102 Trustee on their behalf and, with respect to Unvested Company Options which have not become Deemed Vested Options, to be retained as Retained Amount for further distribution to the holders of Unvested Company Options which have become Deemed Vested Options or, with respect to Forfeited Amounts, the Eligible Securityholders, all in accordance with the provisions of Section 2.2(b)) and the Allocation Statement), as set forth in the written instructions of the Representative.

2.5 Payment of Indebtedness and Transaction Expenses.

(a) Concurrently with the Closing, Buyer, on behalf of the Company, shall pay or cause to be paid, by means of wire transfer of immediately available funds, the Closing Indebtedness Payment, in accordance with the terms set forth in the Payoff Letters and the Indebtedness Schedule, such payment to be made by the Buyer either to the account set under the Payoff Letter or to an account designated by the Paying Agent (as elected by the Buyer) for further distribution by the Paying Agent in accordance with the Payoff Letters. For the avoidance of doubt, the Closing Indebtedness Payment shall not decrease the Closing Date Indebtedness.

(b) Concurrently with the Closing, Buyer, on behalf of the Company, may elect to pay or cause to be paid, by means of wire transfer of immediately available funds, the portion of the Closing Date Transaction Expenses set under Schedule 2.5(b) (which shall be provided to the Buyer by no later than 7 Business Days prior to the Closing Date and shall be reasonably confirmed by the Buyer) (the “Transaction Expenses Schedule” and the Closing Date Transaction Expenses set forth on the Transaction Expenses Schedule, the “Closing Transaction Expenses Payment”) to an account designated by the Paying Agent for further distribution by the Paying Agent in accordance with the Transaction Expenses Schedule. For the avoidance of doubt, such Closing Transaction Expenses Payment shall not decrease the Closing Date Transaction Expenses.

2.6 Estimated Closing Statement; Adjustments.

(a) Estimated Closing Statement and Closing Adjustment. By no later than Ten (10) Business Days prior to the Closing, the Company shall deliver to Buyer (i) a statement setting forth the Company’s reasonable good faith estimate based upon the books and records of the Company, of (i) Closing Date Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”), (ii) Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (iii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iv) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”) and (v) the Closing Date Purchase Price based upon such items. (such estimates in clauses (i)-(v), collectively, the “Estimated Closing Statement”). The Estimated Closing

Statement shall be prepared in accordance with GAAP based on the example attached hereto as Schedule 2.6(a) and shall be signed by the Chief Financial Officer on behalf of the Company and accompanied by reasonable supporting documentation.

(b) Review of Estimated Closing Statement. Buyer shall have the right to review the Estimated Closing Statements and such additional supporting documentation or data as Buyer may reasonably request, including without limitation, all material records and work papers used in preparing of such Estimated Closing Statement. In the event that Buyer does not agree with the Estimated Closing Statements, the Company and Buyer shall negotiate in good faith to agree prior to Closing on the Estimated Closing Statements as of the Closing Date until a good faith agreement between the Buyer and the Company shall be attained and the agreed Estimated Closing Statement shall be deemed as the Estimated Closing Statements for purpose of the calculation of the Closing Date Purchase Price. The acceptance by Buyer of the Estimated Closing Statements, shall not limit or otherwise affect Buyer’s remedies under this Agreement, including Buyer’s right to include such changes or other changes in the calculation of the Draft Closing Statement, or constitute an acknowledgment by Buyer of the accuracy of the Estimated Closing Statements provided by Company.

(c) Determination of Final Closing Statement. Within Seventy Five (75) days following the Closing Date (the “Draft Closing Statement Deadline”), Buyer shall provide to the Representative a statement setting forth Buyer’s calculation of the (i) Closing Date Cash and Cash Equivalents, (ii) Closing Date Working Capital, (iii) Closing Date Indebtedness, (iv) Closing Date Transaction Expenses; (v) the Interim Period Adjustment Amount; the (vi) Interim Period Closing Adjustment Payment; and (vii) the Closing Date Purchase Price based upon such items (such estimates in clauses (i)-(vii), collectively, the “Draft Closing Statement”) or an acceptance statement of the Estimated Closing Statement (the “Buyer Acceptance Statement”). The Representative shall deliver, on or prior to the date that is Thirty (30) days after its receipt of the Draft Closing Statement (the “Objection Deadline Date”), a written notice indicating that either the Representative accepts the Draft Closing Statement (the “Acceptance Notice”) or a statement describing all objections to the Draft Closing Statement (the “Objection Notice”). If the Representative timely delivers an Objection Notice, such objections shall be resolved as follows:

(i) Buyer and the Representative shall first use all reasonable efforts to resolve such objections.

(ii) If Buyer and the Representative do not reach a resolution of all objections set forth in the Objection Notice within twenty (20) days after the Objection Deadline Date, the dispute shall be referred, on the application of either Buyer or the Representative, to a partner at any of the Israeli Big-4 Independent Accountants Firm (which shall not be Ernst & Young (EY) and/or an accounting firm engaged by the Buyer’s or any of its Affiliates’ (including the Company) auditor in Israel during the three years period prior to the Objection Notice date) (the “Accountant Qualifications”) mutually agreed by Purchaser and the Representative and to the extent the identity of such independent accountant is not agreed following the lapse of additional 15 days, as of the lapse of the twenty (20) days period following the delivery of any Objection Notice, each of Buyer and Representative shall designate an individual with Accountant Qualifications, and such individuals shall jointly elect the independent accountant possessing the Accountant Qualifications (the “Independent Accountant”) to resolve any remaining objections set forth in the Objection Notice (the “Unresolved Objections”). Each of Buyer and the Representative shall promptly, but in no event later than twenty (20) days following the referral of the Unresolved Objections to the Independent Accountant, prepare a written statement describing their respective positions with respect to the Unresolved Objections, which, together with the relevant documents, will be submitted to the Independent Accountant for review and final determination (“Written Statement”). Following submission of any Unresolved Objections to the Independent Accountant, Buyer and the Representative shall promptly furnish the Independent Accountant with such information and documents as the Independent Accountant may reasonably request in order to resolve the Unresolved Objections. For the avoidance of doubt, the review of the Independent Accountant will be limited to the Unresolved Objections and the Independent Accountant shall determine its calculation of the Unresolved Objections in accordance with GAAP.

(iii) Within ten (10) days after the date of receipt of the last Written Statement, the Independent Accountant shall make a determination as to the resolution of the Unresolved Objections and shall issue a written ruling of such resolution, which shall include an illustration of all adjustments (which for the avoidance of doubt shall only be related to the Unresolved Objections) to the Draft Closing Statement based on any resolutions to objections agreed upon by Buyer and the Representative and pursuant to the Independent Accountant’s resolution of the Unresolved Objections. The Independent Accountant shall make a determination only as to the Unresolved Objections and shall not decide any specific items not under dispute and its determination as to the Unresolved Objections shall be within the range of values assigned to each such disputed item in the Draft Closing Statement and the Objection Notice, respectively.

(iv) The Final Closing Statement shall be conclusive and binding upon Buyer and the Representative. Buyer and the Representative agree that the procedure set forth in this Section 2.6(d) for resolving disputes with respect to the Draft Closing Statement shall be the sole and exclusive method for resolving such disputes and the Final Closing Statement will be final, conclusive and binding on the parties; provided, that this provision shall not prohibit either Buyer or the Representative from instituting litigation to enforce the ruling of the Independent Accountant or prohibit either party from making any claims for breach or making claims of indemnification pursuant to the terms of this Agreement for breach by any other party of any of the provisions of this Section 2.6. As used herein, the term “Final Closing Statement” shall refer to (i) the Estimated Closing Statement delivered by the Company to the extent Buyer provides a Buyer Acceptance Statement or fails to provide either a Buyer Acceptance Statement or a Draft Closing Statement by the Draft Closing Statement Deadline; (ii) the Draft Closing Statement delivered by Buyer if the Representative delivers to Buyer an Acceptance Notice or fails to deliver an Objection Notice by the Objection Deadline Date, or (iii) the Draft Closing Statement as adjusted pursuant to the Independent Accountant’s resolution of the Unresolved Objections or as otherwise mutually agreed between Buyer and the Representative.

(v) Buyer and the Representative will each bear their own fees and expenses, including the fees and expenses of their respective accountants, in preparing or reviewing, as the case may be, the Draft Closing Statement, if any. The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Buyer and the Representative, on behalf of Company Securityholders, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total Unresolved Objections originally submitted to the Independent Accountant. For example, should the Unresolved Objections total $1,000 and the Independent Accountant awards $600 in favor of the Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Representative, on behalf of Company Securityholders. However, Buyer and the Representative will each bear its own costs in presenting its position regarding any Unresolved Objections to the Independent Accountant.

(d) Adjustment. The Closing Date Purchase Price shall be adjusted as follows (without duplication): (i)(A) increased by the amount, if any, by which the Closing Date Cash and Cash Equivalents, as finally determined pursuant to Section 2.6(c) (the “Final Cash and Cash Equivalents”) are greater than the Estimated Cash and Cash Equivalents or (B) reduced by the amount, if any, by which the Final Cash and Cash Equivalents are less than the Estimated Cash and Cash Equivalents; (ii)(A) increased by the amount, if any, by which the Closing Date Working Capital, as finally determined pursuant to Section 2.6(c) (the “Final Working Capital”), is greater than the Estimated Closing Date Working Capital or (B) reduced by the amount, if any, by which the Final Working Capital is less than the Estimated Closing Date Working

Capital; (iii)(A) reduced by the amount, if any, by which the Closing Date Indebtedness, as finally determined pursuant to Section 2.6(c) (the “Final Indebtedness”) is greater than the Estimated Closing Date Indebtedness or (B) increased by the amount, if any, by which the Final Indebtedness is less than the Estimated Closing Date Indebtedness; and (iv)(A) reduced by the amount, if any, by which the Closing Date Transaction Expenses, as finally determined pursuant to Section 2.6(c) (the “Final Transaction Expenses”) are greater than the Estimated Closing Date Transaction Expenses or (B) increased by the amount, if any, by which the Final Transaction Expenses are less than the Estimated Closing Date Transaction Expenses; (v) decreased by the Interim Period Adjustment Amount; (if any) and (iv) increased by the Interim Period Closing Adjustment Payment (if any), all provided that notwithstanding anything to the contrary under this Agreement, including the results of the calculation set under this Section2.6(d), in no event shall the Final Closing Date Purchase Price exceed the Base Amount.

(e) Adjustment Payments. No later than seven (7) Business Days following the final determination of the Adjustment Amount:

(i) if the Adjustment Amount is positive, then the Buyer and the Representative shall jointly instruct the Escrow Agent to release to the Paying Agent (for distribution to the Sellers and holders of Vested Company Options or to the 102 Trustee on their behalf) other than amounts to be retained as Retained Amount for further distribution to the holders of the Deemed Vested Options, all in accordance with the provisions of this Agreement and the Allocation Statement), the Adjustment Escrow Fund, which shall be payable by wire transfer of immediately available funds to an account designated by the Paying Agent (and retained by the Escrow Agent as Retained Amount), from the Adjustment Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement.

(ii) if the Adjustment Amount is negative, then Buyer and the Representative shall jointly instruct the Escrow Agent (A) to release to Buyer, an amount equal to the lesser of (x) the absolute value of the Adjustment Amount and (y) the Adjustment Escrow Fund, and (B) to release to the Paying Agent (for distribution to the Sellers and holders of Vested Company Options, or to the 102 Trustee on their behalf other than amounts to be retained as Retained Amount for further distribution to the holders of the Deemed Vested Options, or to the 102 Trustee on their behalf, all in accordance with the provisions of this Agreement and the Allocation Statement), any remaining Adjustment Escrow Fund, which shall be payable by wire transfer of immediately available funds to an account designated by the Paying Agent, from the Adjustment Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement. Notwithstanding the above, if the absolute value of the Adjustment Amount is greater than the Adjustment Escrow Fund, the Buyer shall be entitled to receive any such remaining Adjustment Amount from any (or all)of the following, at the order elected by the Buyer : (a) instruct the Escrow Agent, to pay any remaining difference to the Buyer out of the Indemnification Escrow Fund; (b) set-off any such remaining amount from any Earnout Consideration due to Company Securityholders; and (c) receive such remaining amount directly from Company Securityholders, but not more than the lower of (i) the Pro Rata Share of any Company Securityholder out of the remaining Adjustment Amount; (i) and 100% of the Purchase Price paid to such Company Securityholder.

(iii) if the Adjustment Amount is zero, then (A) Buyer shall not be obligated to pay any amounts pursuant to this Section 2.6, and Company Securityholders shall not be obligated to pay any amounts pursuant to this Section 2.6, and (B) Buyer and the Representative shall jointly instruct the Escrow Agent to release to the Paying Agent (for distribution to Sellers and holders of Vested Company Options, or to the 102 Trustee on their behalf other than the Retained Amount which be retained for further distribution to the holders of the Deemed Vested Options , or to the 102 Trustee on their behalf, all in accordance with the provisions of this Agreement and the Allocation Statement) the Adjustment Escrow Fund, which shall be payable by wire transfer of immediately available funds to an account designated by the Paying Agent, from the Adjustment Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement.

(f) Exchange Rate. The Adjustment Amount shall be denominated in Dollars, based on the US$:NIS exchange on the Closing Date, as published by the Bank of Israel.

(g) Treatment of Adjustment Amount. The Adjustment Amount shall be treated as an adjustment to the Closing Date Purchase Price for Tax purposes.

2.7 Earnout.

Subject to the terms of this Section 2.7, an additional aggregate amount of up to One Billion and Two Hundred Fifty Million Dollars (1,250,000,000) will be paid to Company Securityholders as follows (the “Earnout Consideration”).

(a) First Year Earnout Consideration. If (i) Company’s Gross Revenue generated during the year 2025 (the “First Year LTM Gross Revenue” and “First Year Earnout Period”, respectively) is greater than Three Hundred Forty-Two Million Dollars ($342,000,000) (the “First Year Baseline”); and (ii) the Earnout Adjusted EBITDA during the First Year Earnout Period (the “First Year Earnout Adjusted EBITDA”) is equal or greater than negative of Ten Million Dollars (-$10M), then (subject to the attainment of the conditions set under (i) and (ii) above), the Buyer shall pay to the Company Securityholders, according to the provisions of this Section 2.7(a) and 2.7(k) an amount in cash equal to the First Year LTM Gross Revenue, minus, First Year Baseline (the “First Year Incremental LTM Gross Revenues”), multiplied by the multiplier set below (the result to be referred as the “First Year Earnout Amount”):

LTM Gross Revenues Growth Percentage (the First Year Incremental LTM Gross Revenues, divided by the First Year Baseline)	Multiplier
lesser than or equal to 20%	0.75

greater than 20% but lesser than or equal to 40%	1.00

greater than 40% but lesser than or equal to 60%	1.25

greater than 60% but lesser than or equal to 80%	2.00

greater than 80% but lesser than or equal to 100%	2.25

greater than 100%	2.50

Schedule 2.7(a) sets forth example of the calculation of the First Year Earnout Consideration. For the avoidance of doubt, and as shown in Schedule 2.7(a), the applicable multiplier, determined pursuant to the above table, shall apply to the entire First Year Incremental LTM Gross Revenues.

(b) Second Year Earnout Consideration. If (i) Company’s Gross Revenue generated during the year 2026 (the “Second Year LTM Gross Revenue” and “Second Year Earnout Period”, respectively) is greater than the Second Year Baseline (“Second Year Baseline” shall mean the greater amount of the First Year Baseline and the First Year LTM Gross Revenue); and (ii) the First Year Earnout Adjusted EBITDA is greater than negative Thirty-Five Million Dollars (-$35,000,000); and (iii) the Earnout

Adjusted EBITDA Margin for the Second Year Earnout Period is equal or greater than Five percent (5%), then (subject to the attainment of the conditions set under (i), (ii) and (iii) above), the Buyer shall pay to the Company Securityholders, according to the provisions of this Section2.7(b) and Section 2.7(k) below, an amount in cash equal to the Second Year LTM Gross Revenue, minus, Second Year Baseline (the “Second Year Incremental LTM Gross Revenues”), multiplied by the multiplier set below (the “Second Year Earnout Amount”):

LTM Gross Revenues Growth Percentage (the Second Year Incremental LTM Gross Revenues, divided by the Second Year Baseline)	Multiplier - if the Earnout Adjusted EBITDA Margin for the Second Year Earnout Period is greater than Ten percent (10%)	Multiplier – if the Adjusted Earnout EBITDA Margin for the Second Year Earnout Period is equal to or greater than Five percent (5%) but lesser than or equal to Ten percent (10%)

lesser than or equal to 20%	0.75	0.5

greater than 20% but lesser than or equal to 40%	1.25	1.00

greater than 40% but lesser than or equal to 60%	1.50	1.25

greater than 60% but lesser than or equal to 80%	1.75	1.50

greater than 80% but lesser than or equal to 100%	2.00	1.75

greater than 100%	2.25	2.00

Schedule 2.7(b) sets forth example of the calculation of the Second Year Earnout Consideration. For the avoidance of doubt, and as shown in Schedule 2.7(b), the applicable multiplier, determined pursuant to the above table, shall apply to the entire Second Year Incremental LTM Gross Revenues.

(c) Third Year Earnout Consideration. If (i) Company’s Gross Revenue generated during the year 2027 (the “Third Year LTM Gross Revenue” and “Third Year Earnout Period”, respectively) is greater than the Third Year Baseline (“Third Year Baseline” shall mean the greater amount of the Second Year Baseline and the Second Year LTM Gross Revenue); (ii) the First Year Earnout Adjusted EBITDA is greater than negative Thirty-Five Million Dollars (-$35,000,000); (iii) the Earnout Adjusted EBITDA Margin for the Second Year Earnout Period is equal or greater than zero percent (0%); (iv) the First Year LTM Gross Revenue is greater than the First Year Baseline or the Second Year LTM Gross Revenue is greater than the First Year LTM Gross Revenue; and (v) the Earnout Adjusted EBITDA Margin for the Third Year Earnout Period is equal to or greater than fifteen percent (15%), then (subject to the attainment of the conditions set under (i)-(iv) above), the Buyer shall pay to the Company Securityholders according to the provisions of this Section 2.7(c) and Section 2.7(k) below, an amount in cash equal to the Third Year LTM Gross Revenue, minus Third Year Baseline (the “Third Year Incremental LTM Gross Revenues”), multiplied by the multiplier set below (the “Third Year Earnout Amount”):

LTM Gross Revenues Growth Percentage (the Third Year Incremental LTM Gross Revenues, divided by the Third Year Baseline)	Multiplier - if the Earnout Adjusted EBITDA Margin for the Third Year Earnout Period is greater than twenty percent (20%)	Multiplier – if the Earnout Adjusted EBITDA Margin for the Third Year Earnout Period is equal to or greater than fifteen percent (15%) but lesser than or equal to twenty percent (20%)

lesser than or equal to 20%	0.75	0.5

greater than 20% but lesser than or equal to 40%	1.25	1.00

greater than 40% but lesser than or equal to 60%	1.50	1.25

greater than 60% but lesser than or equal to 80%	1.75	1.50

greater than 80% but lesser than or equal to 100%	2.00	1.75

greater than 100%	2.25	2.00

Schedule 2.7(c) sets forth example of the calculation of the Third Year Earnout Consideration. For the avoidance of doubt, and as shown in Schedule 2.7(c)), the applicable multiplier, determined pursuant to the above table, shall apply to the entire Third Year Incremental LTM Gross Revenues.

(d) Maximum Earnout Consideration. For the avoidance of doubt, the maximum Earnout Consideration payable by Buyer to Company Securityholders (jointly) under this Agreement shall not exceed an aggregate amount of One Billion and Two Hundred Fifty Million Dollars ($1,250,000,000) (the “Maximum Earnout Consideration”).

(e) Interim Period.

(i) During the period between the Closing and December 31, 2024 (the “Interim Period”), each of the Buyer and the Buyer Parent undertakes and shall finance the operations of the Company in accordance with Section2.7(g)(ii); provided that Marketing Expenses for each month of the Interim Period shall not exceed the respective amounts set forth under Schedule 2.7(e)(i)(a) (the “Interim Period Marketing Allowance”) without Buyer’s prior written consent. In the event that the Adjusted EBITDA for the 3-month period ended December 31, 2024, is lower than negative $15,000,000 (Fifteen Million Dollars), the Purchase Price shall be adjusted downward proportionally pursuant to the following sentence. Each dollar of Adjusted EBITDA which is less than negative $15,000,000 will result in a corresponding price reduction of two and a half ($2.50) dollars (such adjustment amount being referred to as the “Interim Period EBITDA Adjustment Amount”). Additionally, if actual Marketing Expenses during any month of the Interim Period exceed the Interim Period Marketing Allowance for that month, the Purchase Price shall be adjusted downward proportionally pursuant to the following sentence. Each dollar of excess Marketing Expenses above the specified Interim Period Marketing Allowance for a specific month will result in a corresponding reduction of four dollars ($4) in the Purchase Price (such adjustment amount being referred to as the “Q4 2024 Excess Marketing Expenses Adjustment Amount”). The total adjustment to the Purchase Price concerning Marketing Expenses under this Section 2.7(e)(i) shall be the aggregate amount of all Q4 2024 Excess Marketing Expenses Adjustment Amounts for all months of the Interim Period (the “Interim Period Marketing Adjustment Amount” and, collectively with the Interim Period EBITDA Adjustment Amount, the

“Interim Period Adjustment Amount”). It is expressly clarified that each month is measured on a standalone basis, and no amounts shall be carried forward from one month to another. The Interim Period Adjustment Amount shall be determined together with the determination of the Final Closing Statement, and the provisions of Section 2.6 shall apply to the calculation and payment thereof, mutatis mutandis, including for the avoidance of doubt the deduction of such amount the Final Closing Date Purchase Price as part of the Adjustment Amount, or by set-off the Earnout Consideration, as detailed under Section 2.6(e). Examples for the Interim Period Adjustment Amount are attached as Schedule 2.7(e)(i)(b) hereunder.

(ii) In the event that the Closing occurs after October 1, 2024 and the condition set forth in Section 8.1(b) (‘Antitrust Matters’) has been fully satisfied, and following the attainment of such condition under Section 8.1(b) (‘Antitrust Matters’), the Company has notified the Buyer in writing that all other closing conditions set forth in Sections 8.1 and 8.2 have been satisfied (the sixth (6th) day following such notification shall be referred to as the “Assumed Closing Date”), and the conditions set forth in Section 8.3 (in whole or in part) have not been satisfied by the Assumed Closing Date (provided that the Buyer’s failure to provide the Deliverables under Section 8.3(b) for such purpose shall include copies executed solely by the Buyer (and not by the Paying Agent or Escrow Agent)), then, the Purchase Price shall be increased by (x) if the Closing is before January 1, 2025, by the amount by which the Company’s Adjusted EBITDA for the calendar quarter ending on December 31, 2024 is less than zero up to a maximum amount of $15,000,000 multiplied by a fraction, the numerator of which is the number of days elapsed from Assumed Closing Date until the earlier of the December 31, 2024 and the Closing Date and the denominator of which is 92 (the “Interim 2024 Q4 Period Closing Adjustment Payment”); and (y) in the event that the Closing occurs in 2025 then, in addition to the Interim 2024 Q4 Period Closing Adjustment Payment, the Purchase Price shall be increased by an amount equal to the amount by which the Company’s Adjusted EBITDA for the calendar quarter ending on March 31, 2025 is less than zero up to a maximum amount of $26,300,000, multiplied by a fraction, the numerator of which is the number of days elapsed from the later of the Assumed Closing Date and January 1, 2025 and until the Closing Date, and the denominator of which is 90 (the “Interim 2025 Q1 Period Closing Adjustment Payment” and together with the Interim 2024 Q4 Period Adjustment Payment, the “Interim Period Closing Adjustment Payment”). The Interim Period Closing Adjustment Payment shall be determined together with the determination of the Final Closing Statement, and the provisions of Section 2.6 shall apply to the calculation and payment thereof, mutatis mutandis. Examples for the Interim Period Closing Adjustment Payment are attached as Schedule 2.7(e)(ii) hereunder.

(f) No Guarantee; Certain Restrictions. Buyer does not guarantee the satisfaction of the conditions required for payment of the Earnout Consideration or any portion thereof. Subject to the foregoing, during the Earnout Period, Buyer shall carry on the business of the Company as a going concern, and shall not, without the prior consent of the Representative (such consent not to be unreasonably withheld or delayed) take any of the following actions, or knowingly cause or permit any of the following actions: (i) sell, transfer, discontinue, cease to operate, or otherwise dispose of, any material asset of the Company, (ii) expand or develop the business of the Company through any corporate vehicle or entity other than a wholly owned subsidiary of the Company (unless the earnings of the expanded business are consolidated with the earnings of the Company for the purposes of calculating the Earnout Consideration), (iii) if the Buyer causes the Company to acquire any business without the consent of the Founders, require that the Company devote any material resources to such new business, (iv) liquidate, dissolve or wind up the Company (unless the earnings of the Company’s business are otherwise attributed for the purposes of calculating the Earnout Consideration), or terminate the Company’s activities in any material manner, (v) remove or replace the Founders in relation to any role held by them as at the Closing Date until January 1, 2028, other than for Cause or title and other changes made to conform to the Buyer’s employment practices, and, without limitation of the generality of the foregoing, hire or terminate (other than for Cause) any Company personnel except as approved by the Founders or restrict Founders from hiring personnel other than where candidates violate Buyer’s hiring code or policies, and (iv) willfully take any action that is intended to diminish the Earnout Consideration.

(g) Covenants. Until the lapse of the Earnout Period, the Buyer shall, and shall cause its Affiliates (including the Company) to:

(i) to the extent that one of the Founders is terminated due to death or Disability, then the other remaining Founder shall have the right, for the remaining duration of the Earnout Period, to appoint the replacement for the other Founder, under the same terms and conditions without additional cost to the Company or the Buyer (such replacement to be one of the other Founders or another person mutually agreed by the Company and the Founders);

(ii) allow the Founders to expend Marketing Expenses (and Buyer shall fund such Marketing Expenses and the Company’s activity on a timely basis) as long as (a) the Company maintains a gap (which shall be measured for each calendar quarter during the Earnout Period (an “Earnout Quarter”) at the end of such Earnout Quarter on a year to date basis) between the Net Revenues and Marketing Expenses (i.e., Net Revenues less Marketing Expenses) (the “Gap”), that shall not be lower than the amounts set forth on Schedule 2.7(g)(ii)(a)(the “Minimum Quarterly Gap Requirements”), (b) during the First Year Earnout Period, the Founders shall not, without the prior written consent of Buyer, deviate total Marketing Expenses for Dice Dream and Domino Dreams in each Earnout Quarter by more than 35% (upwards or downwards, calculated on an aggregate basis for both games) from the amount set forth with respect to such Earnout Quarter in Schedule 2.7(g)(ii)(b) (the “First Year Allowed Budget”) and (c) the Marketing Expenses for the fourth Earnout Quarter during each of the Second Year Earnout Period and the Third Year Earnout Period shall not be lower by more than 33% of the Marketing Expenses in the third Earnout Quarter of the applicable Earnout Period year; provided, however that in case of force majeure events or general market conditions which cause Buyer and its Affiliates to decrease marketing expenses for their games by more than 35% from their planned marketing expenses budget for that quarter, the Founders may make similar reductions consistent with those of Buyer and its Affiliates even if such reductions are below the allowance permitted under clauses (b) and (c) above (the “Special Permitted Decrease”).

(iii) Schedule 2.7(g)(iii) sets forth an example of the calculation of the Gap and Marketing Expenses deviation described above. The Buyer will review for each Earnout Quarter whether the Company is in deviation from the Minimum Quarterly Gap Requirements for such Earnout Quarter, and should the Company be in breach of the Minimum Quarterly Gap Requirements (i.e. actual Gap is lower than the Minimum Quarterly Gap Requirements), the following shall apply: the Founders shall have 1 Earnout Quarter to meet the Minimum Quarterly Gap Requirements applicable to such Earnout Quarter (the “First Grace Quarter”); in the event that (a) the Company meets the Minimum Quarterly Gap Requirements for such First Grace Quarter, the provisions of this Section 2.7(g)(iii) shall continue in accordance with their terms; (b) the actual Gap for First Grace Quarter is equal to or lower than the Minimum Quarterly Gap Requirements for First Grace Quarter by less than Fifteen Million Dollars ($15,000,000), then the Founders shall have an additional Earnout Quarter to meet the Minimum Quarterly Gap Requirements (the “Second Grace Quarter”), and if the Company fails to meet the Minimum Quarterly Gap Requirements for such Second Grace Quarter, from that point Buyer shall have sole discretion over Marketing Expenses for the rest of the Earnout Period; and (c) the actual Gap for First Grace Quarter is lower than the Minimum Quarterly Gap Requirements for First Grace Quarter by more than Fifteen Million Dollars ($15,000,000), then the Buyer shall have sole discretion over Marketing Expenses for the rest of the Earnout Period.

(iv) Without derogating and in addition to the provisions of Section 2.7(g)(iii), in the event that (a) the actual Marketing Expenses for the fourth Earnout Quarter during the First Year Earnout Period reflect a shortfall of more than 35% relative to the First Year Allowed Budget for the fourth Earnout Quarter, or, if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the portion of such shortfall exceeding 35% (or the amount permitted after giving effect to the Special Permitted Decrease, if applicable) shall be referred to as the “First Year Q4 Marketing Expenses Shortfall”); or (b) the actual Marketing Expenses for the First Year Earnout Period reflect a shortfall of more than 35% relative to the aggregate First Year Allowed Budget, or, if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the portion of such shortfall exceeding 35% (or the amount permitted after giving effect to the Special Permitted Decrease, if applicable) shall be referred to as the “First Year Marketing Expenses Shortfall”); then the Adjusted EBITDA for that First Year Earnout Period shall be decreased by one dollar, on a dollar-for-dollar basis, for each dollar of the greater of the First Year Marketing Expenses Shortfall and the First Year Q4 Marketing Expenses Shortfall; and/or (c) the actual Marketing Expenses for the fourth Earnout Quarter during the Second Year Earnout Period reflect a shortfall of more than 33% relative to the actual Marketing Expenses in the third Earnout Quarter of the applicable Earnout Period year or, if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the portion of such shortfall exceeding 33% (or the amount permitted after giving effect to the Special Permitted Decrease, if applicable) shall be referred to as the “Second Year Q4 Marketing Expenses Shortfall”) then the Adjusted EBITDA for that Second Year Earnout Period shall be decreased by one dollar, on a dollar-for-dollar basis, for each dollar of Second Year Q4 Marketing Expenses Shortfall; and/or (d) the actual Marketing Expenses for the fourth Earnout Quarter during the Third Year Earnout Period reflect a shortfall of more than 33% relative to the Marketing Expenses in the third Earnout Quarter of the applicable Earnout Period year or, if applicable, a shortfall from the amount permitted after giving effect to the Special Permitted Decrease (the portion of such shortfall exceeding 33% (or the amount permitted after giving effect to the Special Permitted Decrease, if applicable) shall be referred to as the “Third Year Q4 Marketing Expenses Shortfall”), then the Adjusted EBITDA for that Third Year Earnout Period shall be decreased by one dollar, on a dollar-for-dollar basis, for each dollar of Third Year Q4 Marketing Expenses Shortfall. Any adjustment of the Adjusted EBITDA, under this Section 2.7(g)(iv), shall apply for all purposes under this Agreement, including determining the entitlement to and the computation of the Earnout Amount for that year and any other applicable period in which the Adjusted EBITDA of that Earnout Period is used. Examples for the adjustment of the Adjusted EBITDA pursuant to the provisions of this Section2.7(g)(iv) is attached as Schedule 2.7(g)(iv) hereunder.

(v) If the Marketing Expenses for any Earnout Quarter of the First Year Earnout Period is greater than the First Year Allowed Budget of the corresponding quarter of such year (such amount in which the Marketing Expenses exceeds the First Year Allowed Budget of the corresponding quarter, referred to as the “Quarterly Excess Marketing Expenses” and the aggregate Quarterly Excess Marketing Expenses for the entire the First Year Earnout Period referred to as the “2025 Excess Marketing Expenses”), then each dollar of 2025 Excess Marketing Expenses will result in a corresponding reduction of three dollars ($3) in the Purchase Price (such adjustment amount being referred to as the “2025 Excess Marketing Expenses Adjustment Amount”). It is expressly clarified that each quarter is measured on a standalone basis, and no amounts shall be carried forward from one quarter to another. The 2025 Excess Marketing Expenses Adjustment Amount shall be recovered by the Buyer according to the following order (i) by way of set-off against the Pro Rata Share of the Company Securityholder’s Earnout Consideration (pursuant to procedure of Section 9.2(f) but without limitations in amount and/or other limitation under Section9.2(f)); (ii) against the Indemnification Escrow Fund; and (iii) directly from Company Securityholder’s, but not more than the lower of (i) the Pro Rata Share of any Company Securityholder out of the 2025 Excess Marketing Expenses Adjustment Amount; (ii) and 100% of the Purchase Price paid to such Company Securityholder. Examples for the adjustment of the Purchase Price pursuant to the provisions of this Section 2.7(g)(v) is attached as Schedule2.7(g)(v).

(vi) Buyer will endeavor to offer long-term compensation to the Company’s employees and service providers who are hired following the Closing, with a value (but not necessarily the same type of long term compensation, other than in the event that such newly hired employee or service provider has not received an Retention Award) at such date that is substantially similar, when taken together with other components of compensation (including, for the avoidance of doubt, any Retention Award granted to such employee), to the long-term compensation offered at the same time to Buyer’s and its Affiliates newly hired employees and service providers holding similar positions in similar territory and market.

(h) Termination of the Founders. To the extent that following the Closing and until the end of the Earnout Period (the “Remaining Earnout Period”), the employment of any of the Founders will be terminated (i) by the Company, without Cause, or (ii) by such Founder for Good Reason (the “Terminated Founder”), the Buyer will pay the Paying Agent (for further distribution to the Company Securityholders, other than the Terminated Founder and for such purpose the Pro-Rata Share pursuant to Allocation Statement shall be revised, in order to exclude such Terminated Founder), within 10 Business Days, an amount equal to ten million Dollars ($10,000,000) if one of the Founder’s employment was terminated pursuant to (i) or (ii) above, and additional amount of ten million Dollars ($10,000,000) if the second Founders employment was terminated pursuant to (i) or (ii) above. Company Securityholders undertake not to directly or indirectly transfer any portion of the compensation amounts paid pursuant to the provisions of this Section 2.7(h) to any Terminated Founder (or any of its Affiliates or immediate family members). The payments provided for in this Section are intended to be punitive and in addition to all other remedies available to the Company Securityholders in respect of a termination of a Founder pursuant to this Section.

(i) Ongoing Reporting. Buyer shall, at the request of the Representative, provide within a reasonable timeframe, quarterly data on the revenue, marketing and user acquisition spend and Company Gross Revenues and Earnout Adjusted EBITDA for the applicable period requested during the Earnout Period to the extent such are available to the Buyer without requiring material time and effort. Any such information provided to the Representative shall be provided solely as a nonbinding estimation for indication purposes only, and the Buyer does not provide any warranty regarding the accuracy of such information. Company Securityholders waive any claim in connection with the provision of such information. In addition, it is acknowledged and agreed that each of the Founders shall be entitled to provide the Representative, monthly data on the revenue, marketing and user acquisition spend and Company Gross Revenues and Earnout Adjusted EBITDA for the applicable period requested during the Earnout Period. Any such information provided to the Representative by the Founders shall not bind the Buyer for any intent and/or purpose. Company Securityholders waive any claim in connection with the provision of such information. Any information provided to the Representative under this Section 2.7(i) may be provided by the Representative, solely to the Sellers listed under Schedule 2.7(i).

(j) Optional Prepayment of Earnout. The Buyer shall have the option at any time during the Earnout Period, upon five Business Days’ prior written notice to the Representative, to pay or cause to be paid to the Company Securityholders according to the provisions of Section 2.7(k) an amount in cash equal to any remaining amount, not previously paid by the Buyer out of the Maximum Earnout Consideration. Upon the payment of such amount, the Buyer shall be deemed to have satisfied in full its obligations to pay the Earnout and any provision, limitation, restriction, covenant or obligation applicable to the Buyer and/or the Buyer Group during the Earnout Period, pursuant to the provisions of this Section 2.7, shall be terminated immediately and shall have no further force of effect.

(k) Earnout Reports and Payment of Earnout Consideration. Within 90 days following the end of the First Year Earnout Period, the Second Year Earnout Period, and the Third Year Earnout Period as applicable Buyer shall deliver to Representative a report setting forth the Gross Revenue, Earnout Adjusted EBITDA and the Earnout Adjusted EBITDA Margin, of the Company for the First Year Earnout Period, the Second Year Earnout Period or the Third Year Earnout Period, as applicable and Buyer’s calculation of the Earnout Consideration (including for the avoidance of doubt, for the purpose of this Section 2.7(k), (a) addition of applicable Approved VAT; and (b) decrease of the Bankers Consideration and Bankers Escrow), due in respect of the applicable period (an “Earnout Report”). If Earnout Consideration is due as reflected in the Earnout Report, then Buyer shall pay Company Securityholders the applicable portion of the Earnout Consideration payable with respect to such period Fifteen (15) Business Days following the delivery of the relevant Earnout Report to the Representative, such payment to be made to an account designated by the Paying Agent (and Escrow Agent with respect to the payment of the applicable Retained Amounts) for distribution by the Paying Agent to Company Securityholders in accordance with the Allocation Statement and subject to the provisions of this Agreement and the Paying Agent Agreement. The payment of such amounts of cash to the Paying Agent or the Escrow Agent (as appliable) shall be deemed the discharge of Buyer’s obligation to pay such portion of the Earnout Consideration to Company Securityholders. In the event that Representative disputes Buyer’s calculation of the Earnout Consideration as set forth in the Earnout Report, the provisions of Sections 2.6(c)(i)-2.6(c)(v) above shall apply to such dispute with the term “Closing Statement” being replaced with “Earnout Report” and the Earnout Consideration shall not be payable until the later of Fifteen (15) Business Days following the delivery of the applicable Earnout Report or Fifteen (15) Business Days following the final determination of the Earnout Consideration pursuant to the provisions of Sections 2.6(c)(i)-2.6(c)(v) above except the portion of the Earnout Consideration which is undisputed as reflected in Buyer’s Earnout Report shall be paid by Buyer within 10 Business Days following delivery of the relevant Earnout Report to the Representative notwithstanding the ongoing process for the final determination of the Earnout Consideration. In the event that the Buyer fails to pay any portion of the Earnout Consideration which became due and payable on the payment date set forth above (the “Payment Date”) (for the avoidance of doubt, with respect to any Earnout Consideration disputed by Buyer in good faith, such payment date shall be 15 Business Days following the final determination of the Earnout Consideration pursuant to the provisions referenced above), such unpaid portion of the Earnout Consideration shall bear an annual interest rate of 10% (increasing by 1.5% at the end of each 3-month period but up to a maximum annual interest rate of 16%) from the Payment Date until the payment of such portion of the Earnout Consideration (the “Annual Interest”). The Annual Interest has been negotiated as additional penalty interest for Buyer’s failure to timely pay the Earnout Consideration. Nothing herein shall limit the remedies available to the Company Securityholders in respect of a failure by Buyer to timely pay the Earnout Consideration, and Buyer shall be entitled to bring action to enforce this Agreement or seek full recovery of damages available under applicable Law (in addition to the Annual Interest).

2.8 Withholding Taxes.

(a) Each of the Buyer, Paying Agent, Section 102 Trustee and the Escrow Agent (each a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable in connection with the transactions contemplated by this Agreement such amounts it is required to deduct and withhold under the ITO, the Code or any provision of state, local or foreign tax Law with respect to any Company Securityholder in accordance with this Section 2.8, and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Company Securityholder or any other Person to whom a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, any Amount withheld under this Agreement shall be deemed as part of the Purchase Price paid to Company’s Securityholders.

(b) Notwithstanding the above, with respect to Israeli Tax, prior to the Closing Date, the Paying Agent shall provide Buyer with an undertaking as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), and the aggregate consideration payable to each Company Securityholder hereunder at the Closing (excluding amounts held in the Escrow Fund and the Shareholders’ Representative Expense Amount), shall be paid to and retained by the Paying Agent for the benefit of each such Company Securityholder for a period of 180 days from Closing (or, with respect to the Escrow Amount, the Representative Expense Amount and the Earnout Consideration, 90 days following the date such amount is released) or an earlier date requested in writing by a Company Securityholder or as otherwise requested by the ITA (the “Withholding Drop Date”) (during which time neither Buyer nor the Paying Agent shall withhold any Tax on such consideration, except as provided below or as requested in writing by the ITA), and during which time each Company Securityholder may obtain a Valid Certificate. In the event that no later than five (5) Business Days prior to the Withholding Drop Date, a Company Securityholder submits a Valid Certificate, in form and substance which is sufficient to enable Buyer and the Paying Agent to conclude that no withholding (or reduced withholding or the applicable withholding rate) of Israeli tax is required with respect to such payee and which is reasonably acceptable to each of the Buyer and the Paying Agent, the Paying Agent shall act in accordance with the provisions of such Valid Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under any provision of state, local or foreign Tax Law (other than Israeli Tax Law, to the extent the Valid Certificate provides full exemption from Israeli Tax withholding) and the Paying Agent will pay to such Company Securityholder the balance of the payment due to such Company Securityholder that is not so withheld. If any Company Securityholder (A) does not provide Buyer or the Paying Agent with a Valid Certificate no later than five (5) Business Days prior to the Withholding Drop Date, or (B) submits a written request to Buyer or the Paying Agent to release his, her or its portion of the applicable consideration held by the Paying Agent prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such Company Securityholder’s portion of the aggregate consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law, which amount shall be timely delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall pay to such Company Securityholder the balance of the payment due to such Company Securityholder that is not so withheld. To the extent that amounts are so withheld by a Payor and paid over to the applicable Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of which such deduction and withholding was made. The withholding Tax will be calculated in NIS based on a U.S. dollar to NIS exchange rate on the payment date. Any currency conversion commissions will be borne by the applicable Company Securityholder and deducted from payments to be made to such Company Securityholder. This Section 2.8(b) shall not apply to payments made to holders of Company Options or to Section 102 Shares.

(c) Any payments made to holders of Company Options or of Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the ITO unless with respect to holders of Company Options and/or Section 102 Shares, the Employee Tax Ruling (or the interim Employee Tax Ruling) shall have been obtained before the 15th day of the month following the month during which the Closing occurs, which ruling shall provide that Buyer and the Paying Agent and anyone acting on their behalf shall be exempt from Israeli Tax withholding with respect to any of the payments made pursuant to this Agreement to such holders, and further instructing the Section 102 Trustee or the Paying Agent, as applicable, on the withholding of Israeli tax on such payments. Any payments to be made to holders of Company Options that do not fall into this Section 2.8(c), shall not be made until such holder provides Buyer, the Paying Agent and the Escrow Agent, as the case may be, with the applicable withholding amount in cash or an exemption from Tax withholding from the ITA. The withholding Tax will be calculated in NIS based on a U.S. dollar to NIS exchange rate on the payment date. Any currency conversion commissions will be borne by the applicable Company Securityholder and deducted from payments to be made to such Company Securityholder.

2.9 No Further Ownership Rights in Company Shares.

From and after the Closing Date and subject to the consummation of the Closing, the holders (other than Buyer or any transferee of Buyer) of Company Shares (listed as such under Company’s Share Register, immediately prior to the Closing) or Company Options outstanding immediately prior to the Closing shall cease to have any rights with respect to such shares or options, except as otherwise provided for herein or by applicable Laws.

2.10 Further Assurances.

Buyer, the Company, each Seller and the Representative will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement as promptly as possible.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to Buyer, subject to such exceptions as are expressly disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Company to Buyer (the “Disclosure Schedule”), on the date hereof, and as of the Closing Date, as if made at the Closing Date, as follows (it is hereby clarified that unless otherwise specifically provided or the context otherwise requires, all references in this ARTICLE III to the Company shall mean and refer to the Company and any of its direct and indirect Subsidiaries):

3.1 Organization of the Company.

(a) The Company is a corporation duly organized and validly and in good standing existing under the laws of the State of Israel. The Company has the corporate power to own its properties and to carry on its business as currently conducted and proposed to be conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary.

(b) The Company has made available to Buyer true and complete copies of the certificate of incorporation, articles of association, or equivalent organizational or governing documents or other constituent documents, as in effect as of the date of this Agreement (the “Organizational Documents”), of the Company and each of its Subsidiaries. The Company and its Subsidiaries are in compliance with each of the provisions of their respective Organizational Documents. The Organizational Documents are in full force and effect on the date hereof.

(c) Section 3.1(c)(1) of the Disclosure Schedule lists the directors and officers of the Company and Subsidiaries as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company (including any Contracts pursuant to which such rights are granted). Except as set forth in Section 3.1(c)(2) of the Disclosure Schedule, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

3.2 Company Capital Structure.

(a) The authorized share capital of the Company consists of (i) 10,000,000 Company Ordinary Shares, of which 1,069,095 Company Ordinary Shares are issued and outstanding, (ii) 1,035,335 Preferred Seed-1 Shares, all of which are issued and outstanding, (iii) 696,778 Preferred Seed-2 Shares, all of which are issued and outstanding, and (iv) 652,494 Preferred A Shares, all of which are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Disclosure Schedule. Assuming the same total capitalization as on the date hereof, the total number of Company Ordinary Shares and Company Preferred Shares outstanding as of immediately prior to the Closing Date (assuming the conversion, exercise, or exchange of all securities (other than the Company Preferred Shares and Company Options) convertible into, or exercisable or exchangeable for, Shares of the Company) will be as set forth in Section 3.2(a)(i) of the Disclosure Schedule. The Company Shares are held by the persons and in the amounts set forth in Section 3.2(a)(i) of the Disclosure Schedule which further sets forth for each such person the number of shares held, and the class and/or series of such shares. All outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable. No Company Shares or any other equity interests of the Company were issued or are in violation of (A) any Israeli, or other states’ securities laws and (B) any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights of any other Person. Except as set forth in the Capitalization Table, the Articles of Association and on Section 3.2(a)(ii) of the Disclosure Schedule, there are no (i) outstanding subscriptions, options, warrants, rights, calls, puts, contracts, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any equity interests of the Company, (ii) outstanding obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company, (iii) outstanding or authorized equity appreciation, phantom equity, profit participation, profits interests or similar rights with respect to the Company or (iv) any bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the shareholders of the Company may vote.

(b) All currently and formerly outstanding Company Shares when issued, sold and delivered and repurchased, were, and are, validly issued, duly authorized and free and clear of any Liens, and were issued, transferred and repurchased in accordance with any applicable Law. There are no declared or accrued but unpaid dividends with respect to any Company Shares. Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no verbal or oral commitments by the Company to issue any share or other security exercisable or convertible into Company Shares to any Person or accelerate the vesting of any Company Option.

(c) Except for the Company Option Plans, the Company has never adopted, sponsored or maintained any share option or incentive equity plan or any other plan, arrangement or agreement providing for equity compensation to any Person which is currently outstanding. The Company has reserved 740,666 Company Ordinary Shares for issuance to employees and directors of, and consultants to, the Company upon the issuance of shares or the exercise of options granted under the Company Option Plans, of which (i) 513,434 Company Ordinary Shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Company Option Plans, and (ii) 624 shares of Company Ordinary Shares remain available for future grant. All Company Options were granted under the Company Option Plans. True, complete and correct copies of the Company Option Plans and the agreements under the Company Option Plans have been made available to Buyer. Section 3.2(c) of the Disclosure Schedule sets forth a true, correct and complete list of the name of the holder of each Company Option outstanding as of the date of this Agreement, the number of Company Shares covered by such Company Option, the date of grant, the type of option (i.e., tax-qualified incentive stock option or nonqualified stock option, or under Section 102 or Section 3(i) of the ITO and with respect to Company Options granted under Section 102 whether it was decided to treat such option under the capital gain route or ordinary income route), the exercise price per share of such Company Option, the vesting schedule (including any accelerated vesting provisions) and vested status of such Company Option as of the date of this Agreement. All Company Options have been issued and granted in compliance with applicable Law and all requirements set forth in the Company Option Plans. As of the date hereof, the Company has not issued any restricted shares or restricted share units. Except as specified in Section 3.2(c) of the Disclosure Schedule, each Company Option intended to qualify for a preferential tax rate under Section 102 of the ITO so qualifies. There is no

Company Option which is intended to qualify as an “incentive stock option” under Section 422 of the Code, or should be respected as ISOs under Section 422(b) and related sections of the Code. All Section 102 Options have been confirmed by the recipients thereof and deposited with the Section 102 Trustee in accordance with the requirements of Section 102 of the ITO and applicable Law. Each grant of a Company Option is duly authorized by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was executed and delivered by each party thereto. The per share exercise price of each Option granted to a U.S. taxpayer is no less than the fair market value of a share of Ordinary Shares on the applicable date of grant.

(d) As of the date hereof and during the twelve months preceding the date hereof, there were no outstanding loans made by the Company to any Company Securityholder. Except as set forth in Section 3.2(d)(1) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any equity interests of the Company (i) between or among the Company and any Company Securityholder, and (ii) to the Knowledge of the Company, between or among any of the Company Securityholders. Except as set forth in Section 3.2(d)(2) of the Disclosure Schedule and except as specified in the Articles of Association of the Company, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights, “drag-along”, “tag-along” or “bring-along” rights or any similar arrangement) of any Company Shares. As a result of the transactions contemplated by this Agreement, Buyer will be the sole record and beneficial holder of all issued and outstanding Company Shares and all rights to acquire or receive any Company Shares, whether or not such Company Shares are outstanding.

(e) The information contained in the Allocation Statement will be complete and correct as of the Closing Date.

3.3 Company Subsidiaries.

(a) Section 3.3(a) of the Disclosure Schedule contains a true and complete list of the name and jurisdiction of incorporation or organization of each Subsidiary of the Company as of the date of this Agreement. Except for the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries. (i) owns, directly or indirectly, any share capital of, or other equity or voting interest in, or any securities or obligations convertible into or exchangeable for shares, securities or interests, in any Person or (ii) has any obligation or has made any commitment to acquire any share capital of, or other equity or voting interests in, any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(b) The Company owns, directly or indirectly, all of the issued and outstanding voting or similar interests in each of its Subsidiaries, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital or other equity or voting interest). All ownership, voting, or similar interests of the Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, and free of any restrictions relating to the registration, sale, or transfer of such rights.

(c) There are no outstanding (i) securities of any of the Subsidiaries convertible into or exchangeable for share capital of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, share appreciation rights, warrants, restricted share units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for share capital of, or other equity or voting interest in, any Subsidiary of the Company; (iii) obligations of the Company or any of the Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any share capital of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the share capital of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”); or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(d) The Subsidiaries have no material activity or operations, nor do they have any engagements with any third party and/or any Liabilities in an amount exceeding $20,000.

3.4 Authority.

The Company has all requisite power and authority to enter into this Agreement and any applicable Related Agreements to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any applicable Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized, by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any applicable Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby. The Company’s Board of Directors has unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement. This Agreement and each of the applicable Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms subject to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5 No Conflict; Third Party Consents.

Except as specified in Section 3.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any applicable Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination or cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Organizational Documents, (b) any Contract to which the Company is a party or by which any of its properties or assets are bound, or (c) any Law or Order applicable to the Company or any of its properties or assets. Section 3.5 of the Disclosure Schedule sets forth all necessary Consents of parties to any Contracts to which the Company is a party, as are required thereunder in connection with the transactions contemplated by this Agreement, or for any such Contract to remain in full force and effect after the Closing so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Closing. Following the Closing, the Company will be permitted to exercise all of its rights under such Contracts (except for the Terminated Agreements) without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.6 Governmental Consents.

Except as set forth under Section 3.6 of the Disclosure Schedule, no Consent from any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any applicable Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.

3.7 Company Financial Statements.

Section 3.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited balance sheets as of December 31, 2023, and December 31, 2022 (the “Balance Sheet Dates”), and the related audited consolidated statements of income, cash flows and changes in shareholders’ equity for the fiscal years ended on the Balance Sheet Dates (the “Audited Financials”), (ii) the unaudited consolidated balance sheet as of March 31, 2024, and the unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three month period ended at such date (the “Interim Financials” and, together with the Audited Financials, the “Financials”), which Audited Financials have been audited by the Company’s auditors. The Financials are true and correct and have been prepared in accordance with GAAP except as noted in Section 3.7(b) of the Disclosure Schedule. The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.

3.8 Internal Controls.

The Company maintains a system of internal accounting controls which provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company (including any officer thereof) nor, to the Company’s Knowledge, the auditor in the ordinary course of audit for financial statements reporting, has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (y) any fraud, whether or not material, that involves the Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

3.9 No Undisclosed Liabilities.

Except as set forth in Section 3.9 of the Disclosure Schedule, as of the date hereof, the Company does not have any Liabilities, except for (a) those which have been reflected in the March 31, 2024 Interim Financials, (b) those arising from obligations in the Ordinary Course of Business (consistent with past practices) pursuant to any Contracts, and (c) current Liabilities that have arisen in the Ordinary Course of Business (consistent with past practices) since March 31, 2024 and prior to the date hereof which in no event exceeds $100,000 per liability and $200,000 in the aggregate. Except as set forth in Section 3.8 of the Disclosure Schedule, the Company has no outstanding Indebtedness and is not obligated to make any loans or advances to any Person.

3.10 No Changes.

Except as specified in Section 3.10 of the Disclosure Schedule, since 31 December 2023, there has or have not been, occurred or arisen (or the Company has not done) any of the following: (a) any event or condition of any character that has had or could reasonably be expected to have a Company Material Adverse Effect; (b) any loss, damage or destruction to any of the assets that are material to the Company; (c) any action by the Company that, if taken from and after the execution of this Agreement until the Closing, would be prohibited by Section 6.1 or Section 6.2; (d) made or declared any dividend or distribution in respect of the equity securities of the Company; (e) sold, assigned, licensed, transferred, pledged, leased, granted preferential rights with respect to, sublicensed, covenant not to assert with respect to, or otherwise disposed of, or incurred any Lien on, any assets of the Company or abandoned, canceled or permitted to lapse or expire any of the Company Intellectual Property (other than with respect to licenses in the Ordinary Course of Business (consistent with past practices) all of which are listed on Section 3.10 of the Disclosure Schedule), (f) received, collected, compiled, used, stored, processed, shared, safeguarded, secured (technically, physically or administratively), disposed of, destroyed, disclosed, or transferred (including cross-border) any Personal Information (or failed to do any of the foregoing, as applicable) in violation of any Privacy Requirements; (g) failed to take all actions (or avoid to take actions, as appropriate) reasonably necessary to protect the privacy and confidentiality of, and to protect and secure, any Personal Information in the possession or control of, or processed by or on behalf of, the Company, including by undergoing data security testing and auditing consistent with past practice and expeditiously and fully resolving or remediating all material risks or vulnerabilities identified; (h) amended, supplemented or otherwise modified any Organizational Documents; (i) incurred any Indebtedness that will remain outstanding after the Closing; (j) acquired (including by merger, consolidation or acquisition of shares or assets) any corporation, partnership, or other business organization or any division thereof; (k) created any subsidiary or enter into a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses; (l) changed any of the accounting principles or practices used by the Company; (m) entered into any new line of business, or terminated any existing line of business; (n) granted or increased in the base salary or wages, bonus opportunity, or other compensation or benefits, including severance, retention or change in control payments, payable to any current or former employee, director or individual service provider, in each case, except (i) as required by Law, (ii) in the Ordinary Course of Business (consistent with past practices) to current or former employee, director or individual service provider, in each case which are not Executives, or (iii) as required by the terms of any existing Contract; (o) taken any action to accelerate the vesting or payment of any compensation for the benefit of any employee or Company Securityholder; (p) made or authorized capital expenditures in excess of $150,000 in the aggregate; or (q) entered into any agreement or commitment to take any of the actions referred to in clauses (a) through (p) of this Section 3.10.

3.11 Accounts Receivable; Accounts Payables.

(a) Section 3.11(a)(i) of the Disclosure Schedule lists all accounts receivable of the Company (on a consolidated basis) as of August 31, 2024. All of the accounts receivable of the Company and its Subsidiaries arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, and are collectible in the Ordinary Course of Business, except to the extent of reserves therefor set forth in the balance sheet of the Company as of March 31, 2024, for receivables arising subsequent to March 31, 2024, as reflected on the books and records of the Company (on a consolidated basis) (which receivables are recorded in accordance with GAAP). Except as specified in Section 3.11(a)(ii) of the Disclosure Schedule, no person has any Lien on any accounts receivable of the Company other than Liens for Taxes not yet due and payable, and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

(b) Section 3.11(b) of the Disclosure Schedule lists all notes and accounts payable of the Company (on a consolidated basis) as of August 31, 2024, all such payables arose out of bona fide transactions entered into in the Ordinary Course of Business.

3.12 Tax Matters.

(a) The Company has filed all Tax Returns that it was required to file under applicable Laws and all such Tax Returns were true, correct and complete in all respects and were prepared in compliance with applicable Laws in all respects.

(b) The Company has complied with all applicable Laws relating to the payment, reporting, withholding, and collection of Taxes and have within the time and manner prescribed by applicable Laws in all respects (i) timely paid all Taxes (whether or not shown or required to be shown on any Tax Return) due and payable, and (ii) made full and adequate provision in the books and records of the Company and the Audited Financials and the Interim Financials (without regard to any footnotes) for all Taxes accrued through the date of such Audited Financials, and Interim Financials that were not then due and payable, and (iii) withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all Taxes required to be withheld (including Taxes required to be withheld on any options), and (iv) collected all sales, use, value-added, goods and services, and similar Taxes required to be collected, and (v) requested, received, and retained all necessary resale certificates, exemption certificates, and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which they would otherwise have been obligated to collect or withhold Taxes, and otherwise maintained in its records all information and documents necessary to comply with all requirements of applicable Laws relating to information reporting and other similar filing requirements. All Taxes of the Company accrued following the end of the most recent period covered by the Audited Financials have been accrued in the Ordinary Course of Business consistent with past practice and do not exceed comparable amounts incurred in similar periods (or partial periods, as applicable) in prior years (taking into account any changes in the Company’s operating results). The Company has no debt to the ITA or any other taxing authority.

(c) The Company has delivered to Buyer true and complete copies of all Tax Returns, audit reports, letter rulings, technical advice memoranda, examination reports, and statements of deficiencies assessed against, or agreed to by the Company that relate to taxable periods ending on December 31, 2022.

(d) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions obtained in the Ordinary Course of Business.

(e) (i) Except as specified in Section 3.12(e) of the Disclosure Schedule, no audit or other examination of any Tax Return of the Company and has ever been in progress and is not presently in progress, nor has the Company been notified of any request for such an audit or other examination and no such audit or examination has been threatened; (ii) no adjustment relating to any Tax Return filed by the Company has been proposed by any Governmental Entity, which such adjustment is still outstanding; and (iii) no written claim has been made in the last five years by any Governmental Entity that the Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(f) There are no Liens for Taxes on any assets of the Company.

(g) The Company has (i) never been a party to any Tax sharing, indemnification, allocation agreement or any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing; or (ii) any Liability for the Taxes of any person, as a transferee or successor, by Contract, by operation of Law or otherwise; or (iii) never been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

(h) The Company is not, nor it has ever been since its inception, classified as a “controlled foreign corporation” within the meaning of Section 75B of the ITO, nor does it hold, or has ever held, any interest in such a corporation. The Company is not a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing.

(j) The Company is in compliance with the terms, conditions and requirements of its Government Grants and have duly fulfilled all the undertakings relating thereto.

(k) The Company is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied with all requirements concerning VAT. In relation to VAT or other similar Tax, the Company:

(i) has complied with all statutory requirements, orders, provisions, directives or conditions concerning VAT and/or sales tax or indirect taxation;

(ii) has collected and timely remitted to the relevant Governmental Entity all output VAT which it was required to collect and remit under any applicable Law;

(iii) has not received a refund for input VAT for which it is not entitled under any applicable Law; and

(iv) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which it might not be entitled, to the extent permitted under applicable Law, to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by them.

(l) The Company has been at all times resident for Tax purposes and subject to Tax only in Israel, and is not and has not at any time been and there are no circumstances by reason of which it might not be treated as resident in any other jurisdiction, including with respect to any permanent establishment, for any Tax purpose (including any double taxation arrangement). The Company has not, and have never been, subject to Tax in any jurisdiction other than Israel by virtue of having a permanent establishment or other place of business or taxable presence in the jurisdiction. No claim has been made by a taxing authority where the Company does not file a particular type of Tax Return that the Company is required to file such Tax Return or may be subject to Taxes in such jurisdiction.

(m) The Company has not participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning, or any similar or comparable provision under applicable Law. The Company has not received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the ITO, Sections

67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, and Section 231(e) of the Customs Ordinance [New Version] 5717-1957.

(n) (i) The Company has not applied for nor received any Tax exemption, Tax holiday or other Tax reduction agreement or order in connection with Israeli Taxes, or other applicable Taxes as the case may be, including any confirmation by the Israel Investment Center of “Approved Enterprise”, “Benefitted Enterprise”, “Preferred Enterprise” or “Preferred Technological Enterprise” status or otherwise under the Law for Encouragement of Capital Investments, 1959 (each, a “Tax Incentive”); nor has it received any grants from the Israeli Innovation Authority or otherwise under the Law for the Encouragement of Industrial Research and Development, 1984; and there are no royalties, fees, repayments or other amounts due or payable by the Company to any Governmental Entity with respect to any of the foregoing; (ii) no claim or challenge has been made by any Governmental Entity with respect to the entitlement of the Company to such Tax Incentive; (iii) the Company has complied with all filing, reporting and other obligations in connection with, and remains eligible to receive, such Tax Incentive (if required); and (iv) the continuity of entitlement to any such Tax Incentive is not subject to any pre-approval or notification to or by any Governmental Entity in connection with the transactions contemplated hereby.

(o) Except as set forth in Section 3.2(o) of the Disclosure Schedule, no power of attorney is currently in force with respect to any matter relating to Taxes of the Company.

(p) Except as set forth in Section 3.12(p) of the Disclosure Schedule, the Company is not subject to any Tax ruling that is in force, from any taxing authority, and no request for such a ruling is currently pending. The Company is in compliance with all provisions of the rulings detailed in Section 3.12(p) of the Disclosure Schedule.

(q) The Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. All charges for goods or services made between the Company and any other Person have satisfied the transfer pricing requirements under applicable Laws and none of such charges is subject to adjustment under Section 85A of the ITO or under any similar or comparable provision of applicable Laws. All transactions between the Company and Company Securityholders have been conducted on an arm’s-length basis.

(r) There are no Tax credits, grants or similar amounts granted to the Company that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement; or (ii) a failure by the Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(s) The Company Option Plan has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. The Company is in compliance, and in the past has always complied, with all relevant requirements of Section 102 of the ITO and the regulations promulgated thereunder, with respect to any option issued pursuant to the provisions of such section, and the Company has complied with the requirements of Section 3(i) of the ITO with respect to the grant of options or shares to independent contractors or “Controlling Shareholders” (as defined in such section). The Company Option Plans and any amendments thereto, and the issuance of all Section 102 Options were timely and duly filed with, or reported to, the ITA in accordance with the time specifications set forth in the ITO and all Company Options purported by the terms of the grant thereof to be granted under Section 102(b)(2) of the ITO (capital gains route) are in full compliance with the provisions of Section 102 of the ITO, including with respect to the due deposit of Section 102 Options with the Section 102 Trustee pursuant to the terms of Section 102 of the ITO, the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012 and any regulation or publication issued by the ITA. Except as set forth in Section 3.12(s) of the Disclosure Schedule, each Company Option intended to qualify for the capital gains route under Section 102 of the ITO is so qualified. Except for the Company Option Plan the Company has no other incentive plan.

(t) Except as set forth in Section 3.12(t) of the Disclosure Schedule, (i) no Company Shares issued to any employee of the Company is subject to “reverse vesting” or a repurchase option (or any similar arrangement) in favor of the Company, and (ii) nor have any Company Shares been issued to any Person which are the result of the conversion of any convertible instrument or are held for the benefit of any beneficiary by a third party (such as a trustee nominee or otherwise, other than the Section 102 Trustee.).

(u) Schedule 3.12(u) of the Disclosure Schedule sets forth a complete and correct list of all Tax Returns of the Company required to be filed following the Closing Date with respect to any Pre-Closing Tax Period.

(v) The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(w) The Company is not subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

(x) Except as set forth in Section 3.12(x) of the Disclosure Schedule, the Company has never received any rulings or “taxation decision” (Hachlatat Misui) from the ITA or has signed any agreements with the ITA.

(y) No individual classified by the Company as a non-employee (such as an independent contractor, leased employee, or consultant) was or will be considered an employee of the Company by an applicable Tax authority with respect to the period during which such individual was classified by the Company as a non-employee.

3.13 Restrictions on Business Activities.

Except as set forth in Section 3.13 of the Disclosure Schedule, there is no Contract (non-competition or otherwise) or Order to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting, limiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any Company Offerings or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, in any segment of the market or for any other reason.

3.14 Property and Assets; Absence of Liens.

(a) The Company has never owned any real property.

(b) Section 3.14(b) of the Disclosure Schedule contains a true and complete list of all leases pursuant to which the Company uses or occupies or has the right to use or occupy any real property, including details of the property leased (floor, storage, parking, etc.), the square meter leased and the rent paid in respect thereto (such property, the “Leased Real Property”). The Company has made available to Buyer true and complete copies of all leases for the Leased Real Property (including all (x) modifications, amendments, supplements, renewals and extensions related thereto, and (y) non-disturbance agreements and guaranties related thereto). There are no existing subleases, licenses, occupancy agreements or other Contracts pursuant to which the Company has granted to any other Person the right to use or occupy the Leased Real Property or any portion thereof. Except for the Leased Real Property, there is no real property used by the Company in the conduct of its business. Except as set forth in Section 3.14(b) of the Disclosure Schedule, the Company will not be required to make any payment in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable lease. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not a party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property.

(c) With respect to the Leased Real Property:

(i) Each lease is valid and in full force and effect with respect to the Company and, to the Knowledge of the Company the other party or parties thereto, and is enforceable;

(ii) No breach or default by the Company has occurred and is continuing under any lease, or, to the Knowledge of the Company, any other party or parties thereto, and no event has occurred that, with the lapse of time or giving of notice, or both, would constitute a breach or event of default by the Company or, to the Knowledge of the Company, any other party or parties thereto; and

(iii) The Company hasn’t collaterally assigned or granted any security interest in any lease or any interest therein.

(d) No condemnation, eminent domain or similar proceeding is pending, or to the Knowledge of the Company, contemplated or threatened with respect to the Leased Real Property or any portion thereof or interest therein and the Company hasn’t received any written notice to the effect that any condemnation, eminent domain or similar proceeding is currently pending, contemplated or threatened with respect to the Leased Real Property or any portion thereof or interest therein.

(e) The Company, and, to the Knowledge of the Company, each of the Company’s lessees, use all Leased Real Property in accordance with the zoning laws applicable to each such respective Leased Real Property. The Real Property is suitable for the conduct of the business as presently conducted therein. To Company’s knowledge, the buildings and other improvements on the Leased Real Property are structurally sound, the systems therein (including the mechanical, electrical, heating, ventilation, air conditioning, sprinkler, fire safety and plumbing systems) are in proper working order and the buildings and other improvements thereon are in compliance with all applicable Laws

(f) All of the tangible assets of the Company of any kind or description are in good operating condition and repair, ordinary wear and tear excepted, and suitable in all material respects for their current and intended use.

(g) Other than the Leased Real Property, there are no other assets owned, used or held for use by the Company any Securityholder in connection with, or otherwise related to or required in connection with the business and operations of the Company. Except as set forth in Section 3.14(g) of the Disclosure Schedule, the Company has good and marketable title to, or hold valid and existing leases or licenses for, all of its assets necessary for the conduct of its business in the manner currently conducted free and clear of all Liens except Permitted Liens. Except as set forth on Section 3.14(g) of the Disclosure

Schedules, no Person has signed any financing statement under the Uniform Commercial Code or any security agreement authorizing any secured party thereunder to file any such financing statement with respect to any of the assets of the Company.

3.15 Intellectual Property.

(a) The Company solely and exclusively owns the Company Intellectual Property. Without derogating from the generality of the foregoing, all Intellectual Property rights necessary for the conduct of the business of the Company as currently conducted and as proposed to be conducted, including the Intellectual Property fundamental to the operation of the Company, are owned exclusively, licensed to, or otherwise lawfully held by, the Company and except as specified in Section 3.15(a) of the Disclosure Schedule, all such items of Intellectual Property will be owned or available for use by the Company at the Closing and immediately thereafter on the same terms and conditions as were in effect immediately prior to the Closing.

(b) The Company does not have Knowledge of any third parties that claim to own the Company Intellectual Property or have an exclusive license under any Company Intellectual Property.

(c) The Company may exercise, transfer, or license the Company Intellectual Property without restriction or payment to a third party. The Company is not obligated to transfer ownership of or license any Company Intellectual Property, or any Intellectual Property rights later developed or obtained by the Company, to a third party.

(d) Section 3.15(d) of the Disclosure Schedule sets forth a true, correct and complete list of all issued Patents, pending Patent applications, registrations for Marks, pending applications for registration of Marks, unregistered Marks, registrations for Copyrights, pending applications for registration of Copyrights, social medial accounts and internet domain name registrations, in each case, owned or purported to be owned by the Company (collectively, “Owned Registered Intellectual Property”), including, for each item listed, the record owner, jurisdiction of issuance, registration or application number and date, as applicable, of such item and all actions that must be taken by the Company within 180 days of the Closing Date to maintain the validity or enforceability of the Owned Registered Intellectual Property. All of the Owned Intellectual Property is subsisting, valid and enforceable.

(e) Section 3.15(e) of the Disclosure Schedule lists all contracts, agreements and licenses that include a license to, an assignment of, a covenant not to assert claims of infringement, misappropriation, dilution, or violation relating to, or grant or waiver of rights under, Intellectual Property owned by a third party pursuant to which a third party has licensed or granted any Intellectual Property to the Company with respect to any Technology that is incorporated into, referenced by or relied by the Company Offerings (the listed items, “Licensed Intellectual Property”). There are no pending disputes regarding the scope of any Licensed Intellectual Property, or performance under such Licensed Intellectual Property, including with respect to any payments to be made or received by the Company thereunder.

(f) Section 3.15(f) of the Disclosure Schedule lists all contracts, agreements and licenses to which the Company is a party that include a license to, an assignment of, a covenant not to assert claims of infringement, misappropriation, dilution, or violation relating to, or grant or waiver of rights under, Company’s Intellectual Property or Company Offerings (including rights to use, distribute or resell any Company Offerings), or pursuant to which the Company is required to provide or perform any services related to any Company Offering (the listed items, “Out-Licenses”; together with the Licensed Intellectual Property, the “IP Contracts”). No claim or complaint has been received by the Company or anyone of Company’s behalf (whether oral or in writing) from any third party, or is pending, against the Company, and no notice of any such claim or complaint has been received by Company, with respect to breach of an

Out-License by the Company with respect to any Company Offerings (including with respect to any delay, defect, deficiency of any product, or quality of any service) that has not been remedied.

(g) Section 3.15(g) of the Disclosure Schedule sets forth a complete and accurate list of all Company Offerings. No Company Offering contains, any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) enable or assist any person to access without authorization or disable or erase the Company Offerings, or (ii) otherwise significantly adversely affect the functionality of the Company Offerings.

(h) The consummation of the transactions contemplated hereby will not, under any Contract to which the Company is a party (i) result in the release of any Source Code for any Company Offerings or in the granting of any right or licenses to any Company Intellectual Property to any third party; (ii) result in Buyer or its Subsidiaries being required to grant to any third party any rights to Buyer’s or its Subsidiary’s Intellectual Property; (iii) subject to the Buyer or any of its Subsidiaries to any non-compete or other material restriction on the operation or scope on its business or (iv) obligate Buyer, Company or their Subsidiaries to pay any royalties or other amounts to any third party in excess of those that the Company is obligated to pay prior to the Closing.

(i) Except as set forth in Section 3.15(i) of the Disclosure Schedule, the Company has not (i) assigned, transferred, licensed, distributed, or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Intellectual Property rights of the Company (other than standard non-disclosure) and (ii) developed Intellectual Property for any other Person. Except as set forth in Section 3.15(i) of the Disclosure Schedule, the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights. The Company has not granted any exclusive licenses to Company Intellectual Property or any other right or license restricting the Company’s rights in any way. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property rights to any Person.

(j) Except as set forth on Section 3.15(j)(a) of the Disclosure Schedule, all former and current employees, consultant or other service providers of the Company who have made contributions to the creation, development, investment, programming and design of any Intellectual Property developed or used by or for the Company have executed and delivered to the Company a valid and enforceable written agreement providing (i) for the present assignment by such Person to the Company all of such Person’s rights in and to any Intellectual Property arising out of such Person’s employment by, engagement by or contract with the Company; (ii) confidentiality provisions protecting the trade secrets of the Company and other non-public domain elements of the business of the Company; (iii) to the extent not assignable by law, a waiver of such Person’s moral rights in and to such Intellectual Property; and (iv) a waiver expressly and irrevocably waiving, to the fullest extent permissible under applicable Law, the right to receive any compensation for such Company Intellectual Property, and no compensation or royalties are due to any such Person for the use of any of Company’s Intellectual Property, including pursuant to Section 134 of the Israeli Patents Law – 1967 if applicable. All amounts payable by the Company to all Persons involved in the research, development, conception or reduction to practice of any Company Intellectual Property have been paid in full. No current or former employee, consultant or other service provider of the Company or any of its Affiliates and service providers set under Schedule 2.2(b)(iv) which provide services for the benefit of the Company (with respect to their personnel which provided or are providing services to the Company) who developed, invented, discovered, derived, programmed or designed, either alone or in concert with others, any Company Intellectual Property, was, employed by or provided services to any third party during the time such Company Intellectual Property was developed, invented, discovered, derived, programmed or designed.

(k) Except as disclosed in Section 3.15(k)(i) of the Disclosure Schedule, the Company has not received any notice from any Person (i) alleging that the conduct of the business of the Company infringes, constitutes a misappropriation of or violates any Intellectual Property of any Person or (ii) challenging the ownership of the Company of or the validity or enforceability of any Owned Intellectual Property. Except as disclosed in Section 3.15(k)(ii) of the Disclosure Schedule, since the Company’s inception, there have been no Actions pending against the Company in which the Company is alleged to have infringed, misappropriated, or violated any Intellectual Property of any other Person. There is no interference, opposition, reexamination or other Action pending, or threatened, in which the validity, enforceability, ownership or use of any of the Owned Intellectual Property or Licensed Intellectual Property is being challenged by any other Person, and, there is no basis for any such material Action. Except as disclosed in Section 3.15(k)(iii) of the Disclosure Schedule, no Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating, in each case, any Company Intellectual Property and no such claims have been made against any Person by the Company.

(l) The conduct and operation of the business of the Company has not since the Company’s inception infringed, misappropriated or otherwise violated, does not currently infringe, misappropriate or otherwise violate and as currently conducted or proposed to be conducted does not infringe, misappropriate or otherwise violate, in each case, any Intellectual Property of any other Person.

(m) The Company strictly protects the confidentiality of all Company Intellectual rights including all Trade Secrets included in the Owned Intellectual Property. No Trade Secret has been authorized to be disclosed or has been actually disclosed by the Company. The Company has not licensed, distributed or disclosed, and, no distribution or disclosure was made by others (including Company’s employees and consultants) of, the Company Source Code to any Person, and the Company has taken all physical and electronic security measures reasonably required to prevent disclosure of such Company’s Source Code. No circumstance has occurred or exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the material disclosure or material release of such Company’s Source Code by the Company, its escrow agent(s) or any other Person to any third party.

(n) Section 3.15(n) of the Disclosure Schedule accurately identifies (i) each item of Open Source Materials that has been used in, incorporated into, integrated, bundled or distributed with, any Company Offering, (ii) the applicable license terms for each such item of Open Source Materials, (iii) the Company Offering(s) to which each such item of Open Source Materials relates and (iv) whether such Open Source Materials are modified by the Company. The Company does not use Open Source Materials in a manner that would condition the license governing such Open Source Materials on the Company’s (A) distributing or disclosing Company Offerings in source code form; (B) licensing the Company Offerings for the purpose of making modifications or derivative works; or (C) licensing or distributing the Company Offerings at no charge. The Company is in compliance with the terms and conditions of all relevant licenses for Open Source Materials used in the business of the Company and/or embedded in the Company’s Offerings.

(o) The Company owns or has a valid right to access and use, all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, Technology and functions used in connection with the business of the Company (the “Company IT Systems”). The Company IT Systems: (i) are adequate for, and operate and perform as required in connection with, the operation of the business of the Company; and (ii) do not, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) has disrupted or adversely affected the functionality of any Company IT Systems or so far as the Company is aware may disrupt or adversely affect the functionality of any Company IT Systems; or (B) has enabled or assisted any Person to access without authorization any Company IT Systems or so far as the Company is

aware may enable or assist any Person to access without authorization any Company IT Systems.

(p) Except as specified in Section 3.15(p) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other ancillary agreements executed in connection therewith nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in the loss, termination or impairment of any right of the Company to own, use, practice, license or otherwise exploit any Owned Intellectual Property or Licensed Intellectual Property as the same is owned, used, practiced, licensed or otherwise exploited by the Company as of the date hereof.

(q) (i) No funding (including grants, incentives, support or subsidies), facilities or resources of any Governmental Entity (including the Israeli Innovation Authority, the Israel Ministry of Defense or the Israel Defense Forces) or any university, college or other educational institution or government research center or funding from third parties were used in the development of any Company Intellectual Property; and (ii) no Governmental Entity (including the Israeli Innovation Authority, the Israel Ministry of Defense or the Israel Defense Forces), university, college, or other educational institution or research center has any ownership in or rights to any Owned Intellectual Property. No current or former employee, consultant, or independent contractor of the Company is (or was at any time during such person’s engagement with the Company) bound by any agreement restricting such employee, consultant, or independent contractor from performing such employee’s, consultant’s, or independent contractor’s duties for the Company or in breach of any agreement with any former employer or other Person concerning Intellectual Property rights or confidentiality due to such employee’s, consultant’s, or independent contractor’s activities as an employee, consultant, contractor, or agent of the Company.

(r) The Company is compliant with, and has always complied with, all terms of use and other Contracts, including all policies and guidelines incorporated therein, applicable to their use of any Social Media Accounts (“Social Media Terms”). Except as specified in Section 3.15(r) of the Disclosure Schedule, no provider of any service, application or platform on which the Company has a Social Media Account (each, a “Social Media Platform”) has ever delivered notice to the Company that it or the operation of its respective businesses were in violation of any Social Media Terms. No provider of any Social Media Platform has ever prevented, or, to the Company’s Knowledge, threatened to prevent, the Company from: (i) offering any products or services on any Social Media Platform; or (ii) otherwise maintaining any presence on any Social Media Platform. No Action has been made, given, filed or commenced (or, to the Knowledge of the Company, threatened) to or against the Company alleging any fact that, if true, would cause any of the representations and warranties in this Section 3.15(r) to be inaccurate.

(s) (a) all Intellectual Property developed by the Founders prior to the incorporation of the Company in connection with the Company Offerings and/or any other Intellectual Property developed by the Founders and used by the Company (“Founder Developed IP”), if any, was developed in favor of, and in trust for the Company and any Founder Developed IP that was developed prior to or following the incorporation of the Company, was duly assigned by the Founders to the Company, free and clear of any Lien, and, to the extent already required, all declarations and documents required by the various patent offices in the countries in which the Company’s Intellectual Property is registered in order to register such assignments have been duly executed, submitted, approved and registered. Neither the Founders nor, to the knowledge of the Company any other party has any interest in or rights to any of the Founder Developed IP; (b) correct and complete copies of all assignment documents of the Founder Developed IP to the Company have been provided by the Company to Buyer; (c) during the period in which the Founders were developing the Founder Developed IP, the Founders were not employed by any third party or involved in any consulting relationship with any third party, in each case, which may restrict the Company’s ownership of the Founder Developed IP; and (d) the Founders are the sole inventors and developers of the Founder Developed IP (including the inventions, methods and devices described and claimed in the patents which are part of such Intellectual Property) without any contribution, assistance, participation or to the Company’s knowledge, alleged rights of any third party.

3.16 Data Privacy.

(a) The Company has made available to Buyer correct and complete copies of all Privacy Policies maintained by the Company during the past three (3) years.

(b) The Company has at all times materially complied with all Privacy Requirements. There are no unsatisfied access requests with respect of Personal Data held by the Company or any outstanding applications for rectification or erasure of Personal Data. The Company’s Privacy Policies or notices have not contained any material omissions or been misleading or deceptive. The Company has not received any notice (including notice from third parties acting on its behalf) of any claims, charges, investigations, or regulatory inquiries related to or alleging the violation of any Privacy Requirements. There are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation, or regulatory inquiry. The Company does not ‘sell’ or ‘share’ Personal Data as such terms are defined by the California Consumer Privacy Act, except to the instances disclosed to the Buyer. The Company has at all times provided all necessary notices and policies to comply with all transparency requirements (as required under the Privacy Requirements) and maintained necessary rights, legal basis and consents required under Privacy Requirements to collect, use, share and otherwise process Personal Data.

(c) The Company has (i) implemented and at all times maintained reasonable and appropriate technical and organizational safeguards, at least consistent with standard practices in the industry in which the Company operates and in compliance with the Privacy Requirements, to (A) identify internal and organizational risks and protect Personal Data and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and (B) maintain notification procedures in material compliance with applicable Privacy Requirements in the case of any breach of security compromising Personal Data, and (ii) taken reasonable steps to ensure that any third party with access to Personal Data collected by or on behalf of the Company has implemented and maintained the same; and (iii) fully remediate all vulnerabilities and gaps found in the Company’s Offerings, data transfer practices, internal policies and procedures and/or information security related audits The Company has only shared Personal Data with third-party contractors and vendors in accordance with the applicable Privacy Requirements. To the Company’s Knowledge, any third party who has provided Personal Data to the Company has done so in compliance with applicable Privacy Requirements, including providing any notice and obtaining any consent required and the Company has obtained any consents required from and made all material disclosures to users, customers, employees, contractors, and other third parties as required by applicable Privacy Laws. There have been no breaches, security incidents, suspected failures, crashes, misuse of or unauthorized access to or disclosure of any Personal Data in the possession or control of the Company or collected, used or processed by or on behalf of the Company, and the Company has not provided or been legally required to provide any notice to any Person or Governmental Entity in connection with a disclosure of Personal Data. No Person has provided any notice, made any claim, or initiated or commenced any Action with respect to actual or alleged data breach, damage, or unauthorized processing, or other misuse of any Personal Data or with respect to any violation of a Privacy Requirement.

(d) The Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company from receiving, accessing, storing or using any Personal Data in the manner in which the Company received, accessed, stored and used such Personal Data prior to the Closing, or will result in any violation of a Privacy Requirement.

(e) The consummation of the transactions contemplated by this Agreement will not violate any Company Privacy Obligation, nor require the Company to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third-party under any Company Privacy Policy.

(f) The Company has not collected, processed, transferred, sold, shared, or stored any Personal Data related to children under the age of 13 (or the applicable age which does not require parental consent, under the Privacy Requirements), in connection with its business operations and/or Company’s Offerings. The Company has implemented appropriate measures to ensure compliance with the Privacy Requirements concerning the collection and processing of Personal Data of children

3.16A Artificial Intelligence.

(a) Section 3.16A of the Disclosure Schedule accurately identifies and describes any product or service of a third party that employs or makes use of artificial intelligence or machine learning technologies to create content, such as text, images, music, or code, by learning patterns from existing data and generating outputs based on that knowledge (“Third-Party Generative AI Product”). With respect to each Third-Party Generative AI Product used by the Company, including in the development of any Company Offerings, the Company has (i) complied with all license terms applicable to the use of such Third-Party Generative AI Product and (ii) exclusively owns all outputs generated by use of any Third-Party AI Product.

(b) The Company has not used any Third-Party Generative AI Products in any way that compromises the Company’s Intellectual Property and/or the rights of any third parties.

(c) To the extent that the Company has developed any proprietary artificial intelligence (“Proprietary AI”), the Company owns full right, title and interest in and to such Proprietary AI and to the datasets used in order to train such Proprietary AI. In its development of Proprietary AI, the Company has been in compliance with applicable Laws and market customary standards.

3.17 Material Contracts.

(a) Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i) all Collective Bargaining Agreements or other Contracts with any Labor Organization;

(ii) all employment Contracts or Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party, in each case, which provide for annual compensation of at least $115,000 or which are not cancellable without penalty to the Company on no more than 30 days’ notice;

(iii) all Contracts providing for any unlimited indemnification obligation (including with respect to Company Intellectual Property);

(iv) all Contract with a Key Vendor (as defined below);

(v) all Platform Contracts;

(vi) all UA Vendor Contracts;

(vii) all Contracts containing any covenant, commitment or other obligation (A) limiting the right of the Company (or which, following the Closing, could restrict or purport to restrict the ability of Buyer or any of its Affiliates) to engage in any line of business or conduct business in any geographical region, to make use of any Company IP or to compete with any Person in any line of business; (B) granting any exclusive rights of any type or scope with respect to any line of business of the Company; (C) granting a “most favored nation” or similar provision to any third party; (D) granting any right of first refusal, right of first offer or similar right to a third party; (E) that could require the disposition of any material assets or line of business of the Company or any of its Affiliates or (F) including any “take or pay” or “requirements” obligation;

(viii) all Contracts that relate to (A) any acquisition, divestiture, merger or similar transaction completed since incorporation of the Company and contains representations, covenants, indemnities or other obligations that are still in effect (excluding any transactions solely among the Company and any wholly owned Subsidiary of the Company), or (B) the acquisition or disposition, directly or indirectly (by merger, purchase or sale of shares or assets or otherwise) of material assets, a business or share capital or other equity interest of another Person that has not yet been consummated;

(ix) all dealer, distributor, joint marketing or development agreements under which the Company has continuing obligations to jointly market any product, Technology or service, and which may not be cancelled without payment or penalty upon notice of 30 days or less;

(x) all Contracts establishing or otherwise providing for revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(xi) any Contract for the purchase, acquisition or sale of materials, goods, services, equipment or other assets providing for annual payments made by or to the Company of $250,000 or more;

(xii) any Contract that entitles the Company to receive an amount in cash, goods, services or materials of $500,000 or more during the twelve (12) month period ending on June 30, 2024;

(xiii) all Contracts pursuant to which the Company has an obligation to make any capital commitment, loan or expenditure in an amount in excess of $5,000 in any 12-month period or $10,000 over the term of such Contract;

(xiv) all Contracts involving (i) “milestone” or other similar contingent payments to be made to or by the Company upon the achievement of certain milestones, including upon the achievement of regulatory or commercial milestones or (ii) payment of royalties or other amounts calculated based upon any revenues or income of the Company;

(xv) all mortgages, indentures, loans, credit agreements, security agreements, guaranties or other Contracts relating to the borrowing of money, extensions of credit or guaranties (financial, performance or otherwise);

(xvi) all Contracts with respect to an interest, rate, currency or other swap or derivative transaction;

(xvii) all Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the material assets or properties of the Company;

(xviii) all Contracts entered into in connection with the settlement or other resolution of any Action pursuant to which the Company has any ongoing Liability or obligation;

(xix) all Contracts pursuant to which the Company has any current or ongoing obligations to, or rights in favor of, any current or former director, officer, shareholder or Affiliate of the Company including any employment Contracts and option agreements and any Contract that obligates the Company to indemnify or hold harmless any past or present director, officer, shareholder, trustee or employee of the Company or any of its (other than the Organizational Documents);

(xx) all Contracts providing for severance or other termination or change of control payments, or termination or change of control benefits, to any executive officer, director or employee of the Company or to any other Person;

(xxi) all Contracts with Government Entities and Government Grants;

(xxii) all Contracts or options to sell or purchase any real property or interest therein;

(xxiii) all Contracts with respect to the ownership or lease of Leased Real Property;

(xxiv) all Contracts with respect to funded research and development;

(xxv) all IP Contracts, except for non-disclosure agreements entered into the Ordinary Course of Business; or

(xxvi) any other Contract that is material to the Company.

(b) Each Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement, enforceable against each of the parties thereto in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and is in full force and effect. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company, or any such other party. True and complete copies of each Material Contract (whether or not disclosed in the Disclosure Schedule) have been provided to Buyer. The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof and at all times prior to the Closing Date (as applicable) pursuant to each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is bound. There are no, and the Company has no Knowledge of any, threatened disputes or disagreements with respect to any Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject. Following the Closing, the Company will be permitted to exercise all of its rights under the Contracts to which it is a party or by which it is bound without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such

Contracts had the transactions contemplated by this Agreement not occurred, except for the Terminated Agreements which will no longer be in effect as of the Closing.

(c) No Company Offering provided, developed, sold, leased, licensed, delivered or made available by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of the Company, which are set forth in Section 3.17(c) of the Disclosure Schedule. There is no Action or notice of violation from, by or before any Governmental Entity relating to any Company Offering, or Action involving a Company Offering which is pending or, to the Company’s Knowledge, threatened, by any Person, and there is no reasonable basis for any such claim.

3.18 Platforms and UA Vendors.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a list of each Platform. The Company and each of its Subsidiaries is compliant with, and has always complied with all terms of use and other Contracts, including all policies and guidelines incorporated therein, applicable to their use of any Platform. No Platform has given the Company or any of its Subsidiaries written notice that it intends to stop or materially alter its business relationship with the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months threatened in writing to decrease or limit materially, the processing of in-app purchases for the Company Offerings. To the Knowledge of the Company, (i) no Platform intends to cancel or otherwise substantially modify its relationship with the Company and its Subsidiaries or to decrease or limit materially, its distribution of the Company’ Offering, and (ii) no Platform has advised the Company or its Subsidiaries in writing of any material complaint, problem or dispute with the Company or any of its Subsidiaries.

(b) Section 3.18(b) of the Company Disclosure Schedule sets forth a list of each UA Vendor. The Company and each of its Subsidiaries is compliant with, and has always complied with, all terms of use and other Contracts, including all policies and guidelines incorporated therein, applicable to their relations with any UA Vendor. No UA Vendor has given the Company or any of its Subsidiaries written notice that it intends to stop or materially alter its business relationship with the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months threatened in writing to decrease or limit materially, its services, supplies or materials to the Company or its Subsidiaries. To the Knowledge of the Company, (i) no UA Vendor intends to cancel or otherwise substantially and adversely modify its relationship with the Company and its Subsidiaries or to decrease or limit materially, its services, supplies or materials to the Company and its Subsidiaries, and (ii) no UA Vendor has advised the Company or its Subsidiaries in writing of any material complaint, problem or dispute with the Company or any of its Subsidiaries.

3.19 Interested Party Transactions.

Except as set forth in Section 3.19 of the Disclosure Schedule, no officer, director or any of the Founders or, to the actual knowledge of the Knowledge Persons, without conducting any investigation, any Company Securityholder (nor any immediate family member of any of such persons, or any of their Affiliates), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company uses, furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (c) ownership interest in any firm, company, partnership or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm, company, partnership or corporation which competes with the Company, or (d) any interest in, or is a party to, any

Contract to which the Company is a party; provided, however, that ownership of no more than 1% of the outstanding voting power of a publicly traded corporation, shall not be deemed to be an “interest in any entity” for purposes of this Section 3.19.

3.20 Compliance with Laws; Permits.

(a) The Company is and has been in compliance in all material respects with all applicable Laws and Orders applicable to the Company. Neither the Company has received any notice, Order, complaint or other communication from any Governmental Entity or any other Person that the Company, is not in compliance in any material respect with any Law applicable to it or by which the Company or its business, properties or assets are bound. Each of the Company Offerings complies and has complied with all applicable Laws of each jurisdiction in which such Company Offering is or has been sold directly or indirectly by or on behalf of the Company. The Company does not currently violate and has never previously violated any Law involving restrictions or limitations on the use, development, export of or encryption of technology, and the business as currently conducted and as currently proposed by the Company to be conducted by the Company does not require the Company to obtain a license from the Israeli Ministry of Defense or the Israeli Ministry of the Economy and Industry, or an authorized body thereof pursuant to the Control of Products and Services Declaration (Engagement in Encryption), 1974 (as amended) or other Law regulating the development, commercialization or export of technology. The Company has not been subject to any export control audits by any government or administrative agency, including the Israeli Ministry of Defense, the Israeli Defense Export Control Agency and the Israeli Ministry of the Economy and Industry.

(b) There is no existing Law that prohibits or restricts or to Company’s Knowledge is expected to prohibit or restrict the Company from conducting its business in any jurisdiction in which it is now conducting business or in which it is currently proposes to conduct business.

(c) The Company is in possession of all permits, licenses, franchises, approvals, certificates, Consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations of any Governmental Entity necessary for the Company to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted as of the date hereof (the “Permits”). The Company has obtained, and is in compliance with, all Permits and all such Permits are in full force and effect. The Company has not received any notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Permit, nor, to the Company’s Knowledge, do any reasonable grounds for cancellation, suspension, revocation, invalidation, modification, or non-renewal of any Permit exist. All fees and charges with respect to the Permits that have become due and payable have been paid in full, and all required applications, notices, and required filings (including any pending renewal applications, notices, or filings) with respect to the Permits have been duly filed or made on a timely basis with the appropriate Governmental Entity.

(d) The business of the Company as currently conducted and as currently contemplated to be conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under applicable Law.

3.21 Litigation. Except as set forth in Section 3.21 of the Disclosure Schedule, there is no Action pending, or to the Knowledge of the Company, threatened, against the Company or any of its properties or assets (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no Action pending or, to the Knowledge of the

Company, threatened, against the Company which challenges or seeks to enjoin any of the transactions contemplated by this Agreement, nor, to the Knowledge of the Company, is there any reasonable basis therefor. The foregoing includes but is not limited to Actions pending or threatened involving the employment of any of the Company’s employees (past and present). The Company is not, and has not been, in default under or in breach of any Order applicable to the Company. The Company is not, has not been, and has not been threatened to be made subject to, any Order.

3.22 Minute Books. The minutes of the Company provided to Buyer contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Company shareholders and the Board of Directors of the Company (and any committees thereof) (other than meetings of the Board of Directors where no operative resolutions were passed) since the time of incorporation of the Company. At the Closing, the minute books of the Company will be in the possession of the Company.

3.23 Brokers’ and Finders’ Fees; Third Party Expenses. Except as specified in Section 3.23 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Buyer or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of the Company Securityholders.

3.24 Employee Benefit Plans.

(a) Section 3.24(a) of the Disclosure Schedule sets forth a true, correct and complete list of each plan, program, policy, practice, Contract other arrangement (other than employment agreements) providing for employment, compensation, retirement, pension, manager’s insurance, study fund, deferred compensation, loans, severance, separation, change of control, relocation, repatriation, expatriation, visas, work permits, termination pay, redundancy pay, performance awards, bonus, incentive, share option, share purchase, share bonus, restricted share, phantom share, share appreciation right, supplemental retirement, profit sharing, fringe benefits, meal benefits, medical benefits, life insurance, pay and benefits relating to maternity, paternity or adoption leave, disability benefits, accident benefits, salary continuation, accrued leave, vacation, redemption of vacation days, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, in each case, for active, retired or former employees, directors or consultants, which is sponsored, maintained, contributed to, or required to be contributed to by the Company or as to which the Company has any liability, contingent or otherwise (“Company Plan”). The Company does not maintain in any Company Plan under the Law or applicable custom or rule of any jurisdiction outside of the State of Israel.

(b) Neither the Company nor any other Person, has made any commitment to modify, change or terminate any Company Plan.

(c) Section 3.24(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has employees or facilities.

(d) With respect to each Company Plan, the Company has made available to Buyer correct and complete copies of each Company Plan (or, if not written, a written summary of its terms), including, as applicable, all current plan documents, trust agreements, group annuity contracts, insurance policies or contracts, third-party administrator and administrative service agreements and all amendments and supplements thereto, and any material employee communications relating thereto.

(e) Except as specified in Section 3.24(e) of the Disclosure Schedule, No event has occurred and there exists no condition or circumstance that would reasonably be expected to subject the

Company to any liability under the terms of, or with respect to, such Company Plans or any applicable Law related thereto Subject to applicable Law, each Company Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without any liability. No Action has been brought, or to the Company’s Knowledge is threatened, against or with respect to any such Company Plan. All notices and disclosures required under applicable Law to be made in respect of any Company Plan have been timely provided to all participants.

(f) Except as required by applicable Law, and except as specified in Section 3.24(f) of the Disclosure Schedule, no Company Plan provides any retiree or post-employment medical, disability or life insurance benefits and/or other welfare benefits to any person, the Company does not have any obligation to provide such benefits, and there are no reserve assets, surplus or prepaid premiums under any Company Plan. Except as specified in Section 3.24(f) of the Disclosure Schedule, The Company does not have any unsatisfied obligations to any Company employees (except in the Ordinary Course of Business with respect to not more than one month), former employees or their qualified beneficiaries pursuant to any applicable Law.

(g) The Company (i) has performed all obligations required to be performed by it under each Company Plan, (ii) is not in default under or in violation of any Company Plan, (iii) has established and maintained each Company Plan in accordance with its terms and in compliance with all applicable Law, and (iv) has obtained from the Governmental Entity having jurisdiction with respect to such Company Plan any required determinations, if any, that such Company Plan is in compliance with applicable Laws if such determinations are required in order to give effect to such Company Plan. Except as set forth in Section 3.24(g) of the Disclosure Schedule, no Company Plan has unfunded liabilities that are not fully accrued on the Financial Statements.

(h) Except as otherwise contemplated by this Agreement and as set forth in Section 3.24(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the approval or consummation of the transactions completed hereby (either alone or in connection with any other event) will (i) result in any payment becoming due to any current or former employee, individual service provider or director of the Company, (ii) increase any payments or benefits to any current or former employee, individual service provider or director of the Company or payable under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Plan, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person, (v) result in any obligation to fund future benefits under the Company Plan, or (vi) result in the imposition of any restrictions with respect to the amendment or termination of any Company Plan (other than payments or benefits in accordance with applicable Law).

3.25 Labor and Employment Matters.

(a) Set forth on Section 3.25(a) of the Disclosure Schedule is a complete and accurate list of all current officers, directors, managers, employees of the Company, listing (a) the employee’s name, commencement date of employment and employment seniority; (b) position, actual scope of employment (including any such person who is on a leave of absence, on layoff status or on short-term or long-term disability), work location, state residency location, and immigration or visa status (if applicable); (c) overtime classification (e.g., exempt or non-exempt); (d) the employee’s salary (monthly salary or hourly/ daily rate) and overtime payment (hourly rate/global overtime payment); (e) any other compensation and benefit payable or granted to the employee, including but not limited to: options, bonuses (including type of bonus, calculation method and amounts), deferred compensation, commissions, bonuses (including calculation method and amounts), shifts payment and any additional benefits and any other incentive payments paid to the employee; (f) pension arrangement and/or any other provident fund (including loss of disability insurance), their respective contribution rates (including contribution rates for severance pay) and the salary basis for such contributions (“Determinative Salary”), whether the arrangement to Section 14 under the Israeli Severance Pay Law-1963 (“Section 14

Arrangement” and “Severance Pay Law” respectively) was properly applied by the Company in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding such employees, whether the Section 14 Arrangement applies to the employee’s full Determinative Salary, and whether it applies from the employee’s commencement date of employment; (g) whether the employee is entitled to contribution towards study fund, and if so, the salary basis for such contributions and the rate of the contribution; (h) vacation entitlement and accrued vacation days; (i) travel entitlement (e.g. travel pay, car, leased car arrangement or car maintenance payments); (j) details regarding loans (if any), the amount of the monthly repayment and the loan balance and the existence of a written agreement with respect thereto; (k) prior notice entitlement; (l) any promises or commitments made to any of the employee, whether in writing or not, with respect to any future changes or additions to their salary, or benefits (including options or shares). Other than their Determinative Salary, no employee is entitled to any payment or benefit that may be reclassified as part of such employee’s salary for any purposes. The employment seniority of each employee, has begun as of the commencement date as listed in Section 3.25(a) of the Disclosure Schedule, and prior to such date, no employment relationship existed between such employees and the Company for any matter or purpose. None of the Company’s employees have outstanding entitlements from the Company based on any period of engagement in whatever status prior to their commencement date of employment or their engagement with the Company. Since December 31, 2023, there have been no increases in the compensation or any special bonuses payable to any officer, director, manager, or employee of the Company. The Company does not engage, and has never engaged, any employees outside of the State of Israel.

(b) The Company has complied with all applicable Laws and Orders relating to employment and employment practices, including all Laws relating to labor relations, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), tax withholding and other legal deduction requirements, prohibited discrimination, equal employment opportunities, fair employment practices, meal and rest periods, immigration status, harassment, disability rights or benefits employee safety and health, overtime compensation, child labor, workers’ compensation, family and medical leave, leaves of absence, unemployment insurance obligations to provide statutory severance pay and vacation, wages (including overtime wages), compensation, and hours of work, including but not limited to the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Employment by Human Resource Contractors Law, 1996, the Advance Notice for Dismissal and Resignation Law, 2001, the Salary Protection Law, 1958, and the Law of Increased Enforcement of Labor Laws, 2011. There are no unwritten Company policies or customs which, by extension, could entitle Company’s employees to benefits in addition to what they are entitled by applicable law or the applicable employment agreement.

(c) The Company (i) has withheld and reported all amounts required by applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees and deducted, transferred, withheld and paid to any Governmental Entity any amounts required by the ITO and Israeli National Insurance Law or otherwise in accordance with applicable Law, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payments; (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; (iii) is not liable for any payment to any trust or other fund governed by or maintained by the Company or as required by appliable Law or Contract, or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, pension, social security, pension or provident, life insurance, incapacity insurance, continuing study fund or other similar funds or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business, consistent with past practices); and (iv) is reasonably be expected to incur, any liability arising from the misclassification of employees as independent contractors or freelancers, provided however that any routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice and the applicable Law will not apply to sub-sections (i)-(iii) above.

(d) All commissions and bonuses payable to employees, consultants, or contractors of the Company for services performed have been paid in full (or accrued in full on the March 31, 2024 Interim Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any commissions, bonuses or increases in compensation.

(e) Section 3.25(e) of the of the Disclosure Schedule sets forth an accurate and complete list as of the date hereof of all independent contractors, consultants, service providers, manpower employees, service companies, currently engaged with the Company (each a “Contractor” collectively “Contractors”), and includes: (a) each Contractor’s name; (b) engaging entity; (c) date of commencement; (d) prior notice entitlement, and (e) rate of all compensation and benefits, bonus or any other compensation payable. All current and former Contractors are and were rightly classified as independent contractors as of the commencement of their engagement with the Company. All current and former Contractors have received all their payments and benefits to which they are and were entitled from the Company according to their contract with the Company or any applicable Law. The engagement with all the Contractors is in accordance with applicable Law, and the Contractors are not entitled from the Company to any employment benefits or rights, which Company’s employees are entitled to. The Company has accurately reported the compensation of each Contractors on any applicable Tax forms for Contractors when required to do so, if relevant. With respect to any Contractors, including those engaging third parties in providing its services to the Company, the Company is not aware of any breach of their obligations under any applicable Law or contract in connection with their engagement with the Company. True and correct copies of all such agreements have been made available to the Buyer prior to the Closing.

(f) Each Company employee working in a country other than one of which such Company employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Law that permits him or her to be employed lawfully by the Company or its applicable Subsidiary in the country in which he or she is so employed. No special license, permit, or other governmental authorization is required for the employment of any employee of the Company or its termination.

(g) The Company has promptly, thoroughly and impartially investigated all sexual harassment or other discrimination, retaliation or policy violation allegations. With respect to each such allegation for which the Company reasonably determined corrective action was an appropriate measure (whether for legal compliance or as a prophylactic measure), the Company has taken such prompt corrective action that is reasonably calculated to prevent any potentially improper action. The Company is not a party to a settlement agreement with a current or former officer, director, employee, independent contractor or anyone on its behalf, resolving allegations of sexual harassment, discrimination, retaliation or misconduct by (i) an officer of the Company or (ii) an employee of the Company. There are no, and since the Company’s incorporation there have not been any, Action pending, threatened, or, to the Knowledge of the Company, anticipated, against the Company (or any of its directors, officers or employees, in their capacity as such), in each case, involving allegations of sexual harassment, discrimination, retaliation or misconduct by (i) an officer of the Company, or (ii) an employee, consultant or independent contractor of the Company (and, to the Knowledge of the Company, no event has occurred or circumstance exists that could give rise or serve as a basis for any such allegation of sexual harassment, discrimination, retaliation or misconduct).

(h) The Company has made available to Buyer: (i) true and complete copies of all current Employees’ employment contracts; (ii) true and complete copies of all written employee manuals and handbooks, all of the Company’s policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the employees; and (iii) a written summary of all material unwritten policies, practices and customs of the Company.

(i) The Company does not have and is not subject to, and no employee of the Company benefits from, any extension order (tzavei harchava) except for extension orders applicable to all employees in Israel or any contract or arrangement with respect to employment or termination thereof.

(j) The Company is not a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union or works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body (“Collective Bargaining Agreements”) and no such agreement is presently being negotiated. To the Company’s Knowledge, no union organization campaign is in progress with respect to any employee or group of employees of the Company. There are no pending activities, organizational efforts, demands for recognition or certifications or proceedings or, to the Knowledge of the Company, threatened or anticipated to be brought or filed by or on behalf of any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize employees of the Company. There are no lockouts, strikes, slowdowns, work stoppages, concerted refusals to work overtime or other similar labor activity or dispute or, to the Knowledge of the Company, threats thereof by or with respect to any employees of the Company. The Company hasn’t committed any unfair labor practice in connection with the operation of its businesses and there is no charge, complaint or other Action against the Company by any Governmental Entity pending, or to the Knowledge of the Company, threatened. The consummation of the transactions contemplated by this Agreement, will not entitle any Person (including any Labor Organization) to any payments under any Collective Bargaining Agreements, or require the Company to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. The Company has not paid, and has not been required or requested to pay, any payment (including professional organizational handling charges) to any employers’ association or organization. The Company is not required (under any legal requirement or under any collective bargaining contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable Law, or pursuant to extension orders applicable to all employees in Israel, except as specified in the agreements signed between the Company and its employees and as required under the Company’s policies which have been provided to the Buyer detailed under Section 3.25(j) of the Disclosure Schedule.

(k) All of the employees are subject to the termination notice provisions included in employment agreements or applicable Law. Except as specified in Section 3.25(k) of the Disclosure Schedule, there is no contract between the Company and any of its employees or directors that cannot be terminated by the Company upon thirty (30) days’ notice or less. The termination of the employment of no current Company employee is prohibited or requires a special permit under applicable Law as a result of his/her personal or leave status or otherwise. No employee of the Company has given written notice to the Company that such employee intends to terminate his or her employment with the Company.

(l) All Company’s employees are subject to Section 14 Arrangement under the Severance Pay Law from the commencement date of their employment and on the basis of their entire salary. The Company’s liability for any obligations to pay any amount of severance payment, pension, accrued vacation, and other social benefits and contributions, under applicable law or contract, or any other payment of substantially the same nature, is fully funded by deposit of funds in severance funds, pension funds, managers insurance policies or provident funds (and if not required to be so funded) adequate provisions have been made in the Financial Statements. The Company has no Knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the prior notice for termination, the statutory severance pay to which employees are entitled and Applicable Law, and beyond the terms specified in the employment agreement signed between the Company and such employee detailed under in Section 3.25(l) of the Disclosure Schedule).

(m) The Company did not receive any notice of complaints, charges or claims against the Company and, to the knowledge of the Company, no such complaints, charges or claims are threatened, by or before any Governmental Entity or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to be employed by the Company, of any individual, including any proceeding related to discrimination, harassment, retaliation, wrongful termination, refusal to hire, workers’ compensation or disability, payment of wages, pension arrangement or pursuant to any contract, tort theory or employment law. No Order imposes continuing remedial obligations or otherwise limits or affects the Company’s ability to manage its employees, service providers, or job applicants.

(n) To the Company’s knowledge, no employee of the Company nor any consultant or service provider with whom the Company has contracted, is in violation of any term of any employment or engagement contract, assignment agreement, non-competition agreement, restrictive covenant or any other contract or agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s, consultant’s, or service provider’s ability to promote the interest of the Company or to comply with its obligations to the Company (including the obligation to assign intellectual property rights) or that would conflict with the Company’s business, and the continued employment or engagement of such employee, consultant, or service provider by the Company will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred.

3.26 Insurance.

Section 3.26 of the Disclosure Schedule lists all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the deductible or retention amount (if any), the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies including claims for which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the years indicated in Section 3.26 of the Disclosure Schedule and remain in full force and effect during the term specified therein. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. There has not been, nor is there, a gap in coverage under any of the Company’s insurance policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.27 Anti-Bribery; Sanctions; Anti Money Laundering.

(a) None of the (i) Company nor, any of the Company’s directors and officers, or other Person associated with or acting on behalf of any of them; or (ii) to Company’s Knowledge any of Company’s employees or Company Securityholders or other Person associated with or acting on behalf of any of them, in the case of the Persons listed in this clause (ii), in a matter related to the Company, have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority.

(b) Neither the (i) Company nor any director, officer of the Company or other Person associated with or acting on behalf of any of them; or (ii) to Company’s Knowledge, any of Company Securityholders or other Person associated with or acting on behalf of any of them, in each case of (i) and (ii), in a matter related to the Company, has directly or indirectly (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services in order to assist the other Person to obtain or retain business for, or direct business to such other Person, or restrict, reduce or adversely affect any third party’s business, or serve any other benefit of the such other Person, as applicable, or (b) established or maintained any fund or asset with respect to such other Person that has not been recorded in the books and records of other Person.

(c) Neither the Company nor, to the Company’s Knowledge, any Company Securityholder, director, officer employee (in its capacity as such) or other Person associated with or acting on behalf of any of them (i) is a Person with whom transactions are prohibited or limited under any Israeli or U.S. economic sanctions Laws, including those administered by the U.S. Office of Foreign Assets Control, or, (ii) has, in the past, violated any Israeli or U.S. economic sanctions Law.

(d) The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Israeli Prohibition on Money Laundering Law, 2000, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving the Company or any of the Company’s directors, managers, officers, employees, agents (in their capacity as such) or Affiliates with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

3.28 Suppliers.

Section 3.28 of the Disclosure Schedule lists the 15 largest suppliers of the Company on the basis of cost of goods or services purchased for the 12-month period ending on December 31, 2023 and 7 month period ending on the date hereof (the “Key Vendors”). No such supplier has (i) ceased or materially amended the terms or reduced its purchases from or sales or provision of services to the Company since the beginning of such period, (ii) to the Knowledge of the Company, threatened to cease or materially amend or reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.

3.29 Export and Import Control Laws.

The Company has at all times conducted its export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) the Company is in compliance with the terms of all applicable Export and Import Approvals, Sanctions and Sanctions List, and (ii) there are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Export and Import Control Laws, Sanctions and/or Sanctions List.

3.30 Environmental Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Environmental Law” means any Applicable Law and any judicial or administrative interpretation thereof, including any judicial or administrative Order, Consent, decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources; and (ii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

(b) The Company is and has been in compliance in all material respects with all Environmental Laws, has obtained all Environmental Permits (if and as required) and is in compliance with the requirements thereunder, and has resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

(c) The Company doesn’t have any Knowledge or reason to know, or has received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any Action by any Governmental Entity or any third party in connection with any such violation or liability, or (C) alleging noncompliance by the Company with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability.

(d) No Environmental Law imposes any obligation upon the Company arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement or Consent.

(e) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company relating to any real property currently or formerly owned, leased or occupied by the Company.

(f) The Company did not agree to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

(g) The Company is not required to make any capital or other expenditures to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Entity could take action that would require such capital or other expenditures.

3.31 Bank Accounts; Powers of Attorney.

Section 3.31 of the Disclosure Schedule sets forth a true, correct and complete list of the names and locations of all banks in which the Company has depository bank accounts, safe deposit boxes or trusts, the account numbers of such accounts and the names of Persons authorized to draw thereon or otherwise have access thereto. No Person holds a power of attorney to act on behalf of the Company.

3.32 Anti-Takeover Statutes.

No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any Laws applicable to the Company is applicable to the transactions contemplated by this Agreement or any of the applicable Related Agreements.

3.33 Key Performance Indicators.

The data and reports concerning and/or including any information on the Company’s key performance indicators and shared by the Company with Buyer prior to the date of this Agreement was compiled as a good faith representation by the Company’s management of the operating status of the

Company for the months shown, was derived in good faith from data and information contained in the Company’s equipment or third-party servers to which the Company has access to, and is accurate in all material respects.

3.34 Solvency.

The Company is Solvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with the Company’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the transaction contemplated by this Agreement shall not constitute a fraudulent transfer by any Company applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of the Company.

3.35 Complete Copies of Materials; Representations Complete.

The Company has delivered true and complete copies of each document that has been requested by Buyer or its counsel, including all Material Contracts and other documents listed on the Disclosure Schedule. None of the representations or warranties made by the Company and the Sellers (as modified by the Disclosure Schedule) in this Agreement (and by the Optionholders under the Optionee Undertaking), and none of the statements made in any exhibit, schedule or certificate furnished by the Company and the Sellers pursuant to this Agreement (and by the Optionholders under the Optionee Undertaking) contains, or will contain at the Closing, any untrue statement of a material fact, or, omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, severally and not jointly, hereby represents and warrants to Buyer, as of the date hereof, on the date hereof, and as of the Closing Date, as though made at the Closing Date, as follows:

4.1 Ownership of Shares.

Such Company Shareholder is the sole owner of record, of the Company Shares reflected next to such Company Shareholder’s name in the Allocation Statement and has good and valid title to such Company Shares, free and clear of all Liens. Such Company Shareholder represents that he, she or it has full right, power and authority to sell, transfer and deliver such Company Shares to Buyer and, upon delivery of a share transfer deed with respect to such shares duly endorsed for transfer to Buyer and Buyer’s payment for and acceptance thereof, will transfer to Buyer good, valid and marketable title thereto free and clear of any Lien. Except as set forth in Section 4.1 of the Disclosure Schedule, such Company Shareholder is not a party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of the Company Shares. There is no action, proceeding, claim or, to such Company Shareholder’s Knowledge, investigation against any such Company Shareholder or any of such Company Shareholder’s assets, properties or, if applicable, any of such Company Shareholder’s officers or directors, pending or, to the Company Shareholder’s Knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to the Company Shares held by such Company Shareholder.

4.2 Authority.

If such Company Shareholder is a corporate entity, such Company Shareholder has all requisite power and authority to enter into this Agreement and any applicable Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Company Shareholder of this Agreement and any applicable Related Agreements to which such Company Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Company Shareholder, and no further action is required on the part of such Company Shareholder to authorize the Agreement and any applicable Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the applicable Related Agreements to which such Company Shareholder is a party have been duly executed and delivered by such Company Shareholder and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company Shareholder enforceable against it in accordance with their respective terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Agreements.

The Company Shareholder is not a party to any agreement, written or oral, with the Company or any holder of the Company’s securities, and, to the Knowledge of such Company Shareholder, there are no agreements between the Company and any other Person or among any holders of the Company’s securities, relating to the acquisition (including without limitation rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under any securities law, or voting of the share capital of the Company other than this Agreement, except as reflected in the Articles of Association of the Company and the Investors Rights Agreements signed on December 12, 2022 between the Company and all of its shareholders, which will be terminated as of the Closing.

4.4 Certain Relationships and Related Transactions.

At the date hereof and at the Closing, such Company Shareholder is not indebted to the Company, and the Company is not indebted to such Company Shareholder, except as set forth under Section 4.4 of the Disclosure Schedule. Neither such Company Shareholder nor any of its Affiliates (if such Company Shareholder is an entity) or any of its immediate family (if such Company Shareholder is a natural person) owns any asset used in, or necessary to, the business of the Company. At the Closing, other than as expressly contemplated by this Agreement, neither such Company Shareholder nor any of its Affiliates (if such Company Shareholder is an entity) or any of its immediate family (if such Company Shareholder is a natural person) will have any contractual relationship with the Company (except for employment agreements of any Company Shareholders who are employed by the Company prior to such date), nor shall the Company be obligated in any way to such Company Shareholder or any of its Affiliates (if such Company Shareholder is an entity) or any of its immediate family (if such Company Shareholder is a natural person).

4.5 Consents.

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to such Company Shareholder in connection with the execution and delivery of this Agreement and any applicable Related Agreements to which such Company Shareholder is a party or the consummation of the transactions contemplated hereby and thereby.

4.6 Brokers and Finders; Transaction Expenses; Existing Discussions.

Except as specified in Section 3.23 of the Disclosure Schedule, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of such Company Shareholder or any of its Affiliates in such manner as to give rise to any valid claim against such Company Shareholder, the Company or Buyer for any investment banker, brokerage or finder’s commission, fee or similar compensation. As of the date of this Agreement, neither such Company Shareholder nor, to the Knowledge of such Company Shareholder, the Company is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire the Company or any material portion of its assets or securities or any other substantially similar proposal.

4.7 Tax Matters.

Each of the Company Shareholders acknowledges and agrees that Buyer and its advisors have not provided any advice to such Company Shareholder regarding the federal, state, local or foreign Tax implications of the transactions contemplated hereunder and that each such Company Shareholder has been advised to consult his, her or its own tax advisor with respect to such implications.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Each of Buyer and Buyer Parent hereby represents and warrants to the Company that as of the date hereof, on the date hereof, and as of the Closing Date, as though made at the Closing Date, as follows:

5.1 Organization.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel. Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authority.

Each of Buyer and Buyer Parent has all requisite corporate power and authority to enter into this Agreement and any applicable Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and Buyer Parent of this Agreement and any applicable Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Parent, and no further action is required on the part of the Buyer and Buyer Parent to authorize the Agreement and any applicable Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any applicable Related Agreements to which Buyer and Buyer Parent is a party have been duly executed and delivered by Buyer and Buyer Parent and constitute the valid and binding obligations of Buyer and Buyer Parent, enforceable against Buyer and Buyer Parent in accordance with their terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar applicable Laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3 No Conflict.

The execution and delivery by Buyer and Buyer Parent of this Agreement and any applicable Related Agreements to which each of Buyer and Buyer Parent is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with any of the following in such a manner as to adversely affect the ability of Buyer and Buyer Parent to consummate the transactions contemplated by this Agreement: (a) any provision of the articles of association of Buyer and Buyer Parent, as amended, or (b) any Law or Order applicable to Buyer or any of its properties or assets (whether tangible or intangible); (c) give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement; and (d) neither the execution and delivery of this Agreement by Buyer or Buyer Parent nor the consummation of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under any agreement or commitment to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent or any of its properties is bound.

5.4 Consents.

Other than as set forth in Schedule 5.4, no consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Buyer and Buyer Parent in connection with the execution and delivery of this Agreement and any applicable Related Agreements to which any of Buyer and Buyer Parent is a party or the consummation of the transactions contemplated hereby and thereby (“Buyer Consents”).

5.5 Finder’s Fees; Advisors.

No agent, broker or Person acting on behalf of Buyer or any of its Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Company or any of the Company Shareholders in connection with any of the transactions contemplated by this Agreement, the applicable Related Agreement, any related instrument, and the transactions contemplated hereby and thereby.

5.6 Financing Resources.

Buyer or Buyer Parent or a Subsidiary of Buyer Parent has and at the Closing shall have sufficient funds available to satisfy the obligation to pay the Closing Date Purchase Price.

5.7 No Additional Representations.

Without derogating from the representations and warranties provided by the Company hereunder, each of Buyer and Buyer Parent acknowledges and agrees that none of the Company, the Sellers, any of their Affiliates or any representatives of any of the foregoing has made (and Buyer, Buyer Parent and their Affiliates hereby disclaim reliance on) any representation or warranty, express or implied, regarding the Company or any of its Subsidiaries or any of their respective business or assets, except as expressly set forth under this Agreement (as respectively qualified by the Disclosure Schedule) or any ancillary agreement executed in connection therewith.

ARTICLE VI

AGREEMENTS OF THE PARTIES

6.1 Affirmative Conduct of the Business of the Company.

During the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Company shall take reasonable actions to conduct the business of the Company in the Ordinary Course of Business, consistent with past practices, pay the debts and Taxes of the Company when due (except upon mutual agreement of the Company and Buyer), pay or perform other obligations when due, and preserve intact the present business organizations of the Company, keep available the services of the present employees of the Company (subject to hiring and termination decisions in the Ordinary Course of Business) and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them (subject to renewals, amendments and terminations in the Ordinary Course of Business, consistent with past practices), all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Closing.

6.2 Restrictions on Conduct of the Business of the Company.

During the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Company shall not, and shall cause its representatives not to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) cause, permit, approve or propose any modifications, amendments or changes to the Organizational Documents;

(b) undertake any capital expenditure, transaction or commitment exceeding $500,000 individually or $2,000,000 in the aggregate, except for the transactions which are currently being negotiated between the Company and third parties as listed in Schedule 6.2(b) attached hereto;

(c) pay, discharge, waive or satisfy, in an amount in excess of $500,000 individually or $2,000,000 in the aggregate, any liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), except with respect to Marketing Expenses, provided that the Company shall provide the Buyer with a weekly report detailing the invoices received by the Company for Marketing Expenses for any specific vendor (and its Affiliates) that have exceeded $2,000,000 in the aggregate, commencing from the date hereof;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(e) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any Tax Return, or amend any Tax Return; but for the avoidance of doubt, this Section 6.2(e) shall not prohibit the Company from receiving automatic extensions granted by the ITA for Tax Returns;

(f) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, share or property) in respect of any Company Shares, or split, combine or reclassify any Company Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, Company Shares, or directly or indirectly repurchase, redeem or otherwise acquire any Company Shares (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Shares) except in accordance with issuance of shares underlying agreements evidencing Company Options existing prior to the date hereof;

(h) adopt, enter into, amend (other than as required by applicable law) or terminate any Employee Plan (other than resulting from the transactions contemplated by this Agreement) or any collective bargaining agreement;

(i) pay or promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, director or officer of the Company, other than (i) resulting from the transactions contemplated by this Agreement (which shall be considered as Closing Date Transaction Expenses); (ii) as required pursuant an existing Employee Plan;

(j) increase, decrease or otherwise change the salary, wage rates, bonuses, fringe benefits or other compensation (including equity-based compensation) payable or to become payable by the Company to, or any indemnification rights of, any of its Employees, other than solely with respect to non-Executive Employees, in the Ordinary Course of Business;

(k) make any declaration, promise, commitment or obligation of any kind for the payment of, or acceleration by, the Company of severance, termination, change of control, or bonus pay (whether in cash or equity or otherwise), other than resulting from the transactions contemplated by this Agreement (which shall be considered as Closing Date Transaction Expenses) or that is otherwise due pursuant to an existing Employee Agreement or Employee Plan or severance required under applicable Law with respect to new hires of the Company in the Ordinary Course of Business;

(l) grant or issue any Company Options or other equity awards, or change the terms of any previously granted or issued Company Options or other equity awards or take any action to accelerate the vesting or extend the post-termination exercise period of any Company Options or other equity awards, provided, however, that nothing in this Section 6.2 shall prohibit the Company from hiring any additional Employees;

(m) (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its material properties or assets, including the sale of any accounts receivable, or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person other than (but solely to the extent that it does not involve granting a perpetual license, waiving rights or adversely affecting Company Intellectual Property) in the Ordinary Course of Business, (ii) purchase or license any material Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person other than in the Ordinary Course of Business (but solely to the extent that it does not involve granting a perpetual license, waiving rights or adversely affecting Company Intellectual Property) or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any material Intellectual Property with a third party;

(n) other than in the Ordinary Course of Business, issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company, or waive or release any right or claim of the Company (including any write-off or other compromise of any account receivable) in excess of $100,000 individually or $200,000 in the aggregate;

(o) incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services in the Ordinary Course of Business) or amend the terms of any outstanding Contract related to Indebtedness, other than as set forth under Schedule 6.2(o);

(p) except as required by Law, commence or settle any Action, threat of any Action or other investigation by or against the Company or relating to any of its business, properties or assets in excess of $100,000 other if such Action, threat of any Action or other investigation is reasonably likely to limit or restrict Company’s business or rights or is related to Company’s Intellectual Property;

(q) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Shares or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Shares pursuant to the exercise or conversion of Company Options that are outstanding on the date of this Agreement;

(r) other than in the Ordinary Course of Business, enter into any Contract that, if entered into prior to the date hereof, would be a Material Contract, or amend or modify any Material Contract;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the business of the Company;

(t) waive any share repurchase rights, accelerate, amend or change the period of exercisability of options or restricted shares, or reprice options granted under any employee, consultant, director or other share plans or authorize cash payments in exchange for any options granted under any of such plans;

(u) terminate any Executive of the Company, or encourage or otherwise cause any such Executive to resign from the Company;

(v) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(w) cancel or amend or renew any insurance policy of the Company except in the Ordinary Course of Business;

(x) adopt any plan or Contract of restructuring, liquidation, dissolution, winding-up, reorganization or recapitalization of the Company; or

(y) take, commit, or agree in writing or otherwise to take, any of the actions described in Section 6.2(a) through 6.2(x) hereof, or any other action that would reasonably be expected to (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of the Company’s respective representations and warranties contained herein being untrue or incorrect.

Notwithstanding the foregoing the contrary, it is agreed that any renewal of an existing Contract in same or similar terms to its existing terms, will not require Buyer’s consent. Nothing contained in this Agreement (including, but not limited to this Section 6.2) gives the Buyer or Buyer Parent the right to control or direct the operations of the Company prior to the Closing in violation of the HSR Act or other Antitrust Laws.

6.3 Access to Information.

During the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Company shall afford Buyer and its accountants, counsel and other representatives (subject to signing a customary confidentiality agreement with the Company) reasonable access to the following, provided that such access will be coordinated in advance with the Company without undue interference with the business of the Company, (a) all of the properties, books, Contracts, commitments and records of the Company, including all Company Intellectual Property, (b) all other information concerning the business, properties and personnel (in each case, subject to restrictions imposed by applicable Law) of the Company as Buyer may reasonably request, and (c) all Employees of the Company as identified by Buyer. The Company shall provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information discovered prior to the date hereof or through the access afforded by this Section 6.3 shall (x) limit or otherwise affect any remedies available to the party receiving such access, or (y) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.4 Notification of Certain Matters.

During the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Company shall give prompt notice to Buyer upon becoming aware of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing or that has had, or could reasonably be expected to have, a Company Material Adverse Effect, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in Section 8.1 and Section 8.2 required to be satisfied by it incapable of being satisfied in a timely manner; provided, however, that, the delivery of any notice pursuant to this Section 6.4 shall not (x) limit or otherwise affect any remedies available to the Indemnified Parties, or (y) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.5 Commercially Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, during the period commencing on the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the parties hereto shall use their respective commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the transactions contemplated by this Agreement, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, the Company and Buyer shall each (i) take all reasonable action necessary to ensure that no Takeover Law is or becomes applicable to any of the transactions contemplated by this Agreement and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the transactions contemplated by this Agreement.

(c) Each of the parties hereto agrees (i) to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (B) any filing (or draft thereof) required under the Foreign Investment Laws, if applicable, or Antitrust Laws of the jurisdictions listed in Schedule 6.5(c), in each case, as soon as practicable and advisable after the date of this Agreement, and (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law or Foreign Investment Law. Further, each party hereto shall use its reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any such Antitrust Laws and Foreign Investment Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority pursuant thereto, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the transactions contemplated by this Agreement prior to the Outside Date. The Company shall not, and shall cause its Subsidiaries not to, without the express written consent of Buyer, take or agree to take any action relating to any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Antitrust Laws and Foreign Investment Laws.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private person, and (ii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the transactions contemplated by this Agreement, other than “4(c) documents” and “4(d) documents”, as those terms are used in the rules and regulations under the HSR Act. To the extent reasonably practicable, all material telephone calls and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of Buyer and the Company, and each party hereto must inform the other of any material communications with a Governmental Authority relating to any Antitrust Laws and Foreign Investment Laws. Except as otherwise restricted by this Section 6.5(d), Buyer and the Company or their respective outside counsel shall have the right to review in advance all written materials submitted or communications made to any Governmental Authority in connection with the transactions contemplated by this Agreement, in each case to the extent such materials or communications are related to any Antitrust Laws and Foreign Investment Laws; provided that that materials required to be provided pursuant to this Section 6.5(d) may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided, further that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.5(d) as “Outside Counsel Only”. Buyer shall have the right to (x) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and to lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law or Foreign Investment Law and (y) control the defense and settlement of any Action brought by or before any Governmental Authority that has authority to enforce any Antitrust Law or Foreign Investment Law; provided that Buyer shall consult with and consider the Company’s view with respect to (x) and (y) and take its views into reasonable good faith consideration. In consultation with the Company, Buyer shall be permitted to pull and refile, on one or more occasions, any filing made under the HSR Act, or any other Antitrust Law or Foreign Investment Law, in connection with the transactions contemplated by this Agreement, prior to the Outside Date.

(e) Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor its Affiliates shall be required (and the Company shall not agree to any of the following without the express written consent of Buyer) to agree to (A) offer, agree or consent to sell, divest, lease, license, sale, transfer, or otherwise dispose or encumber or holding separate (before or after the Closing, whether through establishment of a trust or otherwise) of any share capital or of any business interests, licenses, assets, operations, rights or properties of Buyer, its Subsidiaries or Affiliates or of the Company, (B) offer, agree or consent to the imposition of any limitation on the ability of Buyer, its Subsidiaries or Affiliates or the Company to conduct their respective businesses, operations or own any share capital or assets or to acquire, hold vote, transfer, receive dividends or otherwise exercise full rights of ownership of their respective businesses and, in the case of Buyer, the businesses of the Company, (C) offer, agree or consent to terminate any (x) existing relationship, contractual right or obligation of Buyer, its Subsidiaries or Affiliates, the Company or any its Affiliates or (y) venture or other similar arrangement of Buyer, its Subsidiaries or Affiliates, the Company or any its Affiliates (D) impose any change, restriction (including any access or other requirements) or any other impediment, on the Buyer, its Subsidiaries or Affiliates or the Company under any Law, Order or other legal restraint governing competition, monopolies or restrictive trade practices, (E) offer, agree or consent to create any relationship, contractual right or obligation of Buyer, its Subsidiaries or Affiliates or the Company; (F) litigate or commit or agree to obtain any “prior approval” or other affirmative approval from a Governmental Authority to carry out any future transaction or make any notification or provide prior notice to any Governmental Authority regarding any future transaction; or (G) commit to or effect any action that is not conditioned upon consummation of the transaction contemplated under this Agreement (any such action described in (A), (B) or (C), (D), (E), (F), (G), an “Action of Divestiture”). Nothing herein shall require Buyer or any other party to litigate with any Governmental Entity.

(f) The Company shall use its commercially best efforts (i) to assist the Buyer or its parent company in causing to be prepared in a timely manner any financial information or statements (including pro forma financial statements) that are required to be included in any filing to be made by the Buyer or its parent company with the Securities and Exchange Commission (the “SEC”) and any other regulatory agency in connection with the transactions contemplated by the Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

6.6 Exclusive Dealing.

From the date hereof through the Closing or the earlier termination of this Agreement, each of the Sellers (severally and not jointly) and the Company shall not, and shall cause their respective Affiliates and representatives not to, (a) enter into, take any action to encourage, initiate, continue or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer, its Affiliates and their respective representatives) concerning any purchase of the equity securities of the Company of any of its Subsidiaries, or any merger or other business combination involving the Company, any sale of all or a material portion of the assets of the Company or any similar transaction involving the Company (any such transaction, an “Acquisition Transaction”) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person other than Buyer, its Affiliates and their respective representatives to do or seek to do any of the foregoing. Each of the Sellers (severally and not jointly) and the Company has ceased and caused to be terminated, and have caused each other Person acting on its behalf, to cease and terminate, any existing discussions with any Person (other than Buyer, its Affiliates and their respective representatives) that relate to any Acquisition Transaction. In the event that the Company or a Seller receive an inquiry, proposal or offer with respect to an Acquisition Transaction on or after the date hereof, and prior to the Closing or termination of this Agreement pursuant to the provisions of Section 10.1, the Company or such Seller, as applicable, will provide Buyer with prompt notice thereof, which notice shall include the material terms of, and the identity of the Person or Persons making, such inquiry, proposal or offer (if the delivery of such information is permissible by applicable Law ).

6.7 Contract Consents, Amendments and Terminations.

The Company shall (i) use commercially reasonable efforts to obtain prior to the Closing all necessary consents, waivers and approvals of any parties to any Contract if and as are required thereunder in connection with the transactions contemplated by this Agreement or for any such Contracts to remain in full force and effect, all of which are to be listed in Section 3.5 of the Disclosure Schedule, (ii) use commercially reasonable best efforts to terminate each of the agreements listed on Section 8.2(d)(ii) of the Disclosure Schedule (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Closing, and (iii) provide all notices required under any Contract in connection with the Transactions contemplated by this Agreement. Such consents, waivers, notices and approvals shall be in a form reasonably acceptable to Buyer. Buyer shall not have any Liability to the Company, the Company Securityholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to terminate any of the Terminated Agreements or to obtain any consents, modifications, waivers and approvals, or for any Change in Control Fees or Closing Date Transaction Expenses. The Buyer shall use commercially reasonable efforts to obtain the Buyer Consents on or prior to the Closing.

6.8 Allocation Statement.

(a) By no later than ten (10) Business Days prior to the Closing, the Company shall deliver to Buyer, certified as complete and correct by the Chief Financial Officer of the Company, a statement that sets forth the following information (the “Allocation Statement”): (a) all Company Shareholders and their respective e-mail addresses (if available), the number and type of Company Shares held by such Company Shareholder, the respective certificate numbers (if applicable), the aggregate amount of cash to be paid to such Company Shareholder at the Closing in respect of such shares pursuant to ARTICLE II, and the Pro Rata Share applicable to each Company Shareholder as of the Closing, (b) all holders of Company Options and their respective e-mail addresses (if available), the number of Company Ordinary Share for which each such Company Option is exercisable, with respect to a Company Option granted to Israeli residents, the particular track under Section 102 or 3(i) of the ITO pursuant to which such Company Option was granted, the date of commencement of the two year holding period with the Section 102 Trustee, if granted under Section 102, and the applicable vesting schedule, if any as well as if Non-Israeli Option Holder, indicating the country of residency as well as any other information requested by the Paying Agent , and (i) the extent to which such Company Option is vested and exercisable as of the Closing, the exercise price of such Vested Company Option, the applicable Vested Company Option Closing Cash Value paid to such holder of Vested Company Options at the Closing in respect of such Vested Company Options pursuant to ARTICLE II, and the Pro Rata Share applicable to each such holder of Vested Company Options as of the Closing, and (ii) the extent to which such Company Option is unvested as of the Closing, the exercise price of such Unvested Company Option and the Unvested Company Option Closing Cash Value; ((c) the portion of the Escrow Amount withheld from each Indemnifying Party (as defined below), (d) information applicable to each holder of Company Shares and of Vested Company Options as instructed by the Paying Agent for receipt of the Closing Cash Payment, and for each holder of Unvested Company Options for the receipt of the applicable Unvested Company Option Closing Cash Value, in accordance with the term of this Agreement, and (e) the Closing Date Transaction Expenses and the payees thereof and their respective wire instructions.

(b) It is understood that the Allocation Statement is subject to change to give effect to Unvested Options which have become Deemed Vested Options under this Agreement. Prior to each distribution of the Forfeited Amounts, the Representative will provide to the Paying Agent an updated Allocation Statement (after providing the Buyer reasonable opportunity to review and comment on such update).

6.9 Directors and Officers Insurance.

(a) Subject to the Company purchasing the D&O Tail Insurance (as defined below), for a period of seven (7) years following the Closing, Buyer or its successor shall fulfill and honor the obligations of the Company pursuant to applicable Law, pursuant to any organizational documents of the Company and pursuant to the indemnification agreements set forth in Schedule 6.9(a) that contain any indemnification, reimbursement, advancement of expenses, hold harmless and exculpation from liability provisions with each individual who is a party to such agreements, and that at any time prior to the Closing was a director, officer or other covered person of the Company (the “Indemnification Schedule”), in each case subject to applicable Law, insofar as such provisions relate to the directors, officers of the Company on or prior to the Closing Date, as set forth in the Indemnification Schedule (such directors and officers being herein called the “Company Indemnitees”), regardless of whether any proceeding relating thereto is commenced before or after the Closing (provided in the case of a proceeding that commenced prior to the Closing, such proceeding was fully disclosed to the Buyer prior to the Closing). The rights of each Company Indemnitee under this Section 6.8 shall be enforceable by each such Company Indemnitee or his or her heirs. If any claim is made against or involves any Company Indemnitee on or prior to the seventh (7th) anniversary of the Closing, the provisions of this Section 6.8 shall continue in effect with respect to such claim until the final disposition thereof. Notwithstanding the foregoing, the obligations of the Buyer and the Company (following the consummation of the transactions contemplated by this Agreement) (i) shall be subject to any limitation imposed by applicable Law, and (ii) shall not release any Company Indemnitee from his or her obligations pursuant to this Agreement, nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from Buyer, the Company or their respective Subsidiaries or successors with respect to any particular amount of Losses recoverable by any of the Indemnified Parties (as defined below) against such Company Indemnitee in his or her capacity as an Indemnifying Party pursuant to this Agreement.

(b) The Company may purchase, prior to or concurrent with the Closing, a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) for acts or omissions occurring prior to the Closing that will remain in effect for a period of seven (7) years after the Closing (the “D&O Tail Insurance”). Any cost and expenses related to the acquisition of such insurance shall be considered part of the Closing Date Transaction Expenses if not paid by the Company prior to the Closing. Buyer shall, and shall cause the Company to, cooperate in good faith with the Company Indemnitees to use the tail coverage with respect to claims relating to acts or omissions occurring prior to the Closing provided, however, that nothing herein shall require the Company or the Buyer or any of its Affiliates to incur any cost or expense (with respect to the Company, following the Closing), other than the internal cost of Buyer’s and Company’s personnel dealing with such matter.

6.10 Release of Liens.

The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to effect the release of all Liens other than Permitted Liens prior to or concurrently with the Closing, unless otherwise agreed by Buyer in writing prior to the Closing.

6.11 Employee Matters.

(a) The Company shall not hire any additional Executives or replace any current C-level employees without obtaining the consent of the Buyer, such consent not to be unreasonably withheld or delayed.

(b) The Company shall, prior to the Closing, cause each director of the Company to execute a resignation and release letter in the form attached hereto as Exhibit F (the “Director Resignation and Release Letter”), effective as of the Closing.

(c) Subject to the provisions of Section 2.7, the Buyer and its Affiliates (and, following the Closing, the Company) shall not be under any obligation to retain any employee, independent contractor or consultant of the Company, or provide any such employee, independent contractor or consultant with any particular benefits, or make any payments or provide any benefits to those employees, independent contractors or consultants whom such entity chooses not to employ or subsequently terminates, except as otherwise required by applicable Law or any applicable separate written agreement between Company, the Buyer or its Affiliates and any such Person.

(d) Prior to the Closing, Buyer will establish a cash retention pool of the Retention Amount, for the benefit of the Founders and certain employees and consultants of the Company. The allocation of the Retention Amount shall be equal to Fifty Million Dollars ($50,000,000). Awards of the applicable portion of the Retention Amount shall be granted under the retention plan and retention award agreements, in the forms attached hereto as Exhibit G (the “Retention Plan” and the “Retention Award”, respectively) (and shall not be deducted from or otherwise decrease the amount of the Purchase Price payable pursuant to this Agreement.

6.12 Restrictive Covenants.

(a) For a period commencing on the Closing Date and ending on the later of (i) 47 months as of the Closing Date; (ii) 12 months following the date in which the applicable Restricted Party, ceased to be employed and or otherwise engaged (including without limitation as a director in the Company or any of its Subsidiaries), according to the later, by the Company and/or its Subsidiaries; (the “Restricted Period”), each Founder (each a “Restricted Party”), shall not, directly or indirectly, (i) engage in or assist others in engaging in any business that competes with the Company Business; or (ii) have an interest in any Person that engages directly or indirectly in any business that competes with the Company Business in any capacity, including as a partner, shareholder, member, employee or consultant. Notwithstanding the foregoing, a Restricted Party may own, directly or indirectly, (i) solely as an investment, or otherwise securities of any Person traded on any national securities exchange if the Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person, (ii) securities of any Person engaged in the Company Business, solely as a passive investor, to the extent that such securities reflects no more than three percent (3%) of the issued and outstanding share capital of such Person, and (iii) securities that are currently held by such Restricted Party as reflected in Schedule 6.12 attached hereto.

(b) During the Restricted Period, each Restricted Party and his Affiliates shall not, directly or indirectly, hire or solicit any Employee or Independent Contractor of the Company (i) on the Closing Date; (ii) or within 12 months prior to the Closing Date; (iii) or on the Restricted Period, or encourage any such Employee or Independent Contractor to leave such engagement or hire any such Employee or Independent Contractor who has left such engagement.

(c) During the Restricted Period, each Restricted Party and his Affiliates shall not, directly or indirectly, cause, induce or encourage any client, customer, supplier or licensor of the Company, or any other Person who has a business relationship with the Company, to terminate or adversely modify any such relationship.

(d) If a Restricted Party breaches, or threatens to commit a breach of, any of the provisions of this Section 6.12, Buyer shall have the right to have such provision specifically enforced against such Restricted Party by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Buyer and that money damages may not provide an adequate remedy to the Buyer, which remedy is in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity.

(e) From and after the Closing, no Restricted Party, nor any of its respective Affiliates, will make, or cause to be made, any statement (whether oral or written) that knowingly disparages the reputation or business of any of Buyer, the Company or any of their respective Affiliates; provided, however, that nothing in this Section 6.12 shall restrict any party hereto from enforcing its rights hereunder or from testifying truthfully in any Action.

The covenants and undertakings contained in this Section 6.12 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.12 will cause irreparable injury to Buyer and/or the Company, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 6.12 may be inadequate. Therefore, Buyer and the Company will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction against such Restricted Period or Seller, as applicable in the event of any breach of this Section 6.12 without the necessity of proving actual damage. The rights and remedies provided by this Section 6.12 are cumulative and in addition to any other rights and remedies which the Company or Buyer may have hereunder or at Law or in equity. The Company Securityholders acknowledge that the restrictions contained in this Section 6.12 are reasonable and necessary to protect the legitimate interests of the Company and Buyer and constitute a material inducement to the Company and Buyer to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 6.12 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.13 R&W Insurance Policy.

(a) Prior to the date hereof, Buyer shall have obtained and bound for coverage the R&W Insurance Policy in connection with this Agreement, with an aggregate coverage limit set under the policy attached as Schedule 6.13. The cost of the premium of the R&W Insurance Policy and any other amounts related to the R&W Insurance Policy (including brokerage fees, underwriting fees, taxes and amounts) will be equally shared by the Buyer and the Company and the Company’s portion of such cost shall be considered as a Closing Date Transaction Expense.

(b) The Buyer confirms to the Sellers that as of the date hereof, the R&W Insurance Policy shall be in full force and effect and, with respect to matters covered under the R&W Insurance Policy, it (i) does not require the Buyer or any Indemnified Party to make (and they shall not make) a claim against any of the Company Securityholders before claiming under the R&W Insurance Policy; and (ii) it provides, among other things, that the R&W Insurer waives and shall not pursue any subrogation rights against any Company Securityholder except for claims against any specific Company Securityholder in the case of fraud by such Company securityholder, and that the Company Securityholders are express third party beneficiaries of such subrogation waiver. The Buyer shall not cancel, modify, reduce or amend the R&W Insurance Policy and shall continue to honor its obligations thereunder in accordance with its terms. Buyer acknowledges that the Company Securityholders are entering into this Agreement in reliance on the foregoing confirmations by the Buyer.

(c) The Buyer hereby undertakes to the Company Securityholders to use commercially reasonable efforts to make demand for remedies and obtain recovery that may be available under the R&W Insurance Policy, which commercially reasonable efforts may, but will not necessarily require (depending on the specific facts and circumstances), initiating legal action against the R&W Insurer.

6.14 Additional Financials.

(a) The Company covenants and agrees to provide the Buyer with the unaudited consolidated balance sheet for the last day of each complete month commencing on April 2024 and until the Closing, and the unaudited consolidated statements of income for each such month (the “Monthly Financials”), such Monthly Financials shall be added to Section 3.7(a) of the Disclosure Schedule and shall considered for all intents and purposes part of the “Interim Financials” and, together with the Audited Financials, part of the “Financials” (other than, for the avoidance of doubt, with respect their standard of preparation, with respect to which the requirement shall be that they shall be prepared consistent with past practice).

(b) Without derogating from the representations and warranties set under Section 3.7 as provided as of the date hereof, with respect to the Financials provided under Section 3.7 of the Disclosure Schedule, (i) the Audited Closing Statements shall be deemed to be added immediately following the Closing, to the Audited Financials, in a manner that the Audited Financials shall include also the Audited Closing Statements (including for the avoidance of doubt, in connection with their standard of preparation); and (ii) the Interim Closing Statements shall be deemed to be added immediately following the Closing to the Interim Financials, in a manner that the Interim Financials shall include also the Interim Closing Statements (including for the avoidance of doubt, in connection with their standard of preparation other than in relation to the Monthly Financials) (in addition to the Financials provided under Section 3.7 of the Disclosure Schedule), for the purpose of the representations and warranties set under Section 3 hereof. The Financial Closing Statements shall not (x) limit or otherwise affect any remedies available to the Buyer with respect to any misrepresentations, breach of warranty or breach of covenant, or (y) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.15 Post-Closing Actions.

Following the Closing, by no later than the periods set forth under Schedule 6.15, the Company shall take the actions listed on Schedule 6.15 (the “Post-Closing Actions”) in a manner reasonably satisfactory to the Buyer. The Company shall cooperate with the Buyer in implementing the Post-Closing Actions and shall keep the Buyer informed, as reasonably requested from to time, of all matters related thereto. Taking any action which is reasonably required in order to meet the Company’s obligations under the Post-Closing Actions, shall not be deemed as willfully taking any action that is intended to diminish the Earnout Consideration.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Tax Rulings.

The Company has filed, or will file prior to the Closing, with the ITA an application for a ruling (the “Employee Tax Ruling”) confirming that (i) the deposit with the Section 102 Trustee of the consideration payable pursuant to Section 2.2(a) will not constitute a violation of the requirements under Section 102 of the ITO if deposited with the Section 102 Trustee and released only after the lapse of the minimum trust period required by Section 102 (the “102 Trust Period”), (ii) Buyer and anyone acting on its behalf (including the Paying Agent) shall be exempt from withholding tax in relation to any payments made to the Paying Agent, Section 102 Trustee and/or anyone on their behalf with respect to payments for Section 102 Options, Section 102 Shares and Section 3(i) Options, (iii) confirming there is no withholding requirement relating to the treatment of the Unvested Company Options pursuant to Section 2.2(b), that the Unvested Company Options Aggregate Consideration paid with respect to each Deemed Vested Option, shall be treated as substitution to Section 102 Options and Section 3(i) Options (as applicable pursuant to the terms of the original documents governing such Options) and approving a tax continuity with respect to the Deemed Vested Option, including that the 102 Trust Period with respect to Unvested Company Options Aggregate Consideration paid on account of the Deemed Vested Options, shall be calculated from the grant date of the applicable Unvested Company Options; and (iv) any Escrow Amount, the Shareholders’ Representative Expense Amount and the Earnout Consideration paid with respect to Section 102 Options, Section 102 Shares and Section 3(i) Options shall only be subject to Israeli withholding tax if and when paid out to the holders thereof (which ruling may be subject to customary conditions regularly associated with such a ruling). To the extent that prior to the Closing an interim Employee Tax Ruling shall have been obtained, then all references herein to the Employee Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Employee Tax Ruling is obtained. Each of Buyer, Company and the Representative shall coordinate all activities and cooperate with each other with respect to the preparation and filing by the Company of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Employee Tax Ruling, or any interim Employee Tax Ruling as customarily granted by the ITA. The Company, the Representative and Buyer shall, and shall instruct their respective representatives and advisors to, cooperate with each other and with their respective counsel, representatives and advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Employee Tax Ruling. Subject to the terms and conditions hereof, the parties shall use reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Employee Tax Ruling as promptly as practicable, provided, however, that subject to obtaining the interim Employee Tax Ruling prior to Closing, then even if the Employee Tax Ruling shall not be obtained for any reason whatsoever by the Closing Date, the Closing shall not be delayed or postponed for the specific reason of not obtaining such Employee Tax Ruling. The Company, its representatives and advisors shall not make any application to, nor conduct any negotiation with, the ITA with respect to any matter relating to the subject matter of the Employee Tax Ruling without prior written notice to, and written consent of Buyer. For the avoidance of doubt, it is clarified that the language of the Employee Tax Ruling and, if applicable, the interim Employee Tax Ruling shall be subject to the prior written approval of Buyer or its counsel such approval not to be unreasonably withheld, conditioned or delayed. Should Buyer’s counsel not attend any meeting with the ITA, the counsel of Company shall provide Buyer and its counsel with an update of such meeting or discussion within two Business Days of such meeting or discussion.

7.2 Release.

(a) As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each Company Securityholder, on his, her or its own behalf and on behalf of his, her or its Affiliates (collectively, the “Releasor”), agrees not to sue and fully releases and forever discharges the (i) Company and each of its directors, officers, employees, members, managers, equityholders, affiliates, agents, assigns and successors, past and present; and (ii) Buyer, and each of its directors, officers, employees, members, managers, equityholders, affiliates, agents, assigns and successors, past and present (collectively, the “Released Persons”), with respect to and from any and all Actions, demands, rights, Liens, Contracts, covenants, Liabilities, debts, expenses (including reasonable attorneys’ fees) and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, in each case, to the extent related to the Company with respect to the period prior to the Closing (collectively, “Released Claims”); provided, that Release Claims shall not include, and nothing in this Section 7.2 shall prohibit a Company Securityholder from enforcing such Company Securityholder’s rights, (i) under this Agreement or any Related Agreement including without limitation, any rights to payment hereunder and/or thereunder and including any rights relating to Buyer’s failure to perform any of its obligations, undertakings or covenants set forth in this Agreement or the Related Agreements, (ii) Company Securityholder’s rights in connection with a Company Securityholder’s engagement with the Company or any Affiliate thereof following the Closing, (iii) if such Company Securityholder is a director or officer of the Company, or a legal entity on behalf of which a director of the Company was appointed, such Company Securityholder is not releasing its rights to coverage under the D&O Tail Policy or any indemnification rights of such Company Securityholder and/or its director designee under the Company’s Organizational Documents, this Agreement, or any indemnification agreement between the Company and such Company Securityholder and/or its director designee, and (iv) if such Company Securityholder is an employee of the Company or any of its Subsidiaries, such Company Securityholder is not releasing such Company Securityholder’s rights with respect to any benefits to which such Company Securityholder is entitled in connection with his/her employment or services with the Company or its Subsidiaries. It is the intention of each Company Securityholder that such release be effective as a bar to each and every demand and Action hereinabove specified and in furtherance of such intention, each Company Securityholder, on his, her or its own behalf and on behalf of his, her or its Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law as it relates to such Released Claims and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and Actions, if any, as those relating to any other demands and Actions hereinabove specified, but only to the extent such provision is applicable to releases such as this.

(b) The general release in this Section 7.2 is specifically intended to operate and be applicable even if it is alleged, charged or proven that all or some of the claims or damages released were solely and completely caused by any acts or omissions, whether negligent, grossly negligent, intentional, fraudulent or otherwise of or by the Released Persons.

(c) Each Releasor covenants and agrees not to sue, make, assert, or maintain, directly or indirectly, any Released Claim or to bring, request, initiate or file any Action regarding any Released Claim, all of which are released pursuant to this Agreement. Each Releasor acknowledges and agrees that this release releases and precludes, inter alia, any claim against any of the Released Parties of which such Releasor is not now aware and of which such Releasor may only become aware at some later date. Nevertheless, such Releasor fully and freely intends to and does, by executing this release and effective upon the date hereof, release any and all such claims.

(d) Each Releasor (a) represents and warrants that it has not assigned and (b) covenants that it will not assign, to any other Person, any Claim or potential Claim against the Released Parties released by this Section 7.2.

(e) Each Releasor acknowledges and agrees that the consideration it is receiving pursuant to this Agreement and the other Related Agreements in exchange for the release of Released Claims is good and sufficient consideration and exceeds anything of value to which such Releasor is already entitled.

(f) Effective as of the Closing, Buyer, on behalf of itself and its controlled Affiliates (including the Company and each of its Subsidiaries), heirs, legal representatives, successors and assigns (collectively, with Buyer, the “Buyer Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company Securityholders and each of their respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (each, a “Seller Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such Buyer Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may in the future have solely related to their capacity as Company Securityholders prior to the Closing, except for: (i) claims made under this Agreement; (ii) claims arising from fraud; or (iii) counterclaims made in connection with claims asserted by any Seller Releasee against Buyer Releasors. Each Buyer Releasor covenants and agrees that no Buyer Releasor shall, nor shall any Buyer Releasor cause its respective Affiliates to, assert any such released claim against any Seller Releasee.

(g) All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Sellers that are parties to this Agreement and the Optionholder’s which executed the Optionee Undertaking or the Buyer and/or Buyer Parent, which are parties to this Agreement, as applicable (the “Contracting Parties”) and only in their capacities as Contracting Parties pursuant to the terms of this Agreement and the Optionee Undertaking, as applicable. No Person who is not a Contracting Party, including any current, former or future Representative or Affiliate of any Contracting Party, or any current, former or future Representative or Affiliate of any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach.

7.3 Tax Matters.

(a) The Buyer shall timely prepare and file, or shall cause to be timely prepared and filed all Tax Returns of the Company with respect to any taxable year or period that ends on or before the Closing Date and any Straddle Period, in each case which are due after the Closing Date. The Buyer shall prepare such Tax Returns in a manner consistent with past practices of the Company (unless otherwise required by applicable Law) and shall provide the Representative the right to review and comment on such Tax Returns no later than thirty (30) days prior to the due date for filing such Tax Returns, such comments to be delivered to The Buyer by the Representative within the next twenty (20) days following the Representative’s receipt of such Tax Returns. The Buyer shall, in good faith, take into account and reflect on such Tax Returns any reasonable comments (including proposed positions, elections, and the treatment of a particular item of income or expense) proposed by the Representative.

(b) In the case of any Straddle Period, and for purposes of determining hereunder the amount of Taxes attributable to a Pre-Closing Tax Period or a Post-Closing Tax Period generally, the amount of Taxes attributable to the Pre-Closing Tax Period shall be deemed to be (i) in the case of Taxes imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in (i) above (such as Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period and the taxable period of the Company ended of as of the close of business on Closing Date.

(c) The Buyer and the Representative shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for a period prior to (or including) the Closing Date, any and any Tax audits, Tax action or other Tax-related claims related to such period.

7.4 Public Disclosure.

None of the Company or the Company Shareholders shall (nor shall any of their respective officers, directors and representatives) issue any statement or communication to any third Person (other than its representatives and/or employees and/or advisors and in the case of venture capital funds or other financial investors, their limited partners or investors that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written consent of Buyer.

7.5 No Use of Names.

From and after the Closing, Company Securityholders, officers and directors (including their respective Affiliates) shall cease to and shall no longer use the names, brand names, trademarks or tradenames ‘SuperPlay, Dice Dreams, Domino Dreams and Simple Domino, or any similar name or trademark in connection with any activity (unless connected to the Company Business).

7.6 Buyer Parent Guarantee.

Buyer Parent hereby unconditionally guarantees (the “Buyer Guaranty”) to the Company Securityholders the prompt and complete payment of the Purchase Price and the prompt and complete performance of all of Buyer’s obligations under this Agreement (the “Buyer’s Obligations”). This Buyer Guaranty is an absolute, irrevocable, unconditional, present and continuing guaranty of payment and performance, and it shall remain in full force and effect without regard to any of the following: (a) any amendment or modification of or addition or supplement to any of Buyer’s Obligations or any agreement executed in connection therewith; (b) any default by Buyer under Buyer’s Obligations; (c) any exercise or nonexercise of any right, remedy, power or privilege in respect of this Buyer Guaranty or any of Buyer’s Obligations; (d) any transfer of the assets of Buyer or any of its Affiliates to, or any consolidation or merger of Buyer or any of its Affiliates with or into, any other Person; or (e) any bankruptcy, insolvency, reorganization or similar proceeding involving or affecting Buyer or any of its Affiliates. Buyer Parent hereby waives any right to require the Company Securityholders, as a condition of payment or performance by Buyer Parent hereunder, to proceed against Buyer or any other Person or to pursue any other remedy or enforce any other right. Buyer Parent unconditionally waives diligence, demand or notice of any kind whatsoever with respect to this Buyer Guaranty or Buyer’s Obligations or with respect to any condition or circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or that might otherwise limit recourse against Buyer Parent. No failure or delay on the part of the Company or any Company Securityholder, in exercising any right under or with respect to this Buyer Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of the Company Securityholders under or with respect to this Buyer Guaranty or this Agreement. Without limiting the foregoing, Buyer Parent shall be afforded all of the same rights, protections, limitations and defenses as Buyer under this Agreement with respect to Buyer’s Obligations.

7.7 Confidentiality.

Each Company Securityholder acknowledges that it may be in possession of, or may come into possession of, non-public information concerning or relating to the business or financial affairs of the Company, including without limitation any information provided to it by the Representative and/or the Founder (the “Confidential Material”). Each Company Securityholder shall, and shall cause its Affiliates and representatives to, keep confidential and not divulge or make accessible to anyone all or any portion of such Confidential Material, whether provided prior to or following the Closing, except (i) to its advisors in their capacity as required to perform its obligations hereunder (it being understood that such Company Securityholder shall be responsible for any disclosure by any such Person not permitted by this Agreement); (ii) if requested or required by Law (subject to the conditions and limitations set forth in this Section 7.7); or (iii) with the prior written consent of the Company, and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose. If any Company Securityholder or any of its respective Affiliates or representatives is requested or required to disclose (after such Company Securityholder has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Buyer about such Company Securityholder’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process), such Company Securityholder shall, or shall cause such Affiliate or representative, to, if permissible by applicable Law, provide the Company and the Buyer with prompt written notice of such request so that the Company may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, such Company Securityholder or such Affiliate or representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanctions for contempt or any similar sanction, and such Company Securityholder shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed.

The Representative shall have the same confidentiality obligations as the Company Securityholders under this Section 7.7, including the obligation to keep confidential and not disclose or make accessible any Confidential Material provided or which will be provided in the future, whether prior to or following the Closing, except as permitted herein, and to adhere to the procedures outlined for dealing with requests for disclosure of Confidential Material.

ARTICLE VIII

CONDITIONS TO THE SHARE PURCHASE

8.1 Conditions to Obligations of Each Party to Effect the Share Purchase.

The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver in writing, at or prior to the Closing Date, of the following conditions:

(a) No Law or Order; Illegality; Injunction. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, Order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting or preventing consummation of the transactions contemplated by this Agreement. There shall be no pending injunction by a competent court against Buyer or the Company, their respective properties or any of their respective officers or directors, or Governmental Entity that prohibits to consummate the Closing of the transactions contemplated hereby.

(b) Antitrust Matters. All applicable waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated. All other approvals under any Antitrust Laws shall have been obtained, in each case, without any condition or requirement requiring or calling for an Action of Divestiture.

(c) Other Governmental Approvals. All Consents required to be obtained by the Company and the Buyer prior to the Closing Date from any Governmental Entity, if any, in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, shall have been obtained.

8.2 Conditions to the Obligations of Buyer.

The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Sellers in this Agreement (and by the Optionholders under the Optionee Undertaking) (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified, as applicable, shall be true and correct in all respects) of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such date; (ii) The Fundamental Representations and the Company Securityholder Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date; and (iii) the Company and the Company Securityholders shall have performed and complied with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect between the date hereof and the Closing.

(c) Litigation. There shall be no Action pending, or threatened, against Buyer or the Company, their respective properties or any of their respective officers or directors, by any Governmental Entity that would reasonably be expected to materially impair the ability of Buyer or the Company to consummate the Closing of the transactions contemplated hereby.

(d) Third Party Contracts. The Company shall have (i) delivered to Buyer all necessary Consents of parties to any Material Contract set forth on Schedule 8.2(d)(i); (ii) terminated each of those Contracts set forth on Schedule 8.2(d)(ii); and (iii) sent the notices set forth on Schedule 8.2(d)(iii).

(e) Employment Arrangements. The following Employees of the Company shall be (A) employed by the Company immediately prior to the Closing and (B) shall not have expressed to the

Company or Buyer the intent to terminate their employment with the Company: (i) 100% of the Key Employees specified in Part A of Schedule 1.1(f) (which for the avoidance of doubt shall include the Founders), (ii) at least five (5) of the Key Employees specified in Part B of schedule 1.1(f), and (iii) at least 70% (rounded to the nearest whole number) of all Employees (other than the Employees listed in (i) and (ii) above) who were employed or engaged by the Company or any Subsidiary on the date hereof. If any of the foregoing individuals is not employed with the Company immediately prior to the Closing by reason of death or disability, they will be disregarded for purposes of determining the satisfaction of this Closing condition.

(f) Resignation of Directors. Buyer shall have received a duly executed Director Resignation and Release Letter from each of the directors and/or officers, if applicable (in their capacity as such) of the Company effective as of the Closing.

(g) Release of Liens. Buyer shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens (on the Closing as noted in the applicable Payoff Letter) set forth in Section 6.10.

(h) Repayment of Loans and other Indebtedness. Buyer shall have received from the Company, evidence reasonably satisfactory to Buyer that no loans of, or payable or guaranteed by, the Company, shall be outstanding as of the Closing, other than such covered under the Payoff Letters to be paid at the Closing.

(i) Certificate of the Company. Buyer shall have received a certificate from the Company, validly executed by each of the Chief Executive Officer, in his capacity as such, for and on the Company’s behalf, to the effect that, as of the Closing, all conditions to the obligations of Buyer set forth in Section 8.2(a) and Section 8.2(b), with respect to the Company, have been satisfied as well as for updates for changes in the Company from the date hereof until the Closing, which shall be provided solely for informational purposes and without being considered as an amendment of the Disclosure Schedule and/or derogating Company’s right to recover of any Losses under ARTICLE IX, unless subject to updates required to give effect to Company’s Ordinary Course of Business during the Interim Period, to the extent permitted pursuant to Section 6.12 or other actions approved by the Buyer.

(j) Other Transition Matters. Prior to the Closing, the Company will take the actions listed on Schedule 8.2(j) (the “Transition Actions”) in a form reasonably satisfactory to the Buyer. The Company shall cooperate with Buyer in Company’s process of implementing the Transition Actions and shall keep Buyer fully and timely informed with respect to all matters related thereto

(k) Company Deliverables. Buyer shall have received from the Company: (i) at least ten (10) Business Day prior the Closing Date the Estimated Closing Statement; (ii) the Allocation Statement certified as complete and correct by the Chief Financial Officer; and (iii) the following documents:

(i) the approval of the Board of Directors and the shareholders of the Company of this Agreement and the transactions contemplated hereby (which shall be provided to Buyer’s counsel on immediately prior to the execution of this Agreement);

(ii) a certificate of status, compliance, good standing or similar certificate dated not more than ten (10) days prior to the Closing Date with respect to the Company and each Subsidiary (where such concept exists) issued by the appropriate government officials of its jurisdiction of incorporation and of each jurisdiction in which it carries on business;

(iii) share transfer deeds for all of the Company Shares, duly executed by each Seller in favor of Buyer and the certificate(s) representing Company Shares, as set forth under Section 2.1(e);

(iv) the register of shareholders of the Company evidencing the transfer to and ownership of all of the Company Shares by Buyer, certified and duly executed by an authorized officer of the Company;

(v) by no later than 10 Business days prior to the Closing Date, payoff letters or similar documents (the “Payoff Letters”) specifying the aggregate amounts of the Company’ obligations that will be outstanding as of the Closing under the Indebtedness set forth on the Indebtedness Schedule (including principal, interest, fees, expenses and other amounts payable thereunder);

(vi) the Founders and Certain Employes Amendment to Employment Agreements, duly executed by the Founders;

(vii) evidence reasonably satisfactory to Buyer that the D&O Tail Insurance has been fully paid and is in effect;

(viii) the Escrow Agreement, duly executed and delivered by the Representative and the Escrow Agent;

(ix) the Paying Agent Agreement, duly executed and delivered by the Representative and the Paying Agent;

(x) the Optionee Undertaking, duly executed by each Optionholder;

(xi) Interim Employee Tax Ruling, in a form reasonably satisfactory to the Buyer; and

(xii) (A) the audited balance sheet for the fiscal years ended December 31, 2023, and December 31, 2022 and the related audited consolidated statements of income, cash flow and shareholders’ equity through the such dates, which (i) have been audited in accordance with AICPA auditing standards and signed by the Company’s auditors; (ii) are true and correct and have been prepared in accordance with GAAP without any auditor’s notes or qualifications (including with respect to recordation of share-based compensation expenses for employees for the applicable periods, in accordance with ASC 718 Compensation-Stock Compensation, (iii) were approved by Company’s Board of Directors (the “Audited Closing Statements”); and (B) the unaudited balance sheets as of September 30, 2024 along with the unaudited consolidated statements of income, cash flow, and shareholders’ equity, all in accordance with AICPA auditing standard for the nine (9)-month period from January 1 2024 and until September 30, 2024 pursuant to Section 6.14(a), in full compliance with GAAP (the “Interim Closing Statements” and together with the Audited Closing Statements, the “Financial Closing Statements”).

8.3 Conditions to Obligations of the Sellers and the Company.

The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the conditions, which may be waived, in writing, exclusively by the Company and the Representative.

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Buyer in this Agreement (other than the representations and warranties of Buyer as of a specified date,

which shall be true and correct as of such date) shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer as of the Closing Date.

(b) Buyer Deliverables.

(i) The Representative shall have received the approval of the Board of Directors of Buyer and Buyer Parent of this Agreement and the transactions contemplated hereby;

(ii) The Representative shall have received from Buyer the Escrow Agreement, duly executed and delivered by Buyer and the Escrow Agent;

(iii) The Representative shall have received from Buyer the Paying Agent Agreement, duly executed and delivered by Buyer and the Paying Agent;

(iv) The Representative shall have received the Buyer Consents, duly executed by Buyer and the other parties thereto;

(v) The Retention Plan, shall be duly approved by Buyer and Founders’ Retention Awards shall be duly executed by the Company; and

(vi) Buyer shall have entered into the R&W Binder and delivered a copy to the Representative.

(c) Payment of Consideration. Buyer shall have delivered the following amounts at Closing:

(i) to the Paying Agent (for the benefit of the holders, immediately prior to the Closing, of any Company Share and Vested Company Options), the Closing Cash Payment;

(ii) to the Paying Agent, the amounts of Closing Indebtedness Payment, to be paid in accordance with the terms set forth in the Payoff Letters and the Indebtedness Schedule (unless paid by the Buyer or the Company directly pursuant to the provisions of this Agreement);

(iii) to the Paying Agent, the Unvested Company Options Aggregate Closing Cash Consideration (for further distribution in accordance with Sections 2.2(b)(iii) and 2.2(b)(iv));

(iv) to the Escrow Agent, the Escrow Amount;

(v) to the Paying Agent for the benefit of the Representative, the Shareholders’ Representative Expense Amount.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; ESCROW ARRANGEMENTS

9.1 Survival.

(a) The representations and warranties of the Company and of the Sellers set forth in this Agreement (and of the Optionholders set forth in the Optionee Undertaking), shall survive the Closing and the Closing Date for a period of 18 months from the Closing Date (“General Expiration Date”); provided, however, that (i) the representations and warranties of the Company set forth in Section 3.1(a) (Organization of the Company), Section 3.2 (Company Capital Structure), Section 3.3 (Company Subsidiaries) (other than Section 3.3(d)), Section 3.4 (Authority), Section 3.12 (Tax Matters), and Section 3.23 (Brokers’ and Finders’ Fees; Third Party Expenses) (collectively, “Fundamental Representations”) shall survive until the lapse or expiration of the later of (i) five (5) years, and (ii) the applicable statute of limitations; (ii) the representations and warranties of the Company set forth in Section 3.15 (Intellectual Property) shall survive for a period 48 months from the Closing Date (“IP Representations”),(iii) the representations and warranties of the Company set forth in Section 3.24 (Employee Benefit Plans) and Section 3.25 (Labor and Employment Matters) shall survive for a period of 24 months from the Closing Date, (iv) in the event of fraud, willful misconduct or intentional misrepresentation (“Fraud”) by the Company of a representation or warranty of the Company set forth in ARTICLE III, such representation or warranty shall survive until the lapse or expiration of the applicable statute of limitations, and (iv) the representations and warranties of the Company Shareholders set forth in ARTICLE IV and of Company’s Optionholders under the Optionee Undertaking (collectively, “Company Securityholder Fundamental Representations”) shall survive until the later of: (i) 5 years and (ii) the lapse or expiration of the applicable statute of limitations.

All representations and warranties of the Company and of the Sellers set forth in this Agreement (and of the Optionholders set forth in the Optionee Undertaking) that are not (i) Fundamental Representations, (ii) IP Representations, or (iii) Company Securityholder Fundamental Representations shall be referred to herein as “General Representations”.

(b) Claims with respect to (i) General Representations are referred to herein as “General Claims”, (ii) Fundamental Representations are referred to herein as “Fundamental Claims”, (iii) IP Representations are referred to herein as “IP Claims”, (iv) Company Securityholder Fundamental Representations are referred to herein as “Company Securityholder Fundamental Claims”, and (v) Fraud by the Company of a representation or warranty of the Company set forth in ARTICLE III is referred to herein as “Company Fraud Claims” and Fraud by a Company Shareholder set forth in ARTICLE IV or Company Optionholder set forth in an Optionee Undertaking are referred to herein as “Company Securityholder Fraud Claims”.

(c) Any representations and warranties shall survive beyond the Applicable Expiration Date (as defined below) with respect to any inaccuracy therein or breach thereof if a Claim Certificate in respect thereof shall have been delivered on or prior to such Applicable Expiration Date in accordance with Section 9.4.

(d) The representations and warranties of Buyer set forth in this Agreement shall survive the Closing and expire at the lapse or expiration of the applicable statute of limitations.

(e) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Closing Date in accordance with their respective terms.

(f) The end of the applicable periods referenced in this Section 9.1 shall be referred to, collectively, as the “Expiration Date” and the end of each applicable period as the “Applicable Expiration Date”.

9.2 Indemnification.

(a) Subject to the limitations set forth under this ARTICLE IX, from and after the Closing, the holders, immediately prior to the Closing, of any Company Shares, Vested Company Options and Unvested Company Options (each, an “Indemnifying Party”) shall indemnify, defend and hold harmless Buyer, its Affiliates (including, following the Closing, the Company and its Subsidiaries) and each of their respective successors, permitted assigns, officers, directors, employees, agents and representatives (each, also an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all Losses paid, suffered, incurred, or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with: (i) any failure of any representation or warranty made by the Company in ARTICLE III of this Agreement to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates); (ii) any breach of, or failure by the Company to perform or comply with, any covenant or agreement applicable to the Company contained in this Agreement to be performed by the Company on or prior to Closing; (iii) any inaccuracy in the Allocation Statement (including, as a result of any inaccuracy in the Draft Closing Statement); (iv) any amount of Closing Date Transaction Expenses or Closing Date Indebtedness, or other component set under the Final Closing Statement, that was not taken into account in calculating the Final Closing Statement, if any, to the extent not taken into account in determining the Final Closing Date Purchase Price; (v) any Pre-Closing Taxes (which were not deducted from the Closing Date Purchase Price as an Indebtedness); (vi) any Taxes imposed on the Company with respect to Company Options (including Company’s Deemed Vested Options) and Company Shares (including interest, fines and gross-up, if any) resulting from the failure of Company Options and Company Shares intended by the Company to qualify under Section 102(b)(2) of the Israel Tax Ordinance to be so qualified, as applicable and all other Actions, and other Losses incident to the foregoing, including any claim of any Company Securityholder not entitled to a reduced tax rate under Section 102(b)(2) of the Israeli Tax Ordinance from payments made under this Agreement (vii) any claim or action for indemnification by a current or former director or officer of the Company or any Subsidiary arising out of facts or circumstances existing on or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement or the Related Agreements, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby); (viii) any claim or action for indemnification by a current or former Company Securityholders arising out of facts or circumstances existing on or prior to the Closing and/or in connection with the Transaction (whether arising on or prior of following to the Closing); (ix) any Company Fraud Claims; (x) the matter described in Schedule 9.2(a)(x) (the “Special Claim”); and (xi) the matter described in Schedule 9.2(a)(xi) (the “Additional Claim”).

(b) Subject to the limitations set forth under this ARTICLE IX, from and after the Closing, each Indemnifying Party shall, severally and not jointly, indemnify, defend and hold harmless the Indemnified Parties, from and against all Losses paid, suffered, incurred, or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with: (i) any failure of any representation or warranty made by such Indemnifying Party in ARTICLE IV of this Agreement or with respect to Optionholder, in the Optionee Undertaking to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates); (ii) any breach of, or failure by such Indemnifying Party to perform or comply with, any covenant or agreement applicable to him, her or it contained in this Agreement to be performed by him, her or it prior to or following the Closing; (iii) Company Securityholder Fraud Claims; or (vi) withholding Taxes imposed by a Tax authority that were required to be withheld from payments to such Company Securityholder pursuant to Section 2.8 and related penalties, interests and other costs.

(c) For the purpose of this ARTICLE IX, when determining the amount of Losses paid, sustained, suffered, incurred or accrued as a result of, arising out of, or in connection with, as applicable (i) any failure of any representation or warranty made by the Company or any Seller in this Agreement (and by the Optionholders in the Optionee Undertaking) to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates), or (ii) any breach of, or failure by the Company to perform or comply with, any covenant or agreement applicable to it contained in this Agreement to be performed on or prior to Closing by such party, in any such case, any “materiality,” “Company Material Adverse Effect” or similar qualification shall be deemed to be made or given without such qualification; provided, that each such qualification shall not be disregarded for the purposes of the initial determination of whether there was a failure of such representation or warranty to be true and correct, or a breach of, or failure to perform or comply with, any covenant or agreement, as foresaid.

(d) Nothing in the Agreement shall limit the right of an Indemnified Party to pursue remedies under and in accordance with any Related Agreement against the parties thereto (provided that matters subject to the indemnification rights specifically set forth herein shall be governed solely by the provisions of this Article IX including the limitation of liability set forth herein).

(e) The rights of Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that Buyer has or may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by or on behalf of Buyer except to the extent of any matters specifically set forth in the Disclosure Schedule (other than with respect to such matters specifically set forth in the Disclosure Schedule for information purposes only). The Indemnifying Party hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Buyer, and regardless of the results of any such investigation, Buyer has entered into this transaction in express reliance upon the representations and warranties of the Company and the Sellers made in this Agreement (and the Optionholders made under the Optionee Undertaking) (in each case, as qualified by the Disclosure Schedule, other than for information purposes only).

(f) The set-off of any amounts from any Earnout Consideration which subsequently becomes due to Company Securityholders pursuant to the terms of this Agreement, if and to the extent such set-off is permitted pursuant the other provisions of this Article IX or is explicitly permitted under any other provision of this Agreement (subject in case of set off under Article IX to the limitations set forth in Section 9.3 below and the order of recovery set forth in Section 9.7 below) shall be subject to Buyer’s provision of written notice to the Representative detailing the amount and basis for the set-off (the “Set-off Notice”). The Representative and Buyer will then have two (2) weeks from the delivery of the Set-off Notice to negotiate and agree on the amount to be set-off from the Earnout Consideration. If an agreement is reached, the agreed amount may be deducted from the payment of any part of the Earnout Consideration. If no agreement is reached within the two-week period, the disputed amount will be deducted from the Earnout Consideration and will be placed in escrow with the Escrow Agent, pending either a mutual agreement (with the Representative) or the final determination of the Arbitrator; provided, however, that the amount deducted from the Earnout Consideration under the provisions of ARTICLE IX shall not exceed the maximum amount permitted to be set-off pursuant to Section 9.3 and 9.7 below in respect of the applicable claim.

9.3 Indemnification Limitations.

(a) Limitations. Notwithstanding anything to the contrary contained in this Agreement, the maximum liability of each Indemnifying Party under this Agreement shall be as follows:

(i) indemnification for Losses as a result of or arising out of General Claims, shall, for each Indemnifying Party, be limited to such Indemnifying Party’s Pro Rata Share of the Indemnification Escrow Amount and, in the event that the R&W Insurance Policy and the Indemnification Escrow Amount shall not provide full recovery of such Losses, such Indemnifying Party’s Pro Rata Share of up to an aggregate maximum amount (for all Indemnifying Parties) of Thirty Million Dollars ($30,000,000) from any payment of Earnout Consideration;

(ii) indemnification for Losses as a result of or arising out of Fundamental Claims and/or Losses resulting from or arising out of Sections 9.2(a)(ii)-(xi) (“Additional Fundamental Claims”) shall, for each Indemnifying Party, be limited to the lower of (A) such Indemnifying Party’s Pro Rata Share of the applicable Losses and (B) 100% of the Purchase Price actually paid to such Indemnifying Party under this Agreement (including, without duplication, such Indemnifying Party’s Pro Rata Share of Indemnification Escrow Amount, Shareholders’ Representative Expense Amount and any Earnout Consideration which was paid or due to such Indemnifying Party);

(iii) indemnification for Losses as a result of or arising out of IP Claims shall, for each Indemnifying Party, be limited to the lower of (A) such Indemnifying Party’s Pro Rata Share of the applicable Losses and (B) 30% of the Purchase Price actually paid to such Indemnifying Party under this Agreement (including, without duplication, such Indemnifying Party’s Pro Rata Share of Indemnification Escrow Amount, Shareholders’ Representative Expense Amount and any Earnout Consideration which was paid or due to such Indemnifying Party);

(iv) indemnification for Losses as a result of or arising out of Company Fraud Claims shall, for each Indemnifying Party, be limited to the lower of (A) such Indemnifying Party’s Pro Rata Share of the applicable Losses and (B) 100% of the Purchase Price actually paid to such Indemnifying Party under this Agreement (including, without duplication, such Indemnifying Party’s Pro Rata Share of Indemnification Escrow Amount, and Shareholders’ Representative Expense Amount and any Earnout Consideration which was paid or due to such Indemnifying Party);

(v) indemnification for Losses as a result of or arising out of (A) Section 9.2(b), shall not result in any liability to any Indemnifying Party except the specific Indemnifying Party whose actions or omissions are the subject of such indemnification claim for Losses pursuant to Section 9.2(b) (the “Responsible Indemnifying Party”), (B) Company Securityholder Fundamental Claims and claims under Section 9.2(b)(ii) (“Company Securityholder Covenant Claims”) shall be limited with respect to each Responsible Indemnifying Party at the Purchase Price actually paid to such Responsible Indemnifying Party (including, without duplication, such Responsible Indemnifying Party’s Pro Rata Share of Indemnification Escrow Amount, Shareholders’ Representative Expense Amount and any Earnout Consideration which was paid or due to such Indemnifying Party) and (C) Company Securityholder Fraud Claims shall not be subject to any limitation and instead the liability of each Responsible Indemnifying Party shall not be limited.

(b) Threshold. The Indemnifying Parties shall not be liable to indemnify the Indemnified Parties for Losses arising out of or in connection with Section 9.2(a)(i) unless and until the total amount of Losses suffered by the Indemnified Parties for all such indemnification claims exceeds $1,500,000 with respect to claims which are not covered under the R&W Insurance Policy and $3,500,000 with respect to claims which covered under the R&W Insurance Policy (the “Threshold”), following which, the Indemnifying Parties shall indemnify the Indemnified Parties from the first dollar; provided, however, that indemnification for Losses as a result of or arising out of Company Fraud Claims, Company Securityholder Fraud claims, Fundamental Claims and Company Securityholder Fundamental Claims shall not be subject to the Threshold and shall not count towards the Threshold.

(c) Additional Limitations. No Indemnified Party shall have any right to indemnification for any Losses relating to any matter arising under the provisions of this Agreement to the extent that any such Indemnified Party or its successors and assigns had already recovered or otherwise had been reimbursed with respect to the same matter and such Losses in full pursuant to any other provision of this Agreement (for the avoidance of doubt, nothing in the above shall limit an Indemnified Party or its successors and assigns to recover or otherwise to be reimbursed for different Losses in connection with the same matter). Without limiting the generality of the foregoing, notwithstanding anything to the contrary herein, (i) all Losses under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation or warranty, provided that all Losses, whether constituting a breach of more than one representation or warranty or not are fully recovered, (iii) the Indemnified Parties shall not be entitled to indemnification under this Agreement arising out of, and the amount of any Losses recoverable shall not be increased as a result of, any changes after the Closing Date in applicable Law or GAAP.

(d) Mitigation. Upon any Indemnified Party becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article IX, such Indemnified Party and its Affiliates shall utilize reasonable efforts, consistent with normal policies and good commercial practice, to mitigate the Losses which would reasonably be expected to result from such claim.

(e) Insurance. In the event the Indemnified Parties are entitled to indemnification directly from the Indemnifying Parties (i.e., excluding the R&W Insurance Policy), the recovery by the Indemnified Parties under this Agreement shall be net of any reimbursement actually recovered by such Indemnified Parties from any insurance carrier (including the R&W Insurance Policy) (provided that increase of premium amount due to such insurance recovery shall be added to the indemnified amounts) in connection with the Losses that form the basis of the Indemnified Parties’ claim for indemnification hereunder. The Indemnified Parties and their Affiliates shall use commercially reasonable efforts to assert any rights or make any claim or demand under any such insurance policy relating to any indemnification claim that results in or would reasonably be expected to result in a payment relating thereto.

(f) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of Losses that are the subject of an indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article IX (other than the R&W Insurance Policy, the recovery from which is governed by Section 9.7), the Indemnified Party shall promptly remit to the Indemnifying Party (other than the R&W Insurance Policy proceeds), the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Losses, plus the amount actually received from the third party in respect thereof, less (ii) the full amount of the Losses (it being understood that such amounts shall not exceed the amount received by such Indemnified Party for such Losses).

(g) Tax Benefits. The amount of any Losses for which indemnification is provided under this Article IX shall be net of Tax benefits actually realized or received by the Indemnified Party arising from the deductibility of any such Losses to the extent realized or received in the taxable year in which such Loss is incurred. If an Indemnified Party realizes or receives any such Tax benefit after payment of any Loss, the Indemnitee shall promptly remit to the Indemnified Party such amount, less any amounts incurred by Indemnified Party in order to receive such Tax benefit.

(h) Timing of Claims. Any claim for indemnity hereunder shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn by the Indemnified Party making such claim unless legal proceedings (including without limitation arbitration) or active settlement discussions in respect of such claim have been commenced in accordance with the terms of this Agreement within twelve (12) months of notification to the Indemnifying Party; provided that the foregoing shall not limit a claim for indemnity related to a Third Party Claim or a claim made to receive proceeds from the R&W Insurance

Policy, for which, as of the end of such twelve (12) month period, the Indemnified Party is engaged in active settlement discussions or any other proceedings with the third party or any insurer with respect to such Third Party Claim or the R&W Insurance Policy.

(i) Equitable Remedies. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for specific performance or equitable remedies.

(j) R&W Insurance Policy. Nothing set forth in this Article IX (including this Section 9.3) shall in any way limit or modify the rights with respect to, or ability of the Indemnified Parties to make claims under or recover under, the R&W Insurance Policy.

9.4 Indemnification Claims Procedures.

(a) An Indemnified Party may make an indemnification claim for indemnifiable Losses pursuant to Section 9.2(a) or Section 9.2(b) by delivering a written certificate (a “Claim Certificate”), to the Representative, with a copy to the R&W Insurer (if and to the extent that such Losses are or would reasonably be expected to be covered by the R&W Insurance Policy) and the Escrow Agent (if and to the extent that the Indemnified Party is or may seek recourse against the Indemnification Escrow Fund), and to one or more Indemnifying Parties (if and to the extent that the Indemnified Party is seeking recourse directly against any such Indemnifying Party or Indemnifying Parties), (i) stating that an Indemnified Party has paid, sustained, suffered or incurred (or in good faith reasonably anticipates that it will have to pay, sustain, suffer or incur) indemnifiable Losses, (ii) specifying in reasonable detail the individual items and amounts of indemnifiable Losses (to the extent known), and (iii) a description, in reasonable detail, of the facts, circumstances or events giving rise to such alleged indemnifiable Losses, including (A) the basis for such anticipated liability and the nature of the breach to which such Losses relate, (B) the identity of any third party claimant (if any) and (C) copies of any formal demand or complaint from any third party claimant (if any); provided, however, that the Claim Certificate may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Claim Certificate. The Claim Certificate shall be delivered by the Indemnified Party reasonably promptly after such Indemnified Party becomes aware of the existence of a claim; provided, however, that no delay on the part of an Indemnified Party in delivering a Claim Certificate shall relieve any Indemnifying Party from any of its obligations under this ARTICLE IX unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby in terms of any defense or claim available to the Indemnifying Party or the amount of Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Parties.

(b) Following its receipt of a Claim Certificate, the Representative shall have 45 calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (a “Claim Objection Notice”) to Buyer, with a copy to the R&W Insurer (if and to the extent that such Losses are or would reasonably be expected to be covered by the R&W Insurance Policy) and the Escrow Agent (if and to the extent that the Indemnified Party is or may seek recourse against the Indemnification Escrow Fund in connection with Section 9.2(a) or Section 9.2(b)). In the event that the Representative shall fail to object, pursuant to this Section 9.4(b), to any indemnifiable Losses set forth in a Claim Certificate within the foregoing 45 calendar day period, the Representative shall be deemed to have agreed and consented (for and on behalf of the Indemnifying Parties) to such non-objected indemnifiable Losses (“Deemed Losses”). Upon the expiration of such 45 calendar day period, Indemnified Party and Representative shall recover the Deemed Losses from the R&W Insurance Policy, to the extent applicable. If any portion of the Deemed Losses is not covered by the R&W Insurance Policy or otherwise remains unpaid under the R&W Insurance Policy, Buyer and the Representative shall, unless such amount was set-off by the Buyer out of any Earnout Consideration (subject to the set-off conditions in this Agreement), deliver to the Escrow Agent joint written instructions requiring the Escrow Agent to promptly release from the Indemnification Escrow Fund and deliver to Buyer an amount of cash equal to such unpaid portion of the Deemed Losses, and, (i) if the claim set forth in such Claim Certificate is for an IP Claim, Special Claim, Additional Claim, a Fundamental Claim, Additional Fundamental Claim or a Company Fraud Claim, and the unpaid portion of the Deemed Losses relating thereto exceed the amount remaining in the Indemnification Escrow Fund and available for set-off by the Buyer out of any Earnout Consideration, then subject to the limitations of this ARTICLE IX, the Indemnifying Parties shall promptly cause to be paid to Buyer or the other applicable Indemnified Party an amount equal to such excess (up to the maximum indemnifiable amount pursuant to Section 9.3), in any case, which shall be paid in satisfaction of such Deemed Losses or (ii) if the claim set forth in such Claim Certificate is for a Company Securityholder Fraud Claim, Company Securityholder Fundamental Claim or Company Securityholder Covenant Claims, and the unpaid portion of the Deemed Losses relating thereto exceed the amount remaining in the Indemnification Escrow Fund that is attributable to applicable Responsible Indemnifying Party’s Pro Rata Share thereof, subject to the limitations of this ARTICLE IX, the Responsible Indemnifying Party shall promptly cause to be paid to (unless such amount was set-off by the Buyer out of any Earnout Consideration (as permitted under Section 9.2(f)) Buyer or the applicable Indemnified Party an amount equal to the Deemed Losses in excess of the balance of the Indemnification Escrow Fund on such date (up to the maximum indemnifiable amount pursuant to Section 9.3).

(c) In the event that the Representative delivers a Claim Objection Notice pursuant to Section 9.4(b) hereof as to any item(s) or amount(s) set forth in any Claim Certificate, the Representative and Buyer, on behalf of all Indemnified Parties, shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims objected to in such Claim Objection Notice for a period of 30 days after delivery of the Claim Objection Notice by the Representative. If the Buyer, on behalf of all Indemnified Parties, and the Representative should so agree, a written memorandum setting forth such agreement shall be prepared and signed by both Buyer and the Representative and, in the case of a claim in whole or in part against the R&W Insurance Policy Indemnified Party and Representative shall recover agreed indemnifiable Losses amounts from the R&W Insurance Policy, to the extent applicable. If any portion of such agreed indemnifiable Losses is not covered by the R&W Insurance Policy or otherwise remains unpaid under the R&W Insurance Policy, such agreement and details of the remaining unpaid amount under R&W Insurance Policy, shall be furnished to the Escrow Agent to promptly release from the Indemnification Escrow Fund and deliver to Buyer or the applicable Indemnified Party an amount of cash equal to the unpaid portion of the indemnifiable Losses so agreed and, (i) if the claim that is the subject of such written memorandum is for an IP Claim, Special Claim, Additional Claim, Fundamental Claim, Additional Fundamental Claim or a Company Fraud Claim, and the unpaid portion of the agreed indemnifiable Losses relating thereto exceed the amount remaining in the Indemnification Escrow Fund, subject to the limitations of this ARTICLE IX, the Indemnifying Parties shall promptly cause to be paid to (unless such amount was set-off by the Buyer out of any Earnout Consideration (as permitted under Section 9.2(e))) Buyer or the other applicable Indemnified Party an amount equal to the unpaid portion of the agreed indemnifiable Losses in excess of the balance of the Indemnification Escrow Fund on such date (up to the maximum indemnifiable amount pursuant to Section 9.3), in any case, which shall be paid in satisfaction of such unpaid portion of the agreed indemnifiable Losses or (ii) if the claim set forth in such Claim Certificate is for a Company Securityholder Fraud Claim, Company Securityholder Fundamental Claim or Company Securityholder Covenant Claim, and the unpaid portion of the agreed indemnifiable Losses relating thereto exceed the amount remaining in the Indemnification Escrow Fund that is attributable to applicable Responsible Indemnifying Party’s Pro Rata Share thereof, subject to the limitations of this ARTICLE IX, the Responsible Indemnifying Party shall promptly cause to be paid to (unless such amount was set-off by the Buyer out of any Earnout Consideration (as permitted under Section 9.2(e))) Buyer or the applicable Indemnified Party an amount equal to the unpaid portion of the agreed indemnifiable Losses in excess of the balance of the Indemnification Escrow Fund on such date (up to the maximum indemnifiable amount pursuant to Section 9.3), which shall be paid in satisfaction of such unpaid portion of the agreed indemnifiable Losses.

(d) Should Buyer and the Representative be unable to agree as to any particular item or items or Loss or Losses specified in the Claim Objection Notice within the time periods specified in Section 9.4(c), then the Indemnified Party shall recover the Losses specified in the Claim Objection Notice from the R&W Insurance Policy, to the extent applicable. If any portion of the Losses specified in the Claim Objection Notice is not covered by the R&W Insurance Policy or otherwise remains unpaid under the R&W Insurance Policy, the Buyer and the Representative, shall act to resolve the dispute, with respect to any portion of the Losses specified in the Claim Objection Notice which were not paid under the R&W Insurance Policy in accordance with Section 11.11, Upon receipt of such arbitration award setting forth the resolution of such dispute, then, if requested by Buyer, Buyer and the Representative shall deliver to the Escrow Agent, within three (3) Business Days following receipt, joint written instructions executed by both such parties instructing the Escrow Agent to distribute to Buyer or the applicable Indemnified Party, out of the Indemnification Escrow Fund, an amount equal to the indemnifiable Losses so determined, and (i) if the claim that is the subject of such written memorandum is for an IP Claim, Special Claim, Additional Claim, a Fundamental Claim, Additional Fundamental Claim or a Company Fraud Claim, and the indemnifiable Losses so determined exceed the amount remaining in the Indemnification Escrow Fund, subject to the limitations of this ARTICLE IX, the Indemnifying Parties shall promptly cause to be paid to (unless such amount was set-off by the Buyer out of any Indemnification Earnout Consideration (as permitted under Section 9.2(e))) Buyer or the applicable Indemnified Party an amount equal to the indemnifiable Losses so determined in excess of the balance of the Indemnification Escrow Fund on such date (up to the maximum indemnifiable amount pursuant to Section 9.3), in any case, which shall be paid in satisfaction of such indemnifiable Losses so determined or (ii) if the claim set forth in such Claim Certificate is for a Company Securityholder Fraud Claim, Company Securityholder Fundamental Claim or Company Securityholder Covenant Claims, and the indemnifiable Losses so determined exceed the amount remaining in the Indemnification Escrow Fund that is attributable to applicable Responsible Indemnifying Party’s Pro Rata Share thereof, subject to the limitations of this ARTICLE IX, the Responsible Indemnifying Party shall promptly cause to be paid to (unless such amount was set-off by the Buyer out of any Earnout Consideration (as permitted under Section 9.2(e))) Buyer or the applicable Indemnified Party an amount equal to the indemnifiable Losses so determined in excess of the balance of the Indemnification Escrow Fund on such date (up to the maximum indemnifiable amount pursuant to Section 9.3), which shall be paid in satisfaction of such indemnifiable Losses so determined.

9.5 Third-Party Claims.

In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that such Indemnified Party reasonably believes, in good faith, may result in an indemnification claim for indemnifiable Losses pursuant to this ARTICLE IX, such Indemnified Party shall notify the Representative in writing (and, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such Third Party Claim (the “Third Party Claim Notice”), which shall state in reasonable detail the facts, circumstances and events relating to the Third Party Claim and copies of all documents relating thereto; provided, however, that the Third Party Claim Notice may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Third Party Claim Notice. The Third Party Claim Notice shall be delivered by the Indemnified Party reasonably promptly after such Indemnified Party becomes aware of the existence of a Third Party Claim; provided, however, that no delay on the part of an Indemnified Party in delivering a Third Party Claim Notice shall relieve any Indemnifying Party from any of its obligations under this ARTICLE IX unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby in terms of any defense or claim available to the Indemnifying Party or the amount of Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Parties. The Representative on behalf of Indemnifying Party shall have the right, at its sole option and expense, with counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, to defend against, negotiate, settle or otherwise deal with such Third Party Claim, which relates to any Losses indemnified against by it hereunder, unless the Third Party Claim (1) alleges criminal conduct or involves criminal penalties, (2) requested remedy includes or may reasonable include an injunction or equitable relief against a Indemnified Party, (3) if the estimated Losses related to such Third Party Claim would reasonably be expected to exceed the maximum indemnifiable amount relating to such Third Party Claim pursuant to this Article IX, (4) alleging that the operation of the Company’s business or the development, marketing, distribution, import or sale of any product developed by the Company prior to the Closing Date, by the Buyer or its Affiliates infringes, misappropriates, or otherwise violates any Intellectual Property or other proprietary rights of any third party or, (5) related to any Tax matter, (6) involving the Sellers, Company Optionholders or any of their Affiliates as a party if counsel to the Indemnified Party determines in good faith that joint representation would give rise to a conflict of interest and; (7) is a Special Claim, (8) is an Additional Claim, all provided, however, that the Representative may only assume control of such defense if (x) it acknowledges in writing to the Indemnified Party that Losses that may be assessed against the Indemnified Party in connection with such Third-Party Claim shall constitute Losses for which the Indemnified Party shall be indemnified by the Indemnifying Party (and not by the R&W Insurance Policy) (the “Undertaking to Indemnify”), and (y) the assumption of the defense by the Representative shall relate solely to the claim, liability or expense that is subject to indemnification hereunder. If the Indemnifying Party has the right to defend the Third Party Claim in accordance with the foregoing and affirmatively elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall, within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires), notify the Indemnified Party of its intent to do so. Such notice shall include the Undertaking to Indemnify. The Representative must take reasonable steps to conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. The Representative will not consent to the entry of any Order or enter into any settlement with respect to the Third Party Claim without the prior consent of the Buyer Indemnified Party (which will not be unreasonably withheld or delayed) unless the Order or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, and (ii) involves only the payment of money damages by the Indemnified Party and does not impose an injunction or other equitable relief upon the Indemnified Party. If the Indemnifying Party elects not to (or is not eligible hereunder to) defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim, and the costs of such defense, negotiation, and settlement (including reasonable attorneys’ fees and expenses) shall be Losses indemnifiable hereunder. In such case, the Indemnifying Party shall have a right to participate at its own expense in the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at the Indemnified Party’s own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable written opinion of counsel to the Indemnified Party, a conflict exists on a material issue between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, however, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel for all Indemnified Parties in connection with any Third Party Claim. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.5 to the contrary, the Indemnified Party shall not, without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed), (A) settle or compromise any Third Party Claim, provided however that the Buyer may settle such Third Party Claim without such consent but such settlement shall not be determinative of the amount of indemnifiable Losses (except to the extent such consent was unreasonably withheld or delayed); or (B) permit a default or consent to entry of any judgment. The Indemnifying Party may, without the Indemnified Party’s prior written consent, settle or compromise any Third Party Claim or only if such settlement (1) is solely for money damages that will be satisfied solely by the Indemnifying Party as indemnifiable Losses hereunder and for the avoidance of doubt, does not impose an injunction or other equitable relief upon the Indemnified Party, (2) provides, in customary form, for the irrevocable full, unconditional, and complete release of each Indemnitee(s) from all liabilities and obligations in connection with such Third Party Claim, and (3) the Indemnified Party is not required to admit guilt or liability or incur any financial or other obligation relating to such matter. For the avoidance of doubt, the Indemnifying Party may settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment, in each case, with the written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

9.6 Escrow Fund.

At the Closing, Buyer, the Representative and the Escrow Agent shall execute and deliver the Escrow Agreement, and, at the Closing, Buyer shall deposit the Escrow Amount with the Escrow Agent to be held in accordance with the terms of this Agreement and the Escrow Agreement. The General Indemnification Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The General Indemnification Escrow Fund shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. No later than two (2) Business Days after the second anniversary of the Closing Date, Buyer and the Representative shall deliver a joint letter to the Escrow Agent instructing the Escrow Agent to pay and distribute to the Paying Agent (for further distribution to the Company Securityholders) an amount equal to the remaining General Indemnification Escrow Fund; provided, however, an amount equal to the aggregate amount of all contested amounts subject to a Claims Certificate shall be retained by the Escrow Agent until the relevant matters are finally resolved in accordance with Section 11, in which event Buyer and the Representative shall direct the Escrow Agent to make a distribution from the Escrow Account of the funds remaining in the Escrow Account applicable to such contested amount consistent with such final resolution no later than two (2) Business Days after the date of such final resolution. For the avoidance of doubt, until release thereof, the General Escrow Fund may be used for payment of the Special Claim and/or the Additional Claim that exceeds their relevant escrow fund (i.e. Special Escrow Fund and/or the Additional Escrow Fund, respectively), provided however that the release of the General Escrow Fund at the second anniversary of the Closing Date, shall exclude, (a) any amount under an outstanding Claim Certificate with respect to a Special Claim, in excess of the Special Escrow Fund, at such date; (b) any amount under an outstanding Claim Certificate with respect to an Additional Claim, in excess of the Additional Escrow Fund, at such date, all provided that such Claim Certificate relates to Special or Additional Claim Matter (as defined under Schedule 9.6). The Special Escrow Fund, shall be released pursuant to the provisions of Schedule 9.6 and the Escrow Agreement.

9.7 Payment of Claims.

In order to satisfy any indemnification obligations of the Indemnifying Parties set forth in this ARTICLE IX, the Indemnified Parties shall as a first recourse recover Losses from the R&W Insurance Policy (to the extent such claim is covered or would reasonably be expected to be covered under the R&W Insurance Policy). With respect to claims which are not covered or reasonably be expected to be covered under the R&W Insurance Policy or where the Losses exceed the coverage available under the R&W Insurance Policy and the Indemnifying Parties are responsible for such excess (subject to the limitations set forth in this ARTICLE IX), the Indemnified Parties shall recover Losses (i) first, against the Indemnification Escrow

Fund, (ii) second, by way of set-off against the Pro Rata Share of the Company Securityholder’s Earnout Consideration (if such set-off is agreed pursuant to Section 9.2(f)) and (iii) directly from the Indemnifying Parties, provided however that notwithstanding anything to the contrary under ARTICLE IX (including without limitation under Sections 9.4(b),(c) and (d)), with respect to any indemnifiable Losses attributed to a Responsible Indemnifying Party, the Indemnified Party that filed the Claim Certificate will be entitled to recover the indemnifiable Losses attributed to the Responsible Indemnifying Party from (i) R&W Insurance Policy and (ii) with respect to claims which are not covered or reasonably be expected to be covered under the R&W Insurance Policy or where the Losses exceed the coverage available under the R&W Insurance Policy and the Indemnifying Parties are responsible for such excess (subject to the limitations set forth in this ARTICLE IX), the recourses detailed under (i)-(iii) above, at the order elected by the Buyer, at its sole discretion).

9.8 Exclusive Remedy.

Following the Closing, other than the provisions of Section 2.6, the sole and exclusive remedy of any Indemnified Party with respect to any and all claims arising in connection with the representations, warranties, covenants and agreements set forth in this Agreement and the Optionee Undertaking will be pursuant to the indemnification obligations set forth in this Article IX hereof and subject to the limitations set forth herein.

9.9 Representative.

(a) Each of the Indemnifying Parties hereby irrevocably and unconditionally appoints, effective as of the date of this Agreement, the Representative as its agent and attorney-in-fact, as the Representative for and on behalf of the Indemnifying Parties to, after the Closing: (i) execute, as Representative, this Agreement, the Paying Agent Agreement and the Escrow Agreement; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or the Paying Agent Agreement or the Escrow Agreement, for and on behalf of any Indemnifying Party, to or from Buyer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Indemnifying Party individually); (iii) authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims for indemnifiable Losses by such Indemnified Party pursuant to Section 9.2(a) or Section 9.2(b), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and consent or agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims for indemnifiable Losses; (iv) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and consent or agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims for indemnifiable Losses, resolve any such claims for indemnifiable Losses, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by court, arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (v) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties; (vi) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnifying Parties after the Closing in accordance with the terms hereof and in the manner provided herein; and (vii) take all actions necessary or appropriate in the judgment of the Representative, including with respect to any adjustment pursuant to Section 2.6; in each case without having to seek or obtain the consent of any Person under any circumstance; provided, however, that the Representative shall not have the authority to agree to the resolution or settlement of any claim: (i) that involves any obligation, restriction or agreement other than the payment of monetary damages out of the Escrow Fund, (ii) in a manner that improperly discriminates between or among the Indemnifying Parties (excluding, for the avoidance of doubt, discrimination between or among Indemnifying Parties solely on the basis of the respective number of Company Securities held by each Indemnifying Party or their respective Pro Rata Share); (iii) as to any matter insofar as such matter relates solely and exclusively to a single Indemnifying Party, whereupon the Representative may appoint the Indemnifying Party who is alleged to be in breach to handle all matters related to such indemnification claim on behalf of the Representative, and all references to the Representative in such event shall include also such Indemnifying Party; or (iv) that would or could result in an increase of any Indemnifying Party’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) the prior written consent of the Advisory Committee (as defined below). The Representative may be changed by the Company Securityholders from time to time upon not less than 30 days prior written notice to Buyer; provided, however, that the Representative may not be removed unless the Company Securityholders holding least a majority of the interest of the Escrow Fund agree in writing to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Representative may be filled by the Company Securityholders holding a majority in interest of the Escrow Fund. Notices or communications to or from the Representative after the Closing shall constitute notice to or from the Indemnifying Parties. Each of the Escrow Agent and Buyer is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative within its authority described above.

(b) All expenses, if any, incurred by the Representative in connection with the performance of its duties as the Representative will be borne and paid by the Indemnifying Parties according to their respective Pro Rata Share, which in the first instance shall be paid from the Representative Expense Amount and, if any amount of the Escrow Fund is to be returned to the Indemnifying Parties, the Representative shall have the right to recover any such expenses from such Escrow Funds.

(c) The Representative shall not be liable to any Indemnifying Party for any act done or omitted hereunder or under the Escrow Agreement and Paying Agent Agreement while acting in good faith and any act done or omitted in accordance with the advice of counsel or other Expert (as defined in the Engagement Agreement between the Representative and the Advisory Committee) shall be conclusive evidence of such good faith. The Indemnifying Parties shall jointly and severally indemnify the Representative, defend and hold the Representative harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel) (collectively, “Representative Losses”) actually incurred by the Representative, arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder or under the Escrow Agreement or Paying Agent Agreement, in each case as such Representative Loss is suffered or incurred; except in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, bad faith, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Indemnifying Parties the amount of such indemnified Representative Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. If not paid directly to the Representative by the Indemnifying Parties, any such Representative Losses may be recovered by the Representative from (i) the funds in the Shareholders’ Representative Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties; provided, that while this section allows the Representative to be paid from the Shareholders’ Representative Fund and the Escrow Fund, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. The Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination.

Except as provided in Section 10.2 hereof, this Agreement may be terminated at any time prior to the Closing:

(a) by written mutual agreement of Buyer and the Company;

(b) by Buyer or the Company by written notice to the other and the Representative, if the Closing shall not have occurred by March 31, 2025 (which date may be extended by the written mutual agreement of Buyer and the Company if the conditions set forth in Section 8.1(b) or Section 8.1(c) hereof have not been satisfied as of such time) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by Buyer or the Company by written notice to the other and the Representative, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any Law, Order or other legal restraint which is in effect and have become final and non-appealable, and which has the effect of making the Closing illegal or of permanently restraining, enjoining or otherwise prohibiting the Closing;

(d) by Buyer by written notice to the Company and the Representative, if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, that would constitute an Action of Divestiture;

(e) by Buyer, if there shall have occurred a Company Material Adverse Effect;

(f) by Buyer by written notice to the Company and the Representative, if Buyer is not in material breach of any of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of the Company or any Company Shareholder set forth in this Agreement such that the condition set forth in Section 8.2(a) hereof would not be satisfied, and such material breach has not been cured within 20 Business Days after written notice thereof to the Company; provided, however, that no cure period shall be required for a material breach which by its nature cannot be cured; or

(g) by the Company by written notice to the Buyer, if neither the Company nor any Company Shareholder is in material breach of any of its obligations under this Agreement, and there has been a material breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that the conditions set forth in Section 8.3(a) hereof would not be satisfied, and such material breach has not been cured within 20 Business Days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

10.2 Effect of Termination.

In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Company, the Representative or the Company Securityholders, or any of their respective directors, officers or other employees, or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Section 7.4 (Public Disclosure), ARTICLE XI (General Provisions) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE X.

10.3 Extension; Waiver.

At any time prior to the Closing, Buyer and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.4 Termination Fee.

If (A) (i) this Agreement has been terminated by the Company or Buyer on the Outside Date pursuant to Section 10.1(b), due to an Order permanently preventing or making illegal the consummation of the transactions contemplated hereby, which relates to a failure to obtain the necessary clearances, approvals or authorizations under Antitrust Laws of the jurisdictions listed in Schedule 6.5(c), on or prior to the Outside Date (the “Anti-Trust Condition”) (except where (a) the Company’s or Company’s Securityholder’s action or failure to act has been a material cause of or resulted in the failure to attain such Anti-Trust Condition before the Outside Date; or (b) the Company’s business and/or activities prior to the Closing, has been a material cause for failure to attain such Anti-Trust Condition before the Outside Date) and (ii) at the Outside Date all of conditions to closing set forth in Sections 8.1, 8.2 shall have been satisfied or validly waived by the Buyer, other than the conditions to closing set under Section 8.1(b) and (iii) at such termination date set under (A)(i) above, the Company or Buyer were entitled to terminate this Agreement also pursuant to Section 10.1(c); or (B) (i) this Agreement has been terminated by the Company on the Outside Date pursuant to Section 10.1(b), due to Buyer’s failure to fulfil the conditions set forth in Section 8.3 (in whole or in part) (provided that the Buyer’s failure to provide the Deliverables under Section 8.3(b) for such purpose shall include copies executed solely by the Buyer (and not by the Paying Agent or Escrow Agent)), within ten (10) Business Days following Buyer’s receipt of a notice from the Company that the conditions set forth in Section 8.1(b) (‘Antitrust Matters’) as well as all other closing conditions set forth in Sections 8.1 and 8.2 have been all satisfied, (ii) at the Outside Date all of the conditions to closing set forth in Sections 8.1 and 8.2 shall have been satisfied or validly waived by the Buyer, and (iii) at such termination date set under (B)(i) above, the Company or Buyer were entitled to terminate this Agreement also pursuant to Section 10.1(b), then the Buyer shall pay, a termination fee in the amount of ten million Dollar ($10,000,000) payable by wire transfer of immediately available funds to an account of the Company within 10 Business Days of such termination. Payment of the termination fee shall not excuse Buyer’s breach (in case such beach has occurred), and the Company Securityholders shall be entitled to all rights and remedies available under applicable Law in respect of such breach in addition to the termination fee.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via electronic email (with acknowledgment of complete transmission)

to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email:

(a)   If to Buyer, to:

Playtika Ltd.

2225 Village Walk Drive, Suite 240

Henderson, NV 89052

Attention: Michael Cohen

Email: Michael.cohen@playtika.com; and legal@playtika.com;

with a copy (which shall not constitute notice) to:

FWMK Law offices

132 Menachem Begin Rd.

Azrieli Center, Round Tower, 41th Floor

Tel Aviv 6701101 Israel

Attention: Udi Knaani, Itai Farkash, Ariel Ziv

Email: udi@fwmk.co.il, itai@fwmk.co.il; ariel@fwmk.co.il

(b)   If to the Company (prior to the Closing), to:

SuperPlay Ltd.

23 Menachem Begin Street

Tel Aviv

Attention: Gilad Almog

Email: gilad@superplay.co

with a copy (which shall not constitute notice) to:

Raz, Dlugin & Co

132 Menachem Begin Rd.

5 Azrieli Center, Square Tower, 27th Floor

Tel Aviv 6701101 Israel

Attention: Rafi Raz, Ran Dlugin, Michal Donner

Email: rafi@raz-dlugin.co.il; ran@raz-dlugin.co.il; michal@raz-dlugin.co.il

(c)   If to the Representative, to

c/o NFX Capital Israel Ltd.

50 Ramat Yam St.

Herzliya, Israel 4685150

Attention: Gigi Levy-Weiss

Email: gigi@nfx.com

with a copy (which shall not constitute notice) to:

Raz, Dlugin & Co

132 Menachem Begin Rd.

5 Azrieli Center, Square Tower, 27th Floor

Tel Aviv 6701101 Israel

Attention: Rafi Raz, Ran Dlugin, Michal Donner

Email: rafi@raz-dlugin.co.il; ran@raz-dlugin.co.il; michal@raz-dlugin.co.il

11.2 Amendment.

This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Buyer, the Company and the Representative.

11.3 Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.4 Entire Agreement.

This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

11.5 No Third Party Beneficiaries.

This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

11.6 Assignment; Successors and Assignees.

This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its Affiliates provided that Buyer remains ultimately liable for all of Buyer’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assignees.

11.7 Severability.

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.8 Other Remedies.

Except to the extent otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy in accordance with the terms of this Agreement.

11.9 Specific Performance.

Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement.

11.10 Company Securityholders.

Each Company Securityholder has had an opportunity to review this Agreement and the other agreements contemplated hereby. Each Company Securityholder has had reasonable time and opportunity to consult with his, her or its financial, legal, and other advisors, if desired, before signing (or before having his, her or its proxy sign) this Agreement. Each Company Securityholder has taken as much time as necessary to consider whether to enter into this Agreement directly or through a proxy and has chosen to enter into this Agreement directly or through a proxy freely, knowingly and voluntarily, and without duress. Each Company Securityholder has had an opportunity to ask representatives of the Company questions regarding this Agreement and the transactions contemplated hereby. Each Company Securityholder understands that he, she or it must rely solely on his, her or its advisors, and must not rely on any statements or representations made by or on behalf of Company or any of its representative or advisors.

11.11 Governing Law; Arbitration.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Any dispute arising under or in relation to this Agreement which the parties are unable to resolve within thirty (30) calendar days shall be resolved exclusively in arbitration which shall be conducted by a sole arbitrator and in accordance with the rules and provisions of the Israeli Arbitration Law-1968 (the “Arbitration Law”). The arbitration shall be conducted in Tel-Aviv, Israel or such other place mutually acceptable to the Buyer and the Representative. The arbitrator shall be a senior partner in one of the prominent high tech and M&A law firms in Israel (the “Arbitrator Qualifications”) (the “Arbitrator”) who will be appointed jointly by Buyer and the Representative, and if no agreement is reached on the identity of the Arbitrator within ten (10) days following the submission of such dispute to arbitration, each of Buyer and Representative shall designate an individual with Arbitrator Qualifications, and such individuals shall jointly select the Arbitrator possessing the Arbitrator Qualifications. If a designation is not made within seven (7) days, each of Buyer and Representative shall designate an individual with Arbitrator Qualifications, and such individuals shall jointly elect an individual possessing the Arbitrator Qualifications. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within thirty (30) days after the appointment of the Arbitrator and to use all reasonable efforts to cause the decision of the Arbitrator to be furnished within thirty (30) days after the conclusion of the arbitration hearing. The Arbitrator shall not be bound by procedure law or rules of evidence, but will rule consistent with the substantive law of the State of Israel. The award of the Arbitrator shall be in writing, state the reasons upon which it is based, and shall be final and binding upon the parties. Any ruling or decision of the Arbitrator may be enforced in any court of competent jurisdiction. This Section constitutes an Arbitration Agreement in accordance with the Arbitration Law. In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Agreement shall prevail.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Buyer, the Buyer Parent, the Company, each of the Sellers and the Representative have executed, or caused to be executed, this Agreement, all as of the date first written above.

Playtika Ltd.

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: Director

Playtika Holding Corp.

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: President and Chief Financial Officer

(Signature page to Share Purchase Agreement)

IN WITNESS WHEREOF, Buyer, the Buyer Parent, the Company, each of the Sellers and the Representative have executed, or caused to be executed, this Agreement, all as of the date first written above.

SuperPlay Ltd.

By:	/s/ Gilad Almog
Name: Gilad Amog
Title: Co-CEO & Director

(Signature page to Share Purchase Agreement)

IN WITNESS WHEREOF, Buyer, the Buyer Parent, the Company, each of the Sellers and the Representative have executed, or caused to be executed, this Agreement, all as of the date first written above.

Gigi Levy-Weiss

By:	/s/ Gigi Levy-Weiss
Name: Gigi Levy-Weiss

(Signature page to Share Purchase Agreement)

IN WITNESS WHEREOF, Buyer, the Buyer Parent, the Company, each of the Sellers and the Representative have executed, or caused to be executed, this Agreement, all as of the date first written above.

SELLERS

By:	/s/ Gilad Almog
Name: Gilad Almog

By:	/s/ Eyal Netzer
Name: Eyal Netzer

By:	/s/ Hillel Drazin
Name: Hillel Drazin

By:	/s/ Ido Krakowsky
Name: Ido Krakowsky

By:	/s/ Eyal Almog
Name: Eyal Almog

By:	/s/ Dan Cohen
Name: Dan Cohen

Gal Ventures LLC

By:	/s/ Haim Blecher
Name: Haim Blecher
Title: Manager

Raz Dlugin & Co.

By:	/s/ Rafi Raz
Name: Rafi Raz
Title: Partner

Key1 Capital L.P.

By:	/s/ Sarel Eldor
Name: Sarel Eldor
Title: General Partner

General Catalyst Group X - Early Venture, L.P.

By:	/s/ Chris McCain
Name: Chris McCain
Title: CLO

General Catalyst Group XI - Endurance, L.P

By:	/s/ Chris McCain
Name: Chris McCain
Title: CLO

O.G Tech Ventures International Ltd.

By:	/s/ Andreas Georgiou
Name: Andreas Georgiou
Title: Director

Vgames, L.P.

By:	/s/ Eitan Reisel
Name: Eitan Reisel
Title: GP

Vgames L.P. also as proxy for:
- Shalom McKenzie
- Bellerive Capital 48 Limited.

Vgames II, L.P.

By:	/s/ Eitan Reisel
Name: Eitan Reisel
Title: GP

NFX Capital Fund I, LP

By:	/s/ Gigi Levy-Weiss
Name: Gigi Levy-Weiss
Title: General Partner

(Signature page to Share Purchase Agreement)

NFX Capital Opportunity Fund I, LP.

By:	/s/ Gigi Levy-Weiss
Name: Gigi Levy-Weiss
Title: General Partner

83North IV Limited Partnership.

By:	/s/ Arnon Dinur
Name: Arnon Dinur
Title: Partner

83 North VII Limited Partnership.

By:	/s/ Arnon Dinur
Name: Arnon Dinur
Title: Partner

By:	/s/ Gilad Almog
Name: Gilad Almog

As proxy for:
- I.B.I Trust Management
- Vicislav Backstein
- Rafi Raz

(Signature page to Share Purchase Agreement)